UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material under §240.14a-12

CARDTRONICS PLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cardtronics plc
3250 Briarpark Drive, Suite 400
Houston, Texas 77042

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

[•], 2017

Dear Shareholder:

Notice is hereby given that the 2017 Annual General Meeting of Shareholders (the “Annual Meeting”) of Cardtronics plc, an English public limited company (“Cardtronics”), will be held on Wednesday, May 10, 2017, at 5:00 pm London time, at KPMG Number Twenty, 20 Grosvenor St, Mayfair, London W1K 4QJ, United Kingdom.

At the Annual Meeting, you will be asked to consider and vote on the following:

1.            To re-elect two Class I directors, Jorge M. Diaz and G. Patrick Phillips, each by separate ordinary resolution, to our Board of Directors to serve until the 2020 Annual General Meeting of Shareholders;

2.            To ratify our Audit Committee’s selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2017;

3.            To re-appoint KPMG LLP (U.K.) as our U.K. statutory auditors under the U.K. Companies Act 2006, to hold office until the conclusion of the next annual general meeting of shareholders at which accounts are presented to our shareholders;

4.            To authorize our Audit Committee to determine our U.K. statutory auditors’ remuneration;

5.            To approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the proxy statement;

6.            To determine, on an advisory basis, the frequency of future advisory votes on the compensation of the Named Executive Officers;

7.            To approve the directors’ remuneration policy;

8.            To approve, on an advisory basis, the directors’ remuneration report;

9.            To receive our U.K. Annual Reports and Accounts;

10.     To authorize our Board of Directors, in accordance with Section 551 of the U.K. Companies Act 2006 and in addition to all existing allotment authorities, to exercise all powers of Cardtronics to allot shares for the purpose of capitalizing the merger reserve and enable potential future dividends or share repurchases; and

11.     To approve the form of a share repurchase contract produced at the meeting to be entered into with certain counterparties in relation to the convertible note hedge transactions.

Resolutions in proposals 1-11 will be proposed as ordinary resolutions, which means that, assuming a quorum is present, each such resolution will be approved if a simple majority of votes cast (whether in person or by proxy) for or against a resolution are cast in favor of the resolution.

The form of the share repurchase contract referenced in proposal 11 will be made available in accordance with the U.K. Companies Act 2006, for inspection by our shareholders: (i) at our registered office for not less than 15 days ending with the date of the Annual Meeting and (ii) at the Annual Meeting itself.

Further details of the proposals are set out in the proxy statement under the relevant descriptions of the proposals.

With respect to the non-binding advisory votes in proposals 2, 5, 6 and 8, the result of the vote for each proposal will not require our Board of Directors to take any action. Our Board of Directors values the opinions of our shareholders as expressed through advisory votes and other communications. Our Board of Directors will carefully consider the outcome of the advisory vote on each proposal.

During the Annual Meeting, our Board of Directors will present to our shareholders our U.K. statutory accounts together with our U.K. statutory reports, including the directors’ report, the strategic report, the directors’ remuneration report and the auditors’ report for the fiscal year ended December 31, 2016 (our “U.K. Annual Reports and Accounts”). Our Board of Directors will also provide an opportunity for shareholders to raise questions in relation to our U.K. Annual Reports and Accounts.

Only shareholders of record at the close of business on March 15, 2017 are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponements thereof. A list of shareholders will be available commencing April 30, 2017 and may be inspected at our offices during normal business hours prior to the Annual Meeting. The list of shareholders also will be available for review at the Annual Meeting. In the event there are not sufficient votes for a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

The proxy materials include this notice, the proxy statement, our U.K. Annual Reports and Accounts for the fiscal year ended December 31, 2016 and the enclosed proxy card. The proxy statement provides information about the agenda and related matters for the Annual Meeting. It also describes how our Board of Directors operates, provides information about its director candidates and provides information about the other items of business to be conducted at the Annual Meeting.

Your vote is important. Even if you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card as promptly as possible to ensure that your shares are represented. If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person.

Sincerely,

/s/ M. Dilshad Kasmani

M. Dilshad Kasmani
Company Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2017 ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2017

The Notice of Annual General Meeting of Shareholders, Proxy Statement for the Annual General Meeting of Shareholders and our Annual Report on Form 10-K to Shareholders for the fiscal year ended December 31, 2016 are available at www.cardtronics.com

ABOUT THE ANNUAL MEETING	1

PROPOSAL 1: ORDINARY RESOLUTIONS TO RE-ELECT CLASS I DIRECTORS	7

PROPOSAL 2: AN ORDINARY RESOLUTION TO RATIFY THE SELECTION OF KPMG LLP (U.S.) AS OUR U.S. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	12

PROPOSAL 3: AN ORDINARY RESOLUTION TO RE-APPOINT KPMG LLP (U.K.) AS OUR U.K. STATUTORY AUDITORS UNDER THE U.K. COMPANIES ACT 2006	13

PROPOSAL 4: AN ORDINARY RESOLUTION TO AUTHORIZE OUR AUDIT COMMITTEE TO DETERMINE OUR U.K. STATUTORY AUDITORS’ REMUNERATION	14

PROPOSAL 5: AN ORDINARY RESOLUTION OF A NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	15

PROPOSAL 6: AN ORDINARY RESOLUTION OF A NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION	17

PROPOSAL 7: AN ORDINARY RESOLUTION TO APPROVE THE DIRECTORS’ REMUNERATION POLICY	18

PROPOSAL 8: AN ORDINARY RESOLUTION OF A NON-BINDING ADVISORY VOTE TO APPROVE THE DIRECTORS’ REMUNERATION REPORT	19

PROPOSAL 9: AN ORDINARY RESOLUTION TO RECEIVE OUR U.K. ANNUAL REPORTS AND ACCOUNTS	20

PROPOSAL 10: AN ORDINARY RESOLUTION TO AUTHORIZE OUR BOARD TO ALLOT SHARES FOR THE PURPOSE OF CAPITALIZING THE MERGER RESERVE AND ENABLE POTENTIAL FUTURE DIVIDENDS OR SHARE REPURCHASES	21

PROPOSAL 11: AN ORDINARY RESOLUTION TO APPROVE THE FORM OF A SHARE REPURCHASE CONTRACT TO BE ENTERED INTO WITH CERTAIN COUNTERPARTIES IN RELATION TO THE CONVERTIBLE NOTE HEDGE TRANSACTIONS	23

CORPORATE GOVERNANCE	25

SHARE OWNERSHIP MATTERS	32

EXECUTIVE OFFICERS	35

COMPENSATION DISCUSSION AND ANALYSIS	37

COMPENSATION COMMITTEE REPORT	51

EXECUTIVE COMPENSATION	52

DIRECTOR COMPENSATION	71

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	72

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	72

AUDIT MATTERS	72

PROPOSALS FOR THE 2018 ANNUAL GENERAL MEETING OF SHAREHOLDERS	74

OTHER MATTERS	74

ANNEX A - CARDTRONICS PLC U.K. STATUTORY DIRECTORS’ REMUNERATION REPORT	A-1

Cardtronics plc

3250 Briarpark Drive, Suite 400

Houston, Texas 77042

PROXY STATEMENT

These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors (our “Board”) of Cardtronics plc, an English public limited company (“Cardtronics”), for use at our 2017 Annual General Meeting of Shareholders and any adjournments or postponements of the meeting (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, May 10, 2017, at 5:00 pm London time, at KPMG Number Twenty, 20 Grosvenor St, Mayfair, London W1K 4QJ, United Kingdom.

On or about [•], 2017, we mailed a Notice of Internet Availability to our shareholders of record and beneficial owners who owned our Class A ordinary shares at the close of business on March 15, 2017. The Notice of Internet Availability contains information on how to access the proxy materials and vote online. The Notice of Annual General Meeting of Shareholders, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available to you in the Investor Relations section of our website at www.cardtronics.com or, upon your request, paper versions of these materials will be delivered to you by mail.

On July 1, 2016, the location of incorporation of the parent company of the Cardtronics group of companies was changed from Delaware to the United Kingdom, whereby Cardtronics plc became the new publicly traded corporate parent of the Cardtronics group of companies following the completion of the merger between Cardtronics, Inc. (“Cardtronics Delaware”) and one of its subsidiaries (the “Merger”). The Merger was completed pursuant to the Agreement and Plan of Merger, dated April 27, 2016, the adoption of which was approved by Cardtronics Delaware’s shareholders on June 28, 2016 (collectively, the “Redomicile Transaction”). Pursuant to the Redomicile Transaction, each issued and outstanding share of common stock of Cardtronics Delaware held immediately prior to the Merger was effectively converted into one Class A ordinary share, nominal value $0.01 per share, of Cardtronics plc. Upon completion, the Class A ordinary shares were listed and began trading on The NASDAQ Stock Market LLC (“NASDAQ”) under the symbol “CATM,” the same symbol under which shares of common stock of Cardtronics Delaware were formerly listed and traded.

As a result of the Redomicile Transaction, unless the context indicates otherwise, in this proxy statement all references to “shares” relating to a date prior to July 1, 2016 refer to shares of common stock of Cardtronics Delaware, while all references to “shares” relating to a date on or after July 1, 2016 refer to Class A ordinary shares of Cardtronics plc.

ABOUT THE ANNUAL MEETING

What is the purpose of the 2017 Annual General Meeting of Shareholders?

At the Annual Meeting, our shareholders will be asked to: (i) re-elect two Class I directors, Jorge M. Diaz and G. Patrick Phillips, each by separate ordinary resolution, to our Board to serve until the 2020 Annual General Meeting of Shareholders; (ii) ratify our Audit Committee’s selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2017; (iii) re-appoint KPMG LLP (U.K.) as our U.K. statutory auditors under the U.K. Companies Act 2006, to hold office until the conclusion of the next annual general meeting of shareholders at which accounts are presented to our shareholders; (iv) authorize our Audit Committee to determine our U.K. statutory auditors’ remuneration; (v) approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this proxy statement; (vi) determine, on an advisory basis, the frequency of future advisory votes on the compensation of the Named Executive Officers; (vii) approve the directors’ remuneration policy; (viii) approve, on an advisory basis, the directors’ remuneration report; (ix) receive our U.K. statutory accounts together with our U.K. statutory reports, including the directors’ report, the strategic report, the directors’ remuneration report and the auditors’ report for the fiscal year ended December 31, 2016 (our “U.K. Annual Reports and Accounts”); (x) authorize our Board to allot shares for the purpose of capitalizing the merger reserve of Cardtronics and enable potential future dividends or share repurchases; and (xi) approve the form of a share repurchase contract produced at the meeting to be entered into with certain counterparties in relation to the convertible note hedge transactions. Each of the above matters that will be submitted to shareholders for their approval is described in more detail herein.

Resolutions in the proposals will be proposed as ordinary resolutions which means that, assuming a quorum is present, each such resolution will be approved if a simple majority of votes cast (whether in person or by proxy) for or against a resolution are cast in favor of the resolution.

With respect to the non-binding advisory votes in Proposal 2 (ratification of our Audit Committee’s selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2017), Proposal 5 (approval, on an advisory basis, of the compensation of the Named Executive Officers as disclosed in this proxy statement), Proposal 6 (determination, on an advisory basis, of the frequency of future advisory votes on the compensation of Named Executive Officers) and Proposal 8 (approval, on an advisory basis, of the directors’ remuneration report), the result of the vote for each proposal will not require our Board to take any action. Our Board values the opinions of our shareholders as expressed through advisory votes and other communications and will carefully consider the outcome of the advisory vote on each proposal.

Certain proposals are items that are required to be approved by shareholders periodically in accordance with the U.K. Companies Act 2006 and may not have an analogous requirement under U.S. laws or regulations. As such, while these proposals may be familiar to shareholders accustomed to being shareholders of companies incorporated in England and Wales, other shareholders may be less familiar with these proposals and should review and consider each proposal carefully.

Who may vote at the Annual Meeting?

Our Board has fixed March 15, 2017 as the record date for the Annual Meeting (the “record date”). If you are a shareholder of Cardtronics as of the close of business on the record date, you are qualified to receive notice of and to vote at the Annual Meeting.

As of the record date there were 45,608,074 shares outstanding and entitled to vote at the Annual Meeting. As of the record date, our directors and executive officers beneficially owned, in the aggregate, approximately 576,949 of such shares, representing beneficial ownership of 1.3% of the outstanding shares as of that date, and these shares are included in the number of shares entitled to vote at the Annual Meeting.

Subject to disenfranchisement in accordance with applicable law and/or our Articles of Association, each share is entitled to one vote on each matter properly brought before the Annual Meeting. No other class of securities will be entitled to vote at the Annual Meeting. Pursuant to our Articles of Association, cumulative voting rights are prohibited.

A complete list of shareholders of record entitled to vote will be open to the examination of any shareholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our offices in Houston, Texas during ordinary business hours. Such list shall also be open to the examination of any shareholder present at the Annual Meeting.

When and where is the Annual Meeting?

Our Annual Meeting will take place on Wednesday, May 10, 2017, at 5:00 pm London time, at KPMG Number Twenty, 20 Grosvenor St, Mayfair, London W1K 4QJ, United Kingdom. Only shareholders of record on the record date (i.e., March 15, 2017) are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

What is a proxy?

A proxy is your legal designation of another person to vote the shares that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Our Board has appointed the individuals indicated on the enclosed proxy card (the “Proxy Holders”) to serve as proxies for the Annual Meeting.

If you are a shareholder of record (as discussed in more detail below) and you properly complete and submit a proxy, your shares will be voted by the Proxy Holders in accordance with your instructions on this proxy. If you complete and submit a proxy, but do not indicate how you wish to vote, the Proxy Holders will vote in accordance with the recommendations of our Board. See “What are the recommendations of our Board?” below for additional information.

If you hold shares in “street name” through a broker, in some cases your shares may be voted even if you do not provide your broker, bank or other nominee with voting instructions. At the Annual Meeting, a broker will not have discretionary authority to vote on any of the proposals in the absence of timely instructions from the beneficial owners, except for Proposal 2 (ordinary resolution to ratify our Audit Committee’s selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2017), Proposal 3 (ordinary resolution to re-appoint KPMG LLP (U.K.) as our U.K. statutory auditors under the U.K. Companies Act 2006), Proposal 4 (ordinary resolution to authorize our Audit Committee to determine our U.K. statutory auditors’ remuneration) and Proposal 9 (ordinary resolution to receive our U.K. Annual Reports and Accounts). See “What is the effect of abstentions and broker non-votes and what vote is required to approve each proposal discussed in this proxy statement?” below for additional information.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, then you own shares through multiple accounts with our transfer agent and/or your broker, bank or other nominee. Please sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.

What is the difference between holding shares as a “shareholder of record” and holding shares in “street name”?

•                  Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a “shareholder of record” with respect to those shares, and you are receiving these proxy materials directly from us. As the shareholder of record, you have the right to mail your proxy directly to us or to vote in person at the Annual Meeting.

•                  Street Name Shareholder. If your shares are held in a stock brokerage account, by a bank or other holder of record (commonly referred to as being held in “street name”), you are the “beneficial owner” with respect to those shares and these proxy materials are being forwarded to you by that custodian, which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and you are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker, bank or other nominee has provided voting instructions for you to use in directing the broker, bank or other nominee how to vote your shares. If you fail to provide sufficient instructions to your broker, bank or other nominee, the shareholder of record may be prohibited from voting your shares as discussed elsewhere in this proxy statement.

How many votes must be present to hold the Annual Meeting?

There must be a quorum present for any business to be transacted at the Annual Meeting. A quorum is the presence at the Annual Meeting, in person or by proxy, of shareholders who together are entitled to cast at least the majority of the voting rights of Cardtronics as of the record date. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the Annual Meeting. As of the record date, there were 45,608,074 shares issued outstanding and entitled to vote at the Annual Meeting. Consequently, the presence of the holders of at least 22,804,038 shares, in person or by proxy, is required to establish a quorum for the Annual Meeting.

If less than a quorum is represented at the Annual Meeting, the meeting will be adjourned by the chairman of the meeting, or as otherwise provided in our Articles of Association, to such other day and such other time and/or place as determined in accordance with our Articles of Association.

How many votes do I have?

You are entitled to one vote for each share that you owned on the record date on all proposals considered at the Annual Meeting.

How do I vote my shares?

•                  Shareholder of Record. Shares held directly in your name as the shareholder of record can be voted in person at the Annual Meeting or you can provide a proxy to be voted at the Annual Meeting by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you plan to vote in person at the Annual Meeting, please bring proof of identification. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

•                  Street Name Shareholder. If you hold your shares in “street name,” please follow the instructions provided by your broker, bank or other holder of record (the record holder). Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. If you hold your shares in street name and wish to simply attend the Annual Meeting, please bring proof of ownership and identification.

What are the recommendations of our Board?

Our Board recommends that you vote your shares as follows:

•                   FOR each of the ordinary resolutions to re-elect two Class I directors, Jorge M. Diaz and G. Patrick Phillips, to our Board to serve until the 2020 Annual General Meeting of Shareholders;

•                   FOR the ordinary resolution to ratify our Audit Committee’s selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2017;

•                   FOR the ordinary resolution to re-appoint KPMG LLP (U.K.) as our U.K. statutory auditors under the U.K. Companies Act 2006, to hold office until the conclusion of the next annual general meeting of shareholders at which accounts are presented to our shareholders;

•                   FOR the ordinary resolution to authorize our Audit Committee to determine our U.K. statutory auditors’ remuneration;

•                   FOR the ordinary resolution to approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this proxy statement;

•                   FOR the frequency of one year with respect to the ordinary resolution to determine, on an advisory basis, the frequency of future advisory votes on the compensation of the Named Executive Officers;

•                   FOR the ordinary resolution to approve the directors’ remuneration policy;

•                   FOR the ordinary resolution to approve, on an advisory basis, the directors’ remuneration report;

•                   FOR the ordinary resolution to receive our U.K. Annual Reports and Accounts;

•                   FOR the ordinary resolution to authorize our Board to allot shares for the purpose of capitalizing the merger reserve of Cardtronics and enable potential future dividends or share repurchases; and

•                   FOR the ordinary resolution to approve the form of a share repurchase contract produced at the meeting to be entered into with certain counterparties in relation to the convertible note hedge transactions.

Can I change my vote after I return my proxy card?

Yes. Even after you have returned your proxy card, you may revoke your proxy at any time before it is exercised by: (i) submitting a written notice of revocation to our Company Secretary, M. Dilshad Kasmani, by mail to Cardtronics plc, 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or by facsimile at (832) 308-4770 no later than May 9, 2017; (ii) mailing in a new proxy card bearing a later date, but received by us no later than May 9, 2017; or (iii) attending the Annual Meeting and voting in person, which suspends the powers of the Proxy Holders.

If you hold your shares in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with that entity’s procedures.

Could other matters be decided at the Annual Meeting?

At the time this proxy statement was filed, we did not know of any matters to be raised at the Annual Meeting other than those proposals referenced in this proxy statement. With respect to any other matter that properly comes before the Annual Meeting, the Proxy Holders will vote the proxies as recommended by our Board or, if no recommendation is given, in their own discretion.

What is the effect of abstentions and broker non-votes and what vote is required to approve each proposal discussed in this proxy statement?

Proposal 1. The affirmative vote of the holders of a majority of our issued and outstanding shares, entitled to vote and represented in person or by proxy at the Annual Meeting, is required for the uncontested re-election of each of the proposed directors. This means that each of the Class I director nominees must receive the majority of all votes cast for that Class I director nominee to be elected to our Board. You may vote “FOR,” “AGAINST” or “ABSTAIN” for each Class I director nominee. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, but will not be taken into account in determining the outcome of the proposal. Broker non-votes are not treated as entitled to cast a vote and therefore will have no impact on the proposal.

Proposals 2, 3, 4 and 9. The affirmative vote of the holders of a majority of our issued and outstanding shares, entitled to vote and represented in person or by proxy at the Annual Meeting, is required to approve each of these proposals. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of these proposals. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, but will not be taken into account in determining the outcome of the proposal. These proposals are considered “routine” matters, so if you are a street name shareholder, your broker, bank, or other nominee is permitted to vote your shares on each of these proposals even if your broker does not receive voting instructions from you.

Proposals 5, 6, 7, 8, 10 and 11. The affirmative vote of the holders of a majority of our issued and outstanding shares, entitled to vote and represented in person or by proxy at the Annual Meeting, is required to approve each of these proposals. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of these proposals. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, but will not be taken into account in determining the outcome of the proposal. Broker non-votes are not treated as entitled to cast a vote and therefore will have no impact on the proposals.

Who is participating in this proxy solicitation and who will pay for its cost?

We will bear the entire cost of soliciting proxies, including the cost of the preparation and distribution of this proxy statement, the proxy card and any additional information furnished to our shareholders. In addition to this solicitation, our directors, officers and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.

We have retained Broadridge Investor Communication Solutions, Inc. (“Broadridge”) to aid in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting. For these services, we will pay Broadridge a fee of approximately $40,000 and reimburse it for certain expenses. In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy materials to the beneficial owners of our shares.

May I propose actions for consideration at the next annual general meeting of shareholders or nominate individuals to serve as directors?

Yes. You may submit proposals for consideration at future shareholder meetings, including director nominations. See “Corporate Governance - Our Board - Director Selection and Nomination Process” and “Proposals for the 2018 Annual General Meeting of Shareholders” for more details.

What is “householding” and how does it affect me?

We participate, and some brokers, banks, trustees, custodians and other nominees may be participating, in the practice of “householding” proxy materials. This procedure allows multiple shareholders residing at the same address the convenience of receiving a single proxy statement and Annual Report on Form 10-K and Notice of Internet Availability. You may request a separate copy of this proxy statement by calling 1-800-579-1639 or by writing us at Cardtronics plc, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

Whom should I contact with questions about the Annual Meeting?

If you have any questions about this proxy statement or the Annual Meeting, please contact our Company Secretary, M. Dilshad Kasmani, at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or by telephone at (832) 308-4484.

Where may I obtain additional information about Cardtronics plc?

We refer you to our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 21, 2017. Our Annual Report on Form 10-K, including audited financial statements, is available on our website at www.cardtronics.com.

IF YOU WOULD LIKE TO RECEIVE ADDITIONAL INFORMATION ABOUT CARDTRONICS PLEASE CONTACT OUR COMPANY SECRETARY, M. DILSHAD KASMANI, AT 3250 BRIARPARK DRIVE, SUITE 400, HOUSTON, TEXAS 77042.

On the following pages, we have set forth the proposals that are being submitted to the shareholders for their approval. Following each proposal is a summary of the proposal as well as our Board’s recommendation in support thereof.

PROPOSAL 1:

ORDINARY RESOLUTIONS TO RE-ELECT CLASS I DIRECTORS

Our Class I Director Nominees

Our Board currently has nine director positions that are divided into three classes, with one class to be elected at each annual general meeting of shareholders to serve for a three-year term. The term of our Class I directors expires at the Annual Meeting, the term of our Class II directors expires at the 2018 Annual General Meeting of Shareholders, and the term of our Class III directors expires at the 2019 Annual General Meeting of Shareholders, with each director to hold office until his or her successor is duly elected and qualified or until the earlier of his or her death, resignation, retirement or removal. Our Class I directors are Jorge M. Diaz and G. Patrick Phillips; our Class II directors are J. Tim Arnoult, Dennis F. Lynch and Juli C. Spottiswood; and our Class III directors are Julie Gardner, Steven A. Rathgaber and Mark Rossi. Our Board currently has one vacant director position.

Effective March 9, 2017, acting upon the recommendation of our Nominating & Governance Committee, our Board nominated Jorge M. Diaz and G. Patrick Phillips for re-election as Class I directors at the Annual Meeting. Each nominee is currently a director, has consented to being named a nominee in this proxy statement, and has indicated a willingness to serve if elected. Class I directors elected at the Annual Meeting will serve for a term to expire at the 2020 Annual General Meeting of Shareholders, with each director to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement or removal. We did not pay any third-party fees to assist in the process of identifying or evaluating these candidates.

Unless authority to vote for a particular nominee is withheld, the shares represented by the enclosed proxy will be voted FOR the re-election of each of Jorge M. Diaz and G. Patrick Phillips as Class I directors. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the re-election of such other person as our Board may recommend in his or her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

The affirmative vote of the holders of a majority of our issued and outstanding shares, entitled to vote and represented in person or by proxy at the Annual Meeting, is required to re-elect each nominee as a Class I director.

Shareholders may not cumulate their votes in the re-election of our directors.

The names and certain information about the Class I director nominees, including their ages as of the Annual Meeting date, positions with Cardtronics, as well as the specific experience, qualifications, attributes and skills that led our Board to the conclusion that the director should be nominated to serve on our Board in light of our business, are set forth below:

Name	Age	Position
Jorge M. Diaz	52	Class I Director
G. Patrick Phillips	67	Class I Director

Jorge M. Diaz has served as a director of our company since December 2004. Mr. Diaz is the Division President and Chief Executive Officer of Fiserv Output Solutions, a division of Fiserv, Inc. (NASDAQ:FISV), a global technology provider to banks, credit unions, lenders and investment firms (“Fiserv”), and has held that position since April 1994. Fiserv Output Solutions provides card production services, statement processing and electronic document distribution services. In January 1985, Mr. Diaz co-founded National Embossing Company, a predecessor company to Fiserv Output Solutions. Mr. Diaz sold National Embossing Company to Fiserv in April 1994. Mr. Diaz serves as a director for the local chapter of the Boys and Girls Club, a national non-profit organization.

Mr. Diaz’ extensive experience in the electronic funds transfer processing industry, as well as his long-standing association with our company, makes him uniquely qualified to serve on our Board, our Compensation Committee and our Nominating & Governance Committee.

G. Patrick Phillips has served as a director of our company since February 2010. Mr. Phillips retired from Bank of America in 2008, after a 35-year career, most recently serving as President of Bank of America’s Premier Banking and Investments group from August 2005 to March 2008. During his tenure at Bank of America, Mr. Phillips led a variety of consumer, commercial, wealth management and technology businesses. Mr. Phillips also serves on the board of directors of USAA Federal Savings Bank (“USAA FSB”) where he serves as Chairman of the Finance and Audit Committee and Chairman of the Compensation Committee. He also is a member of the board of Novant Health, a non-profit healthcare company operating in North Carolina, South Carolina, Georgia and Virginia. In addition, Mr. Phillips serves as an adviser to the financial services practice of Bain & Company, a global management consulting firm. Mr. Phillips previously served as a director of Visa USA and Visa International from 1990 to 2005 and 1995 to 2005, respectively. Mr. Phillips received a Masters of Business Administration from the Darden School of Business at the University of Virginia in 1973 and graduated from Presbyterian College in Clinton, South Carolina in 1971.

Mr. Phillips’ extensive experience in the banking industry and the electronic payments industry makes him uniquely qualified to serve on our Board, our Audit Committee and as Chairman of our Compensation Committee.

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Recommendation and Required Vote

The affirmative vote of the holders of a majority of our issued and outstanding shares, entitled to vote and represented in person or by proxy at the Annual Meeting, is required to approve these proposals. Our Board believes that the re-election of each Class I director nominee identified above is advisable and in the best interests of Cardtronics and our shareholders. ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE CLASS I DIRECTOR NOMINEES IDENTIFIED ABOVE.

Continuing Directors

In addition to the Class I directors to be elected at the Annual Meeting, the directors who will continue to serve on our Board after the Annual Meeting, their ages as of the Annual Meeting date, positions with Cardtronics, as well as the specific experience, qualifications, attributes and skills that led our Board to the conclusion that the director should serve on our Board in light of our business are set forth below:

Name	Age	Position
J. Tim Arnoult	68	Class II Director
Dennis F. Lynch	68	Class II Director
Juli C. Spottiswood	50	Class II Director
Julie Gardner	59	Class III Director
Steven A. Rathgaber	63	Class III Director
Mark Rossi	60	Class III Director

J. Tim Arnoult has served as a director of our company since January 2008. Mr. Arnoult provides over 30 years of banking, payments and information technology experience to our Board. From 1979 to 2006, Mr. Arnoult served in various positions at Bank of America, N.A., including President of Global Treasury Services in 2005 and 2006, President of Global Technology and Operations from 2000 to 2005, President of Central U.S. Consumer and Commercial Banking from 1996 to 2000, and President of Private Banking from 1992 to 1996. Mr. Arnoult also serves on the board of directors of Stellus Capital Investment Corporation and AgileCraft, LLC. Mr. Arnoult is experienced in the integration of complex mergers including NationsBank and Bank of America in 1998 and Bank of America and Fleet Boston in 2004. Since 2006 Mr. Arnoult has worked as a consultant and corporate director. Mr. Arnoult holds a Bachelor of Arts and Masters of Business Administration degrees from the University of Texas at Austin.

Mr. Arnoult has experience serving as a director for public and private companies as well as significant nonprofit and industry association boards, including the board of Visa USA. We believe Mr. Arnoult’s broad financial services background, including international responsibilities, past directorship experience and active community involvement make him well-qualified to serve on our Board, as Chairman of our Nominating & Governance Committee, on our Audit Committee and on our Finance Committee.

Dennis F. Lynch has served as a director of our company since January 2008 and Chairman of our Board since November 2010. Mr. Lynch has over 30 years of experience in the payments industry and has led the introduction and growth of various card products and payment solutions. Mr. Lynch is currently a director on the board of Fiserv. Mr. Lynch is also currently a director and was previously the chairperson (from 2009 through 2011) of the Secure Remote Payments Council, a cross-industry group dedicated to accelerating more secure methods of conducting consumer payments in the internet/mobile marketplace. From 2005 to 2008, Mr. Lynch served as Chairman and Chief Executive Officer of RightPath Payments Inc., a company providing business-to-business payments via the internet. From 1994 to 2004, Mr. Lynch served in various positions with NYCE Corporation, including serving as President and Chief Executive Officer from 1996 to 2004, and as a director from 1992 to 2004. Prior to joining NYCE Corporation, Mr. Lynch served in a variety of information technology and products roles, ultimately managing Fleet Boston’s consumer payments portfolio. Mr. Lynch has served on a number of boards, including the board of Open Solutions, Inc., a publicly-traded company delivering core banking products to the financial services market, from 2005 to 2007. Mr. Lynch was also a founding director of YANKEE24 Network, an electronic payments network serving the New England region and served as its Chairman from 1988 to 1990. Additionally, Mr. Lynch has served on the Executive Committee and the board of the Electronic Funds Transfer Association. Mr. Lynch received his Bachelors and Masters degrees from the University of Rhode Island.

Mr. Lynch’s extensive experience in the payment industry and his leading role in the introduction and growth of various card products and payment solutions make him a valuable asset to our Board. We leverage Mr. Lynch’s knowledge of card products and payment solutions in developing our strategies for capitalizing on the proliferation of prepaid debit cards. Additionally, Mr. Lynch’s service on a number of corporate boards and his experience as the Chief Executive Officer of NYCE Corporation, provide him with the background and leadership skills necessary to serve as Chairman of our Board and as a member of our Nominating & Governance Committee and our Finance Committee.

Juli C. Spottiswood has served as a director of our company since May 2011. From October 2014 to July 2015, Ms. Spottiswood served as Senior Vice President of Blackhawk Network Holdings Inc. (NASDAQ: HAWK), a leading prepaid and payments network (“Blackhawk”), and General Manager of Blackhawk Engagement Solutions (“BES”), a division of Blackhawk. BES provides customized engagement and incentive programs for consumers, employees and sales channels. She was previously an Independent Advisor to Blackhawk. Ms. Spottiswood was also previously President, Chief Executive Officer and a member of the board at Parago, Inc., a marketing services company which was sold in October 2014 to Blackhawk. Ms. Spottiswood co-founded Parago in 1999, originally serving as the company’s Chief Financial Officer. Ms. Spottiswood also brings to our Board significant experience within the prepaid card industry; previously serving as a board member and treasurer of the Network Branded Prepaid Card Association, a nonprofit association formed to promote the use of prepaid cards as an alternative payment vehicle. In 2009, Ms. Spottiswood was the recipient of the Ernst & Young Entrepreneur of the Year award in the Southwest region. Ms. Spottiswood holds a Bachelors of Business Administration in Accounting from the University of Texas.

Ms. Spottiswood has expansive business and financial services experience, which includes experience as an accountant with Arthur Andersen. Her knowledge of the payment industry and innovation makes her a well-qualified asset to our Board, to our Finance Committee and as Chairman of our Audit Committee.

Julie Gardner has served as a director of our company since October 2013. Ms. Gardner has over 25 years of marketing experience in the retail industry and was cited by Forbes in 2012, as the 11th most influential Chief Marketing Officer in the world. Ms. Gardner currently serves as the North American Chairwoman of the Bonial International Group’s Advisory Board. Ms. Gardner retired from her retail career in 2012, after most recently serving as Executive Vice President and Chief Marketing Officer for Kohl’s Department Stores. During her 14 year tenure at Kohl’s, 887 new stores were opened and 25 new brands were launched to the portfolio of private, exclusive and national brands. She has been credited for the successful launch of numerous exclusive brands including Simply Vera Wang, Elle, Food Network, Chaps, Dana Buchman, Candies, Lauren Conrad, Jennifer Lopez and Tony Hawk. While at Kohl’s, Ms. Gardner created the Kohl’s Cares program, the first philanthropic strategy for the company, which raised over $200 million between 2000 and 2012 for children’s health and educational programs, and lead the funding and development of the TED educational program with the TED organization. From 1985 to 1999, Ms. Gardner served in a number of positions for Eckerd Corporation, a retail drug store company operating over 3,000 stores in the Southeast and Southwest, serving as Chief Marketing Officer from 1994 to 1999. Prior to joining Eckerd Corporation, Ms. Gardner served in Account Management with two advertising firms. Her vast success has led to numerous awards, including 20 Addy Awards, 30 RACie awards and an Emmy Award from the Arts and Sciences.

Ms. Gardner has expansive marketing and advertising experience in the retail industry and we believe her experience and her background with rapid business expansion, as well as her insights with drugstore chains, a key retailer constituent of Cardtronics, make her well-qualified to serve on our Board, our Nominating & Governance Committee and our Compensation Committee.

Steven A. Rathgaber has been our Chief Executive Officer and has served as a director of our company since February 1, 2010. From January 1991 to January 2010, Mr. Rathgaber was employed by NYCE Payments Network, LLC (“NYCE”), a wholly-owned subsidiary of Fidelity National Information Services, Inc., which is an electronic funds transfer and debit card processing business. Mr. Rathgaber most recently served as the President and Chief Operating Officer of NYCE, a role he assumed in September 2004. From April 1989 to January 1991, Mr. Rathgaber served as a founding partner of Veritas Venture, a start-up software development company. From May 1981 to March 1989, Mr. Rathgaber served in a number of executive-level roles within Automatic Data Processing, Inc., and from January 1977 to April 1981, Mr. Rathgaber held numerous positions within Citibank. Mr. Rathgaber served on the board of Everlink Payment Services, a joint venture between the U.S.-based NYCE and Celero Solutions, Inc., a Canadian credit union processing company, from the company’s inception in September 2003 until December 2009. Mr. Rathgaber presently serves on the Advisory Board of a private equity firm, Platform Partners

LLC, based in Houston, Texas. Mr. Rathgaber also served as Chairman of the Everlink board from June 2004 until May 2006. Mr. Rathgaber holds a Bachelor of Science degree in Accounting from St. John’s University.

Mr. Rathgaber’s current position as our Chief Executive Officer enables him to bring invaluable operational, financial, regulatory and governance insights to our Board; and his considerable role in the management of our company enables him to continually educate and advise our Board on our business, industry and related opportunities and challenges.

Mark Rossi has served as a director of our company since November 2010. Mr. Rossi is a founder and Senior Managing Director of Cornerstone Equity Investors, L.L.C. (“Cornerstone”), a Connecticut based private equity firm. The investment principals of Cornerstone have funded approximately 100 companies in a variety of industries but with a particular emphasis on technology and telecommunications, health care services and products and business services. Cornerstone and its predecessor firm have provided financing to a large number of successful companies including Dell Computer, Health Management Associates, Linear Technology, Micron Technology, Novatel Wireless, Inc. and Equitrac, Inc. Prior to the formation of Cornerstone in 1996, Mr. Rossi was President of Prudential Equity Investors, Inc., the private equity arm of Prudential Insurance Company of America. Mr. Rossi’s industry focus is on business services and technology companies. After graduating with highest honors from Saint Vincent College in 1978 with a Bachelor of Arts Degree in Economics, Mr. Rossi earned a Master of Business Administration Degree from the J.L. Kellogg School of Management at Northwestern University where he was an F.C. Austin Scholar.

Mr. Rossi has extensive financial services experience, is a member of the board of directors of several companies and previously served as Chairman of the board of directors of Maxwell Technologies Inc. (a publicly traded company), which makes him well-qualified to serve on our Board, our Audit Committee, our Compensation Committee and as Chairman of our Finance Committee.

PROPOSAL 2:

AN ORDINARY RESOLUTION TO RATIFY THE SELECTION OF KPMG LLP (U.S.)
AS OUR U.S. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected KPMG LLP (U.S.) as our U.S. independent registered public accounting firm to conduct our audit for the year ending December 31, 2017.

We engaged KPMG LLP (U.S.) to serve as our U.S. independent registered public accounting firm and to audit our consolidated financial statements beginning with the fiscal year ended December 31, 2001. The engagement of KPMG LLP (U.S.) for the fiscal year ending December 31, 2017 has been approved by our Audit Committee. Our Audit Committee has reviewed and discussed the audited consolidated financial statements included in our Annual Report on Form 10-K and has approved their inclusion therein. See “Audit Matters — Report of our Audit Committee” for more details.

Although shareholder ratification of the selection of KPMG LLP (U.S.) is not required, our Audit Committee considers it desirable for our shareholders to vote upon this selection. If the selection is not ratified, our Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, our Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of Cardtronics and our shareholders.

A representative of KPMG LLP (U.S.) is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions from shareholders at the Annual Meeting.

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Recommendation and Required Vote

The affirmative vote of the holders of a majority of our issued and outstanding shares, entitled to vote and represented in person or by proxy at the Annual Meeting, is required to approve this proposal. Our Board believes that the ratification of the selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2017 is advisable and in the best interests of Cardtronics and our shareholders. ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP (U.S.) AS OUR U.S. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3:

AN ORDINARY RESOLUTION TO RE-APPOINT KPMG LLP (U.K.) AS OUR
U.K. STATUTORY AUDITORS UNDER THE U.K. COMPANIES ACT 2006

In accordance with the U.K. Companies Act 2006, our U.K. statutory auditors must be re-appointed at each meeting at which the U.K. Annual Reports and Accounts are presented to our shareholders. KPMG LLP (U.K.) has served as Cardtronics’ U.K. statutory auditors since June 29, 2016.

If this proposal does not receive the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the Annual Meeting, our Board may appoint auditors to fill the vacancy.

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Recommendation and Required Vote

The affirmative vote of the holders of a majority of our issued and outstanding shares, entitled to vote and represented in person or by proxy at the Annual Meeting, is required to approve this proposal. Our Board believes that the re-appointment of KPMG LLP (U.K.) as Cardtronics’ U.K. statutory auditors is advisable and in the best interests of Cardtronics and our shareholders. ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RE-APPOINTMENT OF KPMG LLP (U.K.) AS OUR U.K. STATUTORY AUDITORS TO HOLD OFFICE FROM THE CONCLUSION OF THE ANNUAL MEETING UNTIL THE CONCLUSION OF THE NEXT ANNUAL GENERAL MEETING OF SHAREHOLDERS AT WHICH THE U.K. ANNUAL REPORTS AND ACCOUNTS ARE PRESENTED TO OUR SHAREHOLDERS.

PROPOSAL 4:

AN ORDINARY RESOLUTION TO AUTHORIZE OUR AUDIT COMMITTEE
TO DETERMINE OUR U.K. STATUTORY AUDITORS’ REMUNERATION

In accordance with the U.K. Companies Act 2006, the remuneration of our U.K. statutory auditors must be fixed in a general meeting of shareholders or in such manner as may be determined in a general meeting of shareholders. We are asking our shareholders to authorize our Audit Committee to determine the remuneration of KPMG LLP (U.K.) in its capacity as Cardtronics’ U.K. statutory auditors under the U.K. Companies Act 2006 in accordance with our Audit Committee’s procedures and applicable law.

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Recommendation and Required Vote

The affirmative vote of the holders of a majority of our issued and outstanding shares, entitled to vote and represented in person or by proxy at the Annual Meeting, is required to approve this proposal. Our Board believes that authorizing our Audit Committee to determine the remuneration of KPMG LLP (U.K.) as Cardtronics’ U.K. statutory auditors is advisable and in the best interests of Cardtronics and our shareholders. ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE AUTHORIZATION OF OUR AUDIT COMMITTEE TO DETERMINE OUR U.K. STATUTORY AUDITORS’ REMUNERATION.

PROPOSAL 5:

AN ORDINARY RESOLUTION OF A NON-BINDING ADVISORY VOTE
TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking shareholders to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. We believe that it is appropriate to seek the views of shareholders on the design and effectiveness of our executive compensation program, and we value your opinion. Based on the shareholder vote on the frequency of an advisory vote on executive compensation that took place at our 2011 Annual Meeting of Stockholders, our Board determined to hold the vote on executive compensation annually until the next shareholder vote on the frequency of such advisory vote. Thus, our shareholder advisory vote to approve executive compensation currently takes place annually, and the next such vote will take place at the Annual Meeting. As described in the “Compensation Discussion and Analysis” section of this proxy statement, our Compensation Committee has structured our executive compensation program to achieve the key objectives described below:

Objectives	How Our Executive Compensation Program Achieves The Objectives

The primary objectives of our executive compensation program are to attract, retain and motivate qualified individuals who are capable of leading our company to meet its business objectives and to increase overall shareholder value.

We believe our executive compensation program aligns the interests of management with those of our investors and creates incentives for and rewards performances of the individuals based on our overall success and the achievement of financial objectives. Specifically, our compensation program provides management with the incentive to achieve or maximize certain company-level performance measures. Each year, based upon the expected circumstances and conditions confronting us for that year, our Compensation Committee selects performance metrics that it believes will produce the best return for our shareholders given the then-current conditions. For 2016, our Compensation Committee selected (i) Adjusted Earnings before Interest, Taxes, and Amortization (“Adjusted EBITA”), as reported in the reconciliation of Non-GAAP Financial Measures in our Annual Report on Form 10-K, (ii) Revenue, defined as Total Revenue on a U.S. GAAP basis as reported in our Annual Report on Form 10-K and (iii) Adjusted Net Income per Diluted Share (“Adjusted Net Income per Share”), as reported in the reconciliation of Non-GAAP Financial Measures in our Annual Report on Form 10-K, each as further defined below in the “Compensation Discussion and Analysis” section of this proxy statement.

We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table for the year ended December 31, 2016 and other related compensation tables and narrative discussions, which provide detailed information of the compensation of our Named Executive Officers. Our Compensation Committee believes that the policies and procedures articulated in the “Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this proxy statement has contributed to our long-term success.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking shareholders to adopt the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Cardtronics approve, on an advisory basis, the compensation of Cardtronics’ Named Executive Officers as disclosed in the proxy statement for the 2017 Annual General Meeting of Shareholders of Cardtronics pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

This advisory vote, commonly referred to as a “say-on-pay” vote, is not binding on our Board or our Compensation Committee, will not overrule any decisions made by our Board or our Compensation Committee, or require our Board or our Compensation Committee to take any action. Although the vote is non-binding, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. In particular, to the extent there is any significant vote against our Named Executive Officers’ compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and our Compensation Committee will evaluate whether any actions are necessary to address those concerns.

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Recommendation and Required Vote

The affirmative vote of the holders of a majority of our issued and outstanding shares, entitled to vote and represented in person or by proxy at the Annual Meeting, is required to approve this proposal. Our Board believes that approving Named Executive Officer compensation is advisable and in the best interests of Cardtronics and our shareholders. ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL 6:

AN ORDINARY RESOLUTION OF A NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act, we are asking shareholders to vote, on an advisory basis, on how frequently they would like to cast an advisory vote on the compensation of our Named Executive Officers. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on executive officer compensation once every one, two or three years.

Our prior say-on-frequency vote occurred in 2011. At that year’s meeting, shareholders agreed with our Board’s recommendation that advisory votes on executive compensation should occur every year. Although this advisory vote is not binding on our Board, our Board will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

*    *    *

Recommendation and Required Vote

The affirmative vote of the holders of a majority of our issued and outstanding shares, entitled to vote and represented in person or by proxy at the Annual Meeting, is required to approve this proposal. Our Board believes that the adoption of the ordinary resolution approving an annual advisory vote on executive compensation is advisable and in the best interests of Cardtronics and our shareholders. ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “ONE YEAR” AS THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL 7:

AN ORDINARY RESOLUTION TO APPROVE THE DIRECTORS’ REMUNERATION POLICY

In accordance with Section 439A of the U.K. Companies Act 2006, shareholders are voting to approve the directors’ remuneration policy as included in the directors’ remuneration report. The policy sets out our policy on directors’ remuneration and is subject to a binding shareholders’ vote by ordinary resolution at least once every three years. On approval of the directors’ remuneration policy, all payments by Cardtronics to our directors and former directors (in their capacity as directors) must be made in accordance with the directors’ remuneration policy unless a payment has been separately approved by a shareholder resolution.

In accordance with the U.K. Companies Act 2006, the directors’ remuneration report (containing the directors’ remuneration policy) has been approved by and signed on behalf of our Board and will be delivered to the Registrar of Companies in the United Kingdom following the Annual Meeting.

We encourage shareholders to read the directors’ remuneration policy, which is set forth on pages A-2 to A-18 in the remuneration report set forth in Annex A to this proxy statement.

If the directors’ remuneration policy is not approved at the Annual Meeting, we will incur additional expenses to comply with the U.K. Companies Act 2006 as we will be required to hold additional shareholder meetings until the policy is approved. In addition, if the directors’ remuneration policy is not approved, we may not be able to pay expected compensation to our directors, including our chief executive officer, which could materially harm our ability to retain top executives and manage our business.

*    *    *

Recommendation and Required Vote

The affirmative vote of the holders of a majority of our issued and outstanding shares, entitled to vote and represented in person or by proxy at the Annual Meeting, is required to approve this proposal. Our Board believes that the adoption of the ordinary resolution approving the directors’ remuneration policy is advisable and in the best interests of Cardtronics and our shareholders. ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTORS’ REMUNERATION POLICY.

PROPOSAL 8:

AN ORDINARY RESOLUTION OF A NON-BINDING ADVISORY VOTE TO
APPROVE THE DIRECTORS’ REMUNERATION REPORT

In accordance with Section 439 of the U.K. Companies Act 2006, shareholders are voting to approve, on an advisory basis, the directors’ remuneration report. The report sets out the remuneration that has been paid to each person who has served as a director of Cardtronics at any time during the fiscal year ended December 31, 2016.

In accordance with the U.K. Companies Act 2006, the directors’ remuneration report has been approved by and signed on behalf of our Board, and the remuneration report will be delivered to the Registrar of Companies in the United Kingdom following the Annual Meeting.

We encourage shareholders to read the directors’ remuneration report as set forth in Annex A to this proxy statement.

This advisory vote is not binding on our Board or our Compensation Committee. A vote against this proposal will not overrule any decisions made by our Board or our Compensation Committee, or require our Board or our Compensation Committee to take any action with respect to the remuneration decisions set out therein. However, we will take into account the outcome of the vote when considering future director compensation decisions.

*    *    *

Recommendation and Required Vote

The affirmative vote of the holders of a majority of our issued and outstanding shares, entitled to vote and represented in person or by proxy at the Annual Meeting, is required to approve this proposal. Our Board believes that the adoption of the ordinary resolution approving the directors’ remuneration report is advisable and in the best interests of Cardtronics and our shareholders. ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTORS’ REMUNERATION REPORT.

PROPOSAL 9:

AN ORDINARY RESOLUTION TO RECEIVE OUR U.K. ANNUAL REPORTS AND ACCOUNTS

In accordance with the U.K. Companies Act 2006, our Board is required to present our audited U.K. statutory accounts, together with the directors’ report, the strategic report, the directors’ remuneration report and the auditors’ report for the fiscal year ended December 31, 2016, to the shareholders at the Annual Meeting. We will propose an ordinary resolution for the shareholders at the Annual Meeting to receive our U.K. Annual Reports and Accounts and to ask questions of the representative of KPMG LLP (U.K.) in attendance at the Annual Meeting.

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Recommendation and Required Vote

The affirmative vote of the holders of a majority of our issued and outstanding shares, entitled to vote and represented in person or by proxy at the Annual Meeting, is required to approve this proposal. Our Board believes that receiving our U.K. Annual Reports and Accounts is advisable and in the best interests of Cardtronics and our shareholders. ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RECEIPT OF OUR U.K. ANNUAL REPORTS AND ACCOUNTS.

PROPOSAL 10:

AN ORDINARY RESOLUTION TO AUTHORIZE OUR BOARD TO ALLOT SHARES FOR THE PURPOSE OF CAPITALIZING THE MERGER RESERVE AND ENABLE POTENTIAL FUTURE DIVIDENDS OR SHARE REPURCHASES

In accordance with the U.K. Companies Act 2006, we generally may only declare dividends, make distributions or repurchase shares out of “distributable reserves” on the Cardtronics plc statutory balance sheet. The Redomicile Transaction gave rise to a merger reserve on the Cardtronics plc balance sheet in an amount equal to the difference between the nominal value of our shares and the fair market value of the Cardtronics Delaware shares of common stock. While we have no current plans for dividend payments or share repurchases, we believe that it is in the best interests of Cardtronics and our shareholders to create distributable reserves by capitalizing the merger reserve by the allotment of ordinary shares in the capital of Cardtronics (the “Class C Shares”) and their subsequent cancellation as part of a court-approved capital reduction, which would enable our Board to take these actions, if deemed in the interest of our shareholders.

In order to capitalize the merger reserve, our Board proposes the ordinary resolution that, in addition to all existing allotment authorities, the directors of Cardtronics are generally and unconditionally authorized for the purpose of Section 551 of the U.K. Companies Act 2006, to exercise all powers of Cardtronics to capitalize the merger reserve by the allotment of Class C Shares (credited as fully paid), up to a maximum aggregate nominal amount of $1.8 billion. The Class C Shares will have extremely limited rights and will not participate in Cardtronics’ profits or assets, except on a return of capital on a liquidation and then to the extent of the nominal value paid up thereon. They will be redeemable at the option of Cardtronics and will be transferable, but no market will exist for these shares.

It is envisaged that the Class C Shares be allotted to a nominee of the shareholders, to be determined by our Board and the Class C Shares will only be in issue for a short period of time prior to a court-approved capital reduction cancelling them. Accordingly, the Class C Shares will not be registered with the SEC or admitted to trading on NASDAQ or any other market. No share certificates will be issued in respect of the Class C Shares.

Prior to the completion of the Redomicile Transaction, a special resolution was passed on June 29, 2016, by the then sole shareholder of Cardtronics, inter alia, authorizing that the capital of Cardtronics be reduced by cancelling all of the Class C shares (if any) in issue resulting from the capitalization of the merger reserve by a court-approved capital reduction.

The capital reduction would not change the total amount of shareholders’ equity as reflected on the Cardtronics plc balance sheet and will not involve us making any distribution or repayment of capital and will not reduce our underlying net assets. If this proposal is approved, Cardtronics can proceed with the proposed allotment of Class C Shares and the subsequent court-approved capital reduction to create the desired distributable reserves.

The full text of the ordinary resolution to be approved by our shareholders is as follows:

TO APPROVE THAT, in addition to all existing authorities, the directors of Cardtronics be and are hereby generally and unconditionally authorized for the purpose of Section 551 of the U.K. Companies Act 2006 to exercise all powers of Cardtronics to allot Class C ordinary shares in the capital of Cardtronics, with a nominal value of $0.01 each, up to a maximum aggregate nominal amount of $1.8 billion (the “Class C Shares”), in order to capitalize the full amount standing to the credit of the merger reserve, by the allotment of Class C Shares (credited as fully paid), which shall have the following rights and restrictions:

(i)                                     the Class C Shares shall have no right to receive any profits of Cardtronics available for distribution by way of dividend or otherwise;

(ii)                                  the Class C Shares shall, on a return of capital on a liquidation, but not otherwise, be entitled to receive only the nominal amount paid up on each such share and only after the holder of each Class A ordinary share shall have received the amount paid up or credited as paid up on such Class A ordinary share;

(iii)         the Class C Shares shall have no right to receive notice of or to attend or vote at any general meeting of shareholders;

(iv)                              the Class C Shares shall be redeemable at the option of Cardtronics for an aggregate price not exceeding $0.01;

(v)                                 the Class C Shares shall not be entitled to and shall not receive a share certificate in respect of the Class C Shares; and

(vi)                              the cancellation of the Class C Shares will not involve a variation of such rights for any purpose,

provided that such allotment authority shall expire five years from the date of this resolution, unless renewed, varied or revoked by Cardtronics prior to such date.

*    *    *

Recommendation and Required Vote

The affirmative vote of the holders of a majority of our issued and outstanding shares, entitled to vote and represented in person or by proxy at the Annual Meeting, is required to approve this proposal. Our Board believes that the approval of the proposal to authorize our Board to allot shares up to an aggregate nominal value of $1.8 billion is advisable and in the best interests of Cardtronics and our shareholders. ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE AUTHORIZATION OF OUR BOARD TO ALLOT SHARES FOR THE PURPOSE OF CAPITALIZING THE MERGER RESERVE AND ENABLE POTENTIAL FUTURE DIVIDENDS OR SHARE REPURCHASES.

PROPOSAL 11:

AN ORDINARY RESOLUTION TO APPROVE THE FORM OF A SHARE REPURCHASE CONTRACT TO BE ENTERED INTO WITH CERTAIN COUNTERPARTIES IN RELATION TO THE CONVERTIBLE NOTE HEDGE TRANSACTIONS

We are seeking the approval of the form of a share repurchase contract, which provides that Cardtronics will, pursuant to the convertible note hedge transactions with each of [•], [•], and [•] (the “Counterparties”), acquire up to 5,491,882 shares in aggregate, subject to further adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in our capital structure, which may be delivered by the Counterparties, at Cardtronics Delaware’s direction, to Cardtronics upon the exercise of options in accordance with the terms of such convertible note hedge transactions, in each case (i) in satisfaction of certain obligations owed to Cardtronics Delaware by the Counterparties, and (ii) following the payment by Cardtronics of £1.00 (or such other amount up to the value of such obligations) to Cardtronics Delaware (or its designee). The approval of the form of a share repurchase contract will enable such options to be settled through the delivery of shares directly to Cardtronics. These convertible note hedge transactions were amended and restated on October 26, 2016 following the Redomicile Transaction.

Under the U.K. Companies Act 2006, such repurchase of shares by Cardtronics will constitute an “off market purchase” of shares requiring shareholder approval. As such, these repurchases may only be made if the share repurchase contract has been approved by our shareholders.

Even if our shareholders approve this proposal, there can be no guarantee that Cardtronics, Cardtronics Delaware or any or all of the Counterparties will enter into a share repurchase contract with Cardtronics, or that, if entered into by any such Counterparty, Cardtronics and Cardtronics Delaware, Cardtronics Delaware will direct such Counterparty to transfer any shares to Cardtronics.

The form of the share repurchase contract will be made available in accordance with the U.K. Companies Act 2006 for inspection by shareholders: (i) at our registered office for not less than 15 days ending with the date of the Annual Meeting; and (ii) at the Annual Meeting itself.

The authorization to approve the form of a share repurchase contract, if granted, will be valid for five years after the date the proposal is approved by our shareholders.

The full text of the ordinary resolution to be approved by our shareholders is as follows:

TO APPROVE THAT, the terms of the form of share repurchase agreement, produced at the meeting and initialed by the Chairman, to be entered into in separate contracts between Cardtronics and each of the Dealers (as defined below) (each a “Repurchase Contract”) to acquire up to an aggregate maximum number of 5,491,882 class A ordinary shares (the “Repurchase Shares”), subject to further adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in the capital of Cardtronics, pursuant to the Repurchase Contracts:

(a)   be and hereby is approved; and

(b)   the directors of Cardtronics, be and are hereby authorized to enter into a Repurchase Contract with each of [•], [•] and [•] (the “Dealers”) and to acquire the Repurchase Shares.

The authority conferred by this resolution shall, unless varied, revoked or renewed prior to such time, expire five years after the date of the passing of this resolution.

*    *    *

Recommendation and Required Vote

The affirmative vote of the holders of a majority of our issued and outstanding shares, entitled to vote and represented in person or by proxy at the Annual Meeting, is required to approve this proposal. Our Board believes that the approval of the form of a share repurchase contract is advisable and in the best interests of Cardtronics and our shareholders. ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE FORM OF A SHARE REPURCHASE CONTRACT TO BE ENTERED INTO WITH CERTAIN COUNTERPARTIES IN RELATION TO THE CONVERTIBLE NOTE HEDGE TRANSACTIONS.

CORPORATE GOVERNANCE

The remainder of this proxy statement sets forth important information regarding our corporate governance; share ownership by our directors, executive officers and other persons owning more than 5% of our shares; executive officers; compensation practices for executive officers and directors; related person transactions; audit matters; procedures for submitting proposals for the 2018 Annual General Meeting of Shareholders; and directions to our offices.

Our Governance Practices

We are committed to good corporate governance. Our Board has adopted several governance documents, which include our Corporate Governance Principles, Code of Business Conduct and Ethics, Financial Code of Ethics, Related Persons Transactions Policy, Whistleblower Policy and charters for each standing committee of our Board. Each of these documents is available on our website at www.cardtronics.com and you may also request a copy of each document at no cost by writing (or by telephoning) the following: Cardtronics plc, Attention: Company Secretary, 3250 Briarpark Drive, Suite 400, Houston, Texas 77042, or by telephone at (832) 308-4484.

Code of Ethics

Our Board has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) for our directors, officers and employees. In addition, our Board has adopted a Financial Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer, and other accounting and finance officers. We intend to disclose any amendments to or waivers of these codes on behalf of our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, and persons performing similar functions, on our website at www.cardtronics.com promptly following the date of any amendment or waiver. Since becoming a publicly traded company on December 10, 2007, we have not granted to any officer or employee a waiver to our Code of Ethics or our Financial Code of Ethics.

Our Board

Board Size

Our Board currently has nine director positions that are divided into three classes, with one class to be elected at each annual general meeting of shareholders to serve for a three-year term. The term of our Class I directors expires in 2017, the term of our Class II directors expires in 2018 and the term of our Class III directors expires in 2019. Each director holds his or her office until a successor is duly elected and qualified or until the earlier of his or her death, resignation, retirement or removal. Our Class I directors are Jorge M. Diaz and G. Patrick Phillips; our Class II directors are J. Tim Arnoult, Dennis F. Lynch and Juli C. Spottiswood; and our Class III directors are Steven A. Rathgaber, Julie Gardner and Mark Rossi. Our Board currently has one vacant director position.

Our Nominating & Governance Committee considers and makes recommendations to our Board concerning the appropriate size and needs of our Board and considers candidates to fill new positions created by expansion or vacancies that occur by resignation, retirement or any other reason.

In accordance with the provisions of our Articles of Association, any vacancy may be filled only by a majority vote of the directors then in office, whether or not a quorum, or by a sole remaining director. If there are, however, no directors in office, the chief executive officer, the secretary or a shareholder may convene a general meeting for the purpose of appointing directors. Any director so chosen to fill a vacancy will hold office until the next election of the class for which such director was designated at the time of his or her appointment and until his or her successor is duly elected and qualified, unless sooner displaced.

Director Independence

As required under the listing standards of NASDAQ, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board has delegated this responsibility to our Nominating & Governance Committee. Pursuant to its charter, our Nominating & Governance Committee determines whether or not each director and each prospective director is independent.

Our Nominating & Governance Committee evaluated all relevant transactions or relationships between each director, or any of his or her family members, and our company, senior management, U.S. independent registered accounting firm and U.K. statutory auditors. Based on this evaluation, our Nominating & Governance Committee has determined that all of our directors are independent under the applicable standards set forth by NASDAQ and the SEC, with the exception of Mr. Rathgaber, our Chief Executive Officer.

In making these independence determinations, our Nominating & Governance Committee, in conjunction with our Board, considered the following relationships and transactions and found that they did not impact the independence of the applicable directors:

•                                          Jorge M. Diaz. Mr. Diaz is an executive officer with Fiserv Output Solutions, a division of Fiserv. Fiserv serves as one of our vendors with respect to the processing of our ATM transactions. The amounts paid to Fiserv for the years ended December 31, 2014, 2015 and 2016 were not material.

•                                          Dennis F. Lynch. In 2012, Mr. Lynch, the chairman of our Board, was elected to the board of directors of Fiserv. As noted above, we have a business relationship with Fiserv but that relationship is not material. Prior to joining Fiserv’s board of directors, Mr. Lynch disclosed his nomination to that board to our Nominating & Governance Committee. After a review of the relationship between our company and Fiserv, our Nominating & Governance Committee determined that Mr. Lynch’s service on Fiserv’s board did not create a conflict of interest with his service on our Board. The amounts paid to Fiserv for the years ended December 31, 2014, 2015 and 2016 were not material.

•                                          G. Patrick Phillips. Mr. Phillips serves on the board of directors of USAA FSB where he serves as Chairman of the Finance and Audit Committee. USAA FSB is one of many financial institutions that brand our ATMs and is a customer of our Allpoint network. The amounts received from USAA FSB for the years ended December 31, 2014, 2015 and 2016 were not material.

Board Leadership Structure; Role in Risk Oversight

Our Board has determined that having a non-executive director serve as Chairman of our Board is in the best interest of our shareholders at this time. Our Chief Executive Officer is responsible for setting our strategic direction and providing us day-to-day leadership, while the Chairman of our Board provides guidance to our Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board as well as the executive sessions of independent directors. We believe this structure ensures a greater role for the non-executive directors in the oversight of our company and active participation of the non-executive directors in setting agendas and establishing priorities and procedures for the work of our Board.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic and regulatory risks, and others, such as the impact of competition, change in consumer behavior, and technological changes. Management is responsible for the day-to-day management of risks our company faces, while our Board, as a whole and through its committees, has the responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our Board believes that establishing the right “tone at the top” and that full and open communication between management and our Board are essential for effective risk management and oversight. Our Chairman has regular discussions with our Chief Executive Officer and other executive officers to discuss strategy and risks facing us, and our Board is regularly updated by our management on strategic matters involving our operations.

While our Board is ultimately responsible for risk oversight, each of our Board committees assists our Board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with NASDAQ listing standards, discusses policies with respect to risk assessment and risk management. Our Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs as described in more detail in “Compensation Discussion and Analysis” below. Our Nominating & Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance. Our Finance Committee assists our Board in fulfilling its oversight responsibilities with respect to our capital structure, interest rate risk management and insurance policies and coverage.

Meetings

Meetings. Our Board held a total of nine meetings (four quarterly and five special meetings) during the year ended December 31, 2016. During 2016, each director attended at least 75% of the aggregate of the total number of meetings of our Board and the total number of meetings held by all Board committees on which such person served.

Executive Sessions; Presiding Director. According to our Corporate Governance Principles, our independent directors must meet in executive session at each quarterly meeting. The Chairman of our Board presides at these meetings and is responsible for preparing an agenda for these executive sessions.

Annual Meeting Attendance. Seven of our eight directors attended our 2016 annual meeting held on June 2, 2016. We do not have a formal policy regarding director attendance at annual meetings. However, our directors are expected to attend all Board and committee meetings, as applicable, and to meet as frequently as necessary to properly discharge their responsibilities.

Limitation on Public Company Board Service

Members of our Audit Committee are prohibited from serving on audit committees of more than two other public companies. In addition, our Board monitors the number of public company boards on which each director serves and develops limitations on such service as appropriate to ensure the ability of each director to fulfill his or her duties, as required by applicable securities laws and NASDAQ listing standards.

Board and Committee Self-Evaluation

Our Board and each standing committee of our Board conduct an annual self-evaluation to determine whether they are functioning effectively. Our Nominating & Governance Committee leads our Board’s self-evaluation effort by conducting an annual evaluation of our Board’s performance. Similarly, each committee reviews the results of its evaluation to determine whether any changes need to be made to the committee or its procedures.

Director Selection and Nomination Process

Our Nominating & Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to our Board. In addition to having a proven track record of high business ethics and integrity, the present criteria for director qualifications include: (i) possessing the qualifications of an “independent” director in accordance with applicable NASDAQ listing rules; (ii) capacity to devote sufficient time to learn and understand our marketplace and industry and to prepare for and attend our meetings; (iii) commitment to enhancing shareholder value; (iv) ability to develop productive working relationships with other board members and management; (v) demonstrated skills, background and competencies that complement and add diversity to our Board; and (vi) possessing demonstrated experience in international business. Our Nominating & Governance Committee does not require that a successful candidate possess each and every criteria.

Our Board values diversity as a factor in selecting nominees to serve on our Board, and believes that the diversity which exists in its composition provides significant benefit to our Board and Cardtronics. Although there is no specific policy on diversity, our Nominating & Governance Committee considers diversity as part of its criteria in selecting nominees for directors. Such considerations may include gender, race, national origin, functional background, executive or professional experience and international business experience.

Our Nominating & Governance Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by our Nominating & Governance Committee or shareholder recommendations, provided that the procedures set forth below are followed. Our Nominating & Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a shareholder or not. However, in evaluating a candidate’s relevant business experience, our Nominating & Governance Committee may consider previous experience as a member of our Board. Any invitation to join our Board must be extended by our Board.

Our Nominating & Governance Committee did not receive shareholder nominations for the Annual Meeting.

One or more shareholders representing, individually or in the aggregate, at least 5% of the paid-up share capital of Cardtronics carrying the right to vote at general meetings, or at least 100 shareholders (and/or beneficial owners of shares) who have a right to vote and hold (on average) at least £100 per shareholder of paid-up share capital (each a “nominating shareholder”), may recommend potential candidates to our Board by sending a written request to our Company Secretary, in accordance with our Articles of Association, M. Dilshad Kasmani, at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042, generally not later than 120 calendar days prior to the first anniversary of the date of the previous year’s annual meeting. The written request must comply with the detailed content requirements set out in our Articles of Association and shall include (inter alia) the following:

•                                          the name and address of the person or persons to be nominated;

•                                          the number and class of all shares of each class of our shares owned of record and beneficially by each nominee, as reported to the nominating shareholder by the nominee;

•                                          the information regarding each such nominee required by paragraphs (a), (d), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC;

•                                          a signed consent by each nominee to serve as our director, if elected;

•                                          the nominating shareholder’s name and address;

•                                          the number and class of all shares of each class of our stock owned of record and beneficially by the nominating shareholder; and

•                                          in the case of a person that holds our stock through a nominee or street name holder of record, evidence establishing such indirect ownership of stock and entitlement to vote such stock for the election of directors at an annual meeting.

From time to time, our Nominating & Governance Committee may request additional information from the nominee or the nominating shareholder.

The shareholder recommendation procedures described above do not preclude a shareholder from making proposals at any annual general meeting of shareholders, provided that they comply with the requirements described in the section entitled “Proposals for the 2018 Annual General Meeting of Shareholders.”

Communications from Shareholders and Interested Parties

Our Board welcomes communications from our shareholders and other interested parties. Shareholders and any other interested parties may send communications to our Board, any committee of our Board, the Chairman of our Board or any director in particular to: c/o Cardtronics plc, 3250 Briarpark Drive, Suite 400, Houston, Texas 77042, Attention: Company Secretary.

Our Company Secretary (or any successor to the duties thereof) will review each such communication received from shareholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (i) the communication complies with the requirements of any applicable policy adopted by us relating to the subject matter of the communication; and (ii) the communication falls within the scope of matters generally considered by our Board. To the extent the subject matter of a communication relates to matters that have been delegated to a committee of our Board to or to an executive officer, our Company Secretary may forward such communication to the executive or the chairman of the committee to which such matter has been delegated. The acceptance and forwarding of communications to the members of our Board or an executive officer does not imply or create any fiduciary duty of our Board members or executive officer to the person submitting the communications.

Committees of Our Board

General

Board Committees. Our Board currently has four standing committees: an Audit Committee, a Compensation Committee, a Nominating & Governance Committee and a Finance Committee. Each committee is comprised of independent directors as currently required under the applicable SEC’s rules and regulations and NASDAQ listing standards, and each committee is governed by a written charter approved by our Board. These charters form an integral part of our corporate governance policies, and a copy of each charter is available on our website at www.cardtronics.com.

The table below provides the current composition of each committee of our Board:

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee	Finance Committee
J. Tim Arnoult	X		X*	X
Jorge M. Diaz		X	X
Julie Gardner		X	X
Dennis F. Lynch(1)			X	X
G. Patrick Phillips	X	X*
Steven A. Rathgaber
Mark Rossi	X	X		X*
Juli C. Spottiswood	X*			X

*	Committee Chairman.
(1)	Mr. Lynch stepped down as a member of our Compensation Committee on March 2, 2016.

Audit Committee. Our Nominating & Governance Committee, in its business judgment, has determined that our Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the applicable SEC rules and regulations, NASDAQ listing standards and our Corporate Governance Principles. In addition, our Board, in its business judgment, has determined that each member of our Audit Committee satisfies the financial literacy requirements of NASDAQ listing standards. Our Audit Committee also determined that its Chairman, Ms. Spottiswood, and Messrs. Phillips and Rossi each qualify as an “audit committee financial expert” within the meaning of the SEC’s rules and regulations. For information regarding the business experience of Ms.

Spottiswood and Messrs. Phillips and Rossi, please read “Proposal 1: Ordinary Resolutions to Re-elect Class I Directors” above.

Our Audit Committee is appointed by our Board to:

•                                          assist our Board in fulfilling its oversight responsibilities with respect to our accounting and financial reporting process (including management’s development and maintenance of a system of internal accounting and financial reporting controls) and audits of our financial statements;

•                                          assist our Board in overseeing the integrity of our financial statements;

•                                          assist our Board in overseeing our compliance with legal and regulatory requirements;

•                                          assist our Board in overseeing the qualifications, independence and performance of both our U.S. independent registered public accounting firm and the independent U.K. auditor firm engaged to act as Cardtronics’ U.K. statutory auditors, in each case, engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;

•                                          assist our Board in overseeing the effectiveness and performance of our internal audit function;

•                                          prepare the Annual Audit Committee Report for inclusion in our proxy statement for our annual general meeting of shareholders; and

•                                          perform such other functions as our Board may assign to our Audit Committee from time to time.

Pursuant to its charter, our Audit Committee has the authority, at our expense, to retain professional advisors, including legal, accounting or other consultants, to advise our Audit Committee in connection with the exercise of its powers and responsibilities. Our Audit Committee may require any of our officers or employees, our outside legal counsel or our independent registered public accounting firm to attend a meeting of our Audit Committee or to meet with any members of, or consultants to, our Audit Committee. Our Audit Committee is responsible for the resolution of any disagreements between the U.S. independent registered public accounting firm or U.K. statutory auditors and management regarding our financial reporting. Our Audit Committee meets periodically with management and the U.S. independent registered public accounting firm or U.K. statutory auditors in separate executive sessions, as needed, to discuss any matter that our Audit Committee or each of these groups believe should be discussed privately. Our Audit Committee makes regular reports to our Board.

The Report of our Audit Committee is set forth under “Audit Matters — Report of our Audit Committee” below.

Our Audit Committee held eight meetings during the fiscal year ended December 31, 2016.

Compensation Committee. Our Nominating & Governance Committee, in its business judgment, has determined that all four directors on our Compensation Committee satisfy the standards of independence established under the applicable SEC rules and regulations, NASDAQ listing standards and our Corporate Governance Principles.

Our Compensation Committee is delegated all authority of our Board as may be required or advisable to fulfill the purposes of our Compensation Committee as set forth in its charter. Pursuant to its charter, our Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. Our Compensation Committee also has the authority to delegate responsibility for the day-to-day management of executive compensation to our executive officers.

Pursuant to its charter, the purposes of our Compensation Committee are to:

•                                          oversee the responsibilities of our Board relating to compensation of our directors and executive officers;

•              produce the annual Compensation Committee Report for inclusion in our proxy statement and Annual Report on Form 10-K, as applicable, in accordance with applicable rules and regulations; and

•                                          design, recommend and evaluate our director and executive compensation plans, policies and programs.

In addition, our Compensation Committee works with our executive officers, including our Chief Executive Officer, to implement and promote our executive compensation strategy. See “Compensation Discussion and Analysis” and “Executive Compensation” for additional information on our Compensation Committee’s processes and procedures for the consideration and determination of executive compensation and “Director Compensation” for additional information on its consideration and determination of director compensation. Pursuant to its charter, our Compensation Committee has the sole authority, at our expense, to retain, terminate and approve the fees and other retention terms of outside consultants to advise our Compensation Committee in connection with the exercise of its powers and responsibilities.

The Report of our Compensation Committee is set forth under “Compensation Committee Report” below.

Our Compensation Committee held eight meetings during the fiscal year ended December 31, 2016.

Nominating & Governance Committee. Our Nominating & Governance Committee identifies individuals qualified to become members of our Board, makes recommendations to our Board regarding director nominees for the next annual general meeting of shareholders and develops and recommends corporate governance principles to our Board. Our Nominating & Governance Committee, in its business judgment, has determined that it is comprised entirely of directors who satisfy the applicable standards of independence established under the SEC’s rules and regulations, NASDAQ listing standards and our Corporate Governance Principles. For information regarding our Nominating & Governance Committee’s policies and procedures for identifying, evaluating and selecting director candidates, including candidates recommended by shareholders, see “Corporate Governance — Our Board — Director Selection and Nomination Process” above.

Our Nominating & Governance Committee is delegated all authority of our Board as may be required or advisable to fulfill the purposes of our Nominating & Governance Committee as set forth in its charter. More particularly, the purpose of our Nominating & Governance Committee is to serve as an independent and objective body to:

•                                          assist our Board by identifying individuals qualified to become Board members and to recommend that our Board select the director nominees for election at the annual meetings of shareholders or for appointment to fill vacancies on our Board;

•                                          recommend to our Board director nominees for each committee of our Board;

•                                          advise our Board about appropriate composition of our Board and its committees;

•                                          advise our Board about and recommend to our Board appropriate corporate governance practices and to assist our Board in implementing those practices;

•                                          lead our Board in its annual review of the performance of our Board and its committees; and

•                                          perform such other functions as our Board may assign to our Nominating & Governance Committee from time to time.

Our Nominating & Governance Committee held four meetings during the fiscal year ended December 31, 2016.

Finance Committee. Our Nominating & Governance Committee, in its business judgment, has determined that our Finance Committee is comprised entirely of directors who satisfy the applicable standards of independence established under NASDAQ listing standards and our Corporate Governance Principles. To assist our Finance Committee, the following members of our management are invited to all meetings: Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Treasurer. Our Finance Committee assists our management with respect to corporate insurance programs, derivative arrangements, significant financing arrangements and investment decisions, reviewing and approving certain acquisitions/investments above management’s approval level and the development and oversight of a comprehensive plan to mitigate interest rate exposure. Accordingly, our Finance Committee will review and recommend to our Board an Interest Rate Risk Management Policy and any changes thereto at least annually.

Our Finance Committee held six meetings during the fiscal year ended December 31, 2016.

SHARE OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such executive officers, directors and 10% shareholders are also required by securities laws to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of these reports, or written representations from reporting persons, we believe that during the year ended December 31, 2016, all of our executive officers, directors and greater than 10% holders filed the reports required to be filed under Section 16(a) on a timely basis under Section 16(a), except for two reports. Those exceptions were the March 7, 2016 report filed by Mr. Dove relating to a Section 16b-3 exempt transaction regarding the March 2, 2016, conversion of restricted stock unit awards (“RSUs”) to shares and the corresponding surrender of a percentage of those shares to cover Mr. Dove’s minimum tax liability in the United States created by such conversion as well as the November 14, 2016 report filed by Mr. Dove, which included the gifting of shares on November 8, 2016.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of December 31, 2016, with respect to the compensation plans under which our equity awards are authorized for issuance, aggregated as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	13,450	$8.67	5,097,204
Total	13,450	$8.67	5,097,204

(1)

Represents our 2007 Plan. For additional information on the terms of this plan, see “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Equity Incentive Awards — 2007 Plan” below.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our shares as of March 15, 2017 for:

•                                          each person known by us to beneficially own more than 5% of our shares;

•                                          each of our directors and director nominees;

•                                          each of our Named Executive Officers; and

•                                          all directors and executive officers as a group.

The number of shares and the percentages of beneficial ownership are based on 45,608,074 shares outstanding as of March 15, 2017, and the number of shares owned and acquirable within 60 days of March 15, 2017 by the named person, with the exception of the amounts reported in filings on Schedule 13D and 13G, which amounts are based on holdings as of December 31, 2016, or as otherwise disclosed in such filings and reported below.

To our knowledge and except as indicated in the footnotes to this table and subject to applicable laws, the persons named in this table have the sole voting and investment power with respect to all shares listed as beneficially owned by them.

Name and Address of Beneficial Owners (1) (2)	Shares Beneficially Owned (3)	Percent of Shares Beneficially Owned
5% Shareholders:
BlackRock, Inc. (4)	5,002,728	11.0%
The Vanguard Group, Inc. (5)	4,742,476	10.4%
Wellington Management Group LLP (6)	4,519,035	9.9%
FMR LLC (7)	2,803,980	6.1%

Directors and Named Executive Officers:
Steven A. Rathgaber	319,199	*
David W. Dove	61,793	*
J. Chris Brewster	43,523	*
Jorge M. Diaz	42,862	*
Jonathan Simpson-Dent	30,775	*
Mark Rossi	28,394	*
Dennis F. Lynch	22,485	*
G. Patrick Phillips	21,382	*
Juli C. Spottiswood	16,592	*
E. Brad Conrad	10,610	*
Edward H. West	10,372	*
J. Tim Arnoult	10,295	*
Julie Gardner	10,217	*
P. Michael McCarthy	—	*

All directors and executive officers as a group (14 persons)	576,949	1.3%

*	Less than 1.0% of our outstanding shares

(1)

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of March 15, 2017, and RSUs that are currently vested or will be vested within 60 days of March 15, 2017. Shares issuable pursuant to options and RSUs are deemed outstanding for computing the percentage of the person holding such options or RSUs but are not deemed outstanding for computing the percentage of any other person.

(2)

The address for each Named Executive Officer and director set forth in the table, unless otherwise indicated, is c/o Cardtronics plc, 3250 Briarpark Drive, Suite 400, Houston, Texas 77042. The address of Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02210. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. The address of NewSouth Capital Management, Inc. is 999 Shady Grove Road, Suite 501, Memphis, Tennessee 38120.

(3)

Amounts shown include shares and restricted shares beneficially owned. There are 22,668 RSUs that will vest within 60 days of March 15, 2017, but no exercisable options or unvested options that will vest within 60 days of March 15, 2017.

(4)

As reported on Schedule 13G/A, dated as of December 31, 2016 and filed with the SEC on January 12, 2017, BlackRock, Inc. has sole voting power over 4,902,418 shares and sole dispositive power over 5,002,728 shares.

(5)

As reported on Schedule 13G/A, dated as of December 31, 2016 and filed with the SEC on February 24, 2017, The Vanguard Group, Inc. has sole voting power over 89,439 shares, sole dispositive power over 4,650,037 shares, shared dispositive power over 92,439 shares and shared voting power over 5,300 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 87,139 of such shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 7,600 of such shares as a result of its serving as investment manager of Australian investment offerings.

(6)

As reported on Schedule 13G, dated as of December 31, 2015 and filed with the SEC on January 11, 2016 by Wellington Management Group LLP (“Wellington Management”), these shares are owned of record by clients of Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities. Wellington Management has shared voting power over 2,950,176 shares and shared dispositive power over 4,519,035 shares.

(7)

As reported on Schedule 13G, dated as of December 31, 2016 and filed with the SEC on February 14, 2017, FMR LLC has sole voting power over 177,367 shares and sole dispositive power over 2,803,980 shares. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act of 1940 (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

EXECUTIVE OFFICERS

Our executive officers are appointed by our Board on an annual basis and serve until removed by our Board or their successors have been duly appointed. The following table sets forth the name, age (as per the date of the Annual Meeting) and position of each person who is currently an executive officer of Cardtronics:

Name	Age	Position
Steven A. Rathgaber	63	Chief Executive Officer
Edward H. West	50	Chief Financial Officer and Chief Operations Officer
Jonathan Simpson-Dent	50	Chief Commercial Officer
Stuart Mackinnon	45	Chief Information Officer
Gerardo Garcia	58	Chief Information Security Officer
E. Brad Conrad	44	Chief Accounting Officer
Brian Bailey	45	Managing Director — Global Financial Institutions and North America
Tim Halford	39	Managing Director — United Kingdom & Ireland
Dean Shaw	46	Managing Director — Global Operations
Brad Nolan	44	Executive Vice President — Global Product & Marketing
Phillip Chin	42	Executive Vice President — Corporate Development and Investor Relations

There are no family relationships among any of our directors or executive officers.

The following biographies describe the business experience of our executive officers:

Steven A. Rathgaber — Mr. Rathgaber’s biographical information is located under “Proposal 1: Ordinary Resolutions to Re-elect Class I Directors.”

Edward H. West joined Cardtronics in January 2016 and became our Chief Financial Officer, replacing J. Chris Brewster, our former Chief Financial Officer, effective February 23, 2016. In July 2016, Mr. West also assumed the role of Chief Operations Officer. Mr. West most recently served as President and Chief Executive Officer of Education Management Corporation, joining that company initially as Chief Financial Officer in 2006. Prior to 2006, Mr. West held various executive positions within Internet Capital Group, including serving as Chief Executive Officer of ICG Commerce, the largest subsidiary of the group from 2002-2006. Prior to his time at Internet Capital Group, Mr. West served as Chief Financial Officer for Delta Air Lines. Mr. West began his career as a banker at SunTrust. Mr. West received a BBA in Finance from Emory University.

Jonathan Simpson-Dent has served as our Chief Commercial Officer since July 2016. Prior to such time, Mr. Simpson-Dent served as the Managing Director of Cardtronics Europe since joining us in August 2013, in connection with the acquisition of Cardpoint Limited. Prior to his employment with us, Mr. Simpson-Dent held the position of Chief Executive Officer at Cardpoint Limited, where he served since February 2012. Mr. Simpson-Dent is a seasoned leader in both private equity and public company environments, and brings with him 25 years of strategy development expertise. Prior to joining Cardpoint Limited, Mr. Simpson-Dent held various executive- and senior-level management positions with the European divisions of PepsiCo and McKinsey & Company. Mr. Simpson-Dent is Cambridge University-educated, a certified Chartered Accountant and a member of The Institute of Chartered Accountants in England and Wales.

Stuart Mackinnon has served as our Chief Information Officer since February 1, 2017. Mr. Mackinnon is responsible for the global information technology infrastructure for Cardtronics. Mr. Mackinnon directs the strategy and implementation of innovative solutions for the business focusing on efficiency and service. Mr. Mackinnon joined Cardtronics in 2015 through the acquisition of Columbus Data Services, the largest ATM processor in North America, where he held the position of President for five years. Prior to Columbus Data Services, Mr. Mackinnon held senior technology roles at Threshold Financial Technologies and Choice Hotels Canada.

Gerardo Garcia has served as our Chief Information Security Officer since January 2013. Prior to such time, Mr. Garcia served as our CIO from March 2004 to January 2013. Prior to joining Cardtronics, Mr. Garcia held various senior positions in IT management, most recently serving as Senior Vice President of e-Business with ALLTEL Information Services and also serving as Director of Technology, Consumer Banking Group at First Union (now Wells Fargo). Mr. Garcia holds a Bachelor of Business Administration degree in Accounting with a concentration in Business Data Systems from the University of Texas in San Antonio.

E. Brad Conrad has served as our Chief Accounting Officer since October 2010. From April 2008 to October 2010, Mr. Conrad served as our Senior Vice President and Corporate Controller. Prior to joining Cardtronics, Mr. Conrad held various management positions in the accounting and reporting function at Consolidated Graphics, Inc., an international commercial printing company that was acquired by RR Donnelley in January 2014. Prior to such time, Mr. Conrad held several finance and accounting roles at Peregrine Systems, Inc. Mr. Conrad began his career with KPMG LLP in its audit practice. Mr. Conrad holds a Masters in Professional Accounting and a Bachelors of Business Administration from the University of Texas and is a licensed certified public accountant in the state of Texas.

Brian Bailey has served as Managing Director, Global Financial Institutions and North America, since November, 2016. Prior to joining Cardtronics, Mr. Bailey served as Vice President and General Manager for NCR Corporation’s Financial Services Division, responsible for Product Management and Marketing. At NCR, Mr. Bailey held various leadership roles in sales, marketing, and product management, including assignments in NCR’s Asia Pacific and Europe regions, all focused on the financial services industry segment. Mr. Bailey holds a Bachelor of Science degree in Finance and Marketing from the University of Dayton.

Tim Halford has served as our Managing Director — United Kingdom & Ireland since August 2016. Prior to such time, Mr. Halford served as Commercial Director of Cardtronics UK since joining us in August 2013, in connection with the acquisition of Cardpoint Limited. Prior to his employment with us, Mr. Halford held the positions of Business Development Director and Corporate Channel Director at Cardpoint Limited, where he served since October 2010. He brings 20 years’ worth of commercial and business development experience across both the IT and transport sectors. Prior to joining Cardpoint Limited, Mr. Halford held various positons at Volt Europe and Kizoom Ltd.

Dean Shaw has served as our Managing Director, Global Operations since March 2017. Mr. Shaw is responsible for all elements of our Operations across the four continents in which we operate. Mr. Shaw originally joined Cardtronics in September 2015 in the role of U.K. and Ireland Operations Director before moving onto become the European Operations Director in 2016.  Prior to joining Cardtronics, Dean worked for thirteen years in the cash handling equipment business with De La Rue, Talaris and Glory in a number of management positions and was part of the Management Team which worked successfully alongside the Carlyle Private Equity group to sell the Talaris business for £650 million, almost twice the initial acquisition price.  Mr. Shaw holds a Masters in Operational Research from University of Birmingham and Bachelor of Economics and Econometrics from Nottingham University.

Brad Nolan has served as our Executive Vice President — Global Product & Marketing since January 2017. In this role he is charged with leading the design and delivery of new technology solutions which enable financial institutions and retail brands to provide world-class financial access to their customers. Prior to joining Cardtronics, Mr. Nolan spent 20 years at JPMorgan Chase & Co., serving as Managing Director of Branch Systems & Innovation, where he led retail channel design and innovation for the organization. Mr. Nolan is listed as co-designer on multiple patents focused on self-service kiosks and user interface design. Mr. Nolan holds dual Bachelor of Business Administration degrees in Accountancy and Finance from Miami University and is a former licensed Certified Public Accountant in the state of Ohio.

Phillip Chin has served as our Executive Vice President — Corporate Development and Investor Relations since June 2013. Prior to joining Cardtronics, Mr. Chin was a senior investment banker at Barclays Capital and Lehman Brothers, with coverage responsibility for corporate clients in the technology sector. Prior to such time, he held positions at startup Internet retailer Ethnicgrocer.com and management consulting firm Arthur D. Little. Mr. Chin holds a Masters of Business Administration degree from the University of Chicago Booth School of Business and a Bachelors of Science degree from Northwestern University.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (“CD&A”) set forth below provides an explanation of our compensation programs, including the objectives of such programs and the rationale for each element of compensation, for our Chief Executive Officer, our current and former Chief Financial Officers, our three other most highly compensated executive officers serving as of December 31, 2016, and one individual who would have been one of our three other most highly compensated executive officers except for the fact that he was not serving as an executive officer as of December 31, 2016 (collectively, the “Named Executive Officers”). For the year ended December 31, 2016, our Named Executive Officers were as follows:

Name	Position
Steven A. Rathgaber	Chief Executive Officer
Edward H. West	Chief Financial Officer and Chief Operations Officer
J. Chris Brewster	Former Chief Financial Officer
David W. Dove	Former President — North American Business Group
P. Michael McCarthy	Former Chief Information Officer
Jonathan Simpson-Dent	Chief Commercial Officer
E. Brad Conrad	Chief Accounting Officer

This CD&A also describes the actions and decisions of our Compensation Committee as it relates to 2016 compensation decisions. The discussion is divided into the following sections:

•                                          Executive Summary

•                                          Role of Compensation Committee, Compensation Consultant and Management

•                                          Elements of Total Compensation

•                                          Factors Considered in Setting Executive Pay

•                                          2016 Compensation Decisions

•                                          Other Compensation and Tax Matters

Executive Summary

Compensation Program Philosophy and Design. The primary objectives of our executive compensation program are to attract, retain, and motivate qualified individuals who are capable of leading our company to meet its business objectives and to increase overall shareholder value. To achieve these objectives, our Compensation Committee’s philosophy has been to implement a total compensation program that aligns the interests of management with those of our investors and to provide a compensation program that creates incentives for and rewards performances of the individuals based on our overall success and the achievement of financial performance objectives, without encouraging excessive risk-taking.

The framework of our executive compensation program is set forth below:

•                                          we provide our Named Executive Officers with annual compensation that includes three primary elements: (i) base salary; (ii) annual non-equity incentive plan awards; and (iii) long-term equity-based incentive awards;

•                                          our annual non-equity incentive plans are tied to specific pre-established financial performance goals;

•                                          the cash awards under our non-equity incentive plan are capped at 200% of target;

•                                          we have a compensation recoupment (“Clawback”) policy that applies to our annual non-equity incentive plans, and starting in 2015, the performance-based portion of our Equity Incentive Plans;

•             75% of RSUs under our long-term incentive plan to the Named Executive Officers are performance-based, contingent upon the achievement of certain pre-established company financial performance goals, and the remaining 25% of the RSUs are time-based, requiring four years of service to be rewarded with total value;

•                                          earned performance-based RSUs are subject to additional time-based vesting requirements which require four years of service to be rewarded with total value;

•                                          the number of performance-based RSUs that can be earned by each Named Executive Officer is capped at 200% of target, with total equity grants subject to the company-wide equity funding pool, as approved by our Compensation Committee;

•                                          our Compensation Committee, which comprises solely independent directors, reviews and approves all elements of Named Executive Officer compensation;

•                                          our Compensation Committee reviews our compensation program annually to ensure that it does not incentivize excessive risk-taking;

•                                          our Compensation Committee retains an independent compensation consultant to advise on executive compensation matters and best practices;

•                                          our executive officers and directors are subject to share ownership requirements; and

•                                          our executive officers and directors are subject to our insider trading policy, which includes anti-hedging and anti-pledging provisions.

Prior Year Say on Pay Results. At the June 2, 2016 Annual Meeting of Stockholders, the “Advisory Vote on Executive Compensation” proposal (the “say on pay” vote) received support from approximately 98% of votes cast. Our Compensation Committee considered these results and, based on the overwhelming support from shareholders, determined that the results of the vote did not call for any significant changes to our executive compensation plans and programs already in place for 2016 or 2017.

2016 Performance. We had strong financial performance during 2016, including approximately 5% growth in Revenues (9% on a constant-currency basis), 31% growth in GAAP Net Income and 13% growth in Adjusted Net Income per Share (defined later in this CD&A) as reported in our consolidated financial statements included in our Annual Report on Form 10-K. For a reconciliation of Net Income to Adjusted Net Income per Share, see pages 65-66 of our Annual Report on Form 10-K (as filed with the SEC on February 21, 2017) for the fiscal year ended December 31, 2016. This strong performance was primarily attributable to growth in our ATM operating revenues, driven by a combination of: (i) contributions from businesses acquired in the latter part of 2015 and 2016; (ii) ATM unit growth expansion; and (iii) an increase in bank-branding and surcharge-free network revenues resulting from the continued growth of participating banks and other financial institutions in our bank-branding program and our surcharge-free network, Allpoint. This growth was partially offset by the strengthening of the U.S. dollar, which resulted in translating revenues from our non-U.S. dollar subsidiaries at a lower rate. Our Compensation Committee considered these results in relation to our 2016 performance goals, net of certain adjustments for foreign currency exchange movements, tax rate movements and other terms in accordance with the plan in authorizing the payouts of incentives under our non-equity incentive plan and under our equity plan, as described below and in detail later in this CD&A.

Cash Incentives Earned for 2016 Performance. For 2016, payments under our annual non-equity incentive plan were reflective of our performance and the achievement of certain performance goals. As discussed further in “2016 Compensation Decisions — Non-Equity Incentive Plan” below, our 2016 Total Revenues actual result was $1,287.3 million, which exceeded our target of $1,266.9 million. Our Adjusted EBITA (as defined in “2016 Compensation Decisions — Performance Metrics” below) actual result of $233.6 million exceeded our target of $229.0 million. The actual results were adjusted for foreign currency exchange rates and other terms as defined in the plan. As a result of the over-performance of both the Revenue metric and the Adjusted EBITA metric, along with other factors, depending on the executive, our Compensation Committee approved actual payout amounts for our Named Executive Officers that were above our target payout amounts, ranging from 106.9% to 166.4% of target, depending on the individual, except for Messrs. Rathgaber and McCarthy, as discussed below.

Equity Awards Earned for 2016 Performance. For 2016, grants under our long-term incentive plan (“LTIP”) also reflect our performance and achievement of certain performance goals. As discussed further in “2016 Compensation Decisions — 2016 Long-Term Incentive Plan and other Performance Awards” below, our Revenue actual result and our Adjusted Net Income per Share actual result came in above our financial target. As a result of the over-performance of the Revenue metric and Adjusted Net Income per Share metric, our Named Executive Officers that received a grant in 2016 under our LTIP earned 136% of the target number of performance-based RSUs. The awards will vest based on continued employment with Cardtronics (or to an employee’s qualified retirement date, if earlier) and will be fully vested in January 2020. Upon his hiring in 2013, Mr. Dove received performance-based RSUs with three annual performance periods that commenced in 2014. For the 2016 performance period, our Compensation Committee set the performance metrics to be the same as for the 2016 LTIP, as such earning 136% of the target number of performance-based RSUs. These awards vested in March 2017, upon our Board’s approval of the 2016 performance results.

Role of Compensation Committee, Compensation Consultant and Management

Compensation Committee. Our Compensation Committee is responsible for establishing all compensation programs for our executive officers (including each of the Named Executive Officers) as well as oversight for other broad-based employee benefits programs. Our Compensation Committee receives information and advice from third-party compensation consultants as well as from our human resources department and management to assist in making decisions regarding compensation matters.

Compensation Consultant. Our Compensation Committee has sole authority to retain and terminate the services of a compensation consultant who reports to our Compensation Committee. The role of the compensation consultant is to advise our Compensation Committee in its oversight role, advise management in the executive compensation design process and provide independent compensation data and analysis to facilitate the annual review of our compensation programs. The compensation consultant attends Compensation Committee meetings as requested by our Compensation Committee.

During 2016, our Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent advisor. Meridian is an independent compensation consulting firm and does not provide any other services to us outside of matters pertaining to executive officer and director compensation and related corporate governance. Meridian reports directly to our Compensation Committee, which is the sole party responsible for determining the scope of services performed by Meridian and the directions given to Meridian regarding the performance of such services. Meridian was not given a specific list of instructions, but rather was engaged to provide our Compensation Committee with information and advice that might assist our Compensation Committee in performing its duties. During 2016, the services provided by Meridian included:

•                                          updating our Compensation Committee on regulatory changes affecting our compensation program;

•                                          providing information on market trends, practices, and other data;

•                                          reviewing our Peer Group (as defined in “Elements of Total Compensation — Peer Company Compensation Analysis”) and conducted a competitive analysis of compensation for our Named Executive Officers and our Board;

•                                          assisting in reviewing and designing program elements; and

•                                          providing overall guidance and advice about the efficacy of each element of our compensation program and its fit within our Compensation Committee’s developing compensation philosophy.

While the Meridian guidance has been a valuable resource for our Compensation Committee in identifying compensation trends and determining competitive compensation packages for our executives, our Compensation Committee is not bound to adhere to any advice or recommendations that Meridian may provide to our Compensation Committee.

In March 2016 and 2017, our Compensation Committee considered the independence of Meridian in light of SEC rules and NASDAQ listing standards. Our Compensation Committee requested and received a letter from Meridian addressing the consulting firm’s independence, including the following factors: (i) other services provided to us by the consultant; (ii) fees paid by us as a percentage of the consulting firm’s total revenue; (iii) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and a member of our Compensation Committee; (v) any company stock owned by the individual consultants involved in the engagement; and (vi) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. Our Compensation Committee discussed these considerations, among other things, and concluded that the work of Meridian did not raise any conflict of interest for either the 2016 or 2017 year.

Role of the Chief Executive Officer in Executive Compensation Decisions. Our Chief Executive Officer works very closely with our Compensation Committee; however, except for providing a self-evaluation report to our Compensation Committee, he does not make, participate in, provide input for, or make recommendations about his own compensation. Our Chief Executive Officer sets our strategic direction and strives to promote compensation programs that motivate employee behavior, consistent with our strategic objectives. Under the direction of our Compensation Committee, and in coordination with the compensation consultant, our Chief Executive Officer coordinates the annual review of the compensation programs for the executive officers. This review includes an evaluation of each officer’s historical pay and career development, individual and corporate performance, competitive practices and trends and various compensation issues. Based on the results of this review, our Chief Executive Officer makes recommendations to our Compensation Committee regarding each element of compensation for each of the executive officers, other than himself. Our Chief Executive Officer also provides our Compensation Committee with his evaluation of performance of each executive officer other than himself during the prior year for their consideration for determining actual payouts. Our Compensation Committee also meets in executive session, independently of the Chief Executive Officer and other members of senior management, to review not only compensation issues related to the Chief Executive Officer, but those of all Named Executive

Officers and other executive officers. Other than the Chief Executive Officer, none of our other Named Executive Officers provide direct recommendations to our Compensation Committee or participate in the executive compensation setting process; however, our Chief Financial Officer provides information and recommendations to our Compensation Committee when it reviews and sets incentive performance goals.

Elements of Total Compensation

The table below summarizes the elements of our compensation program, the form in which each element is paid, the purpose or objective of each element, key features of the element and any performance metrics associated with each element.

Element	Form of Compensation	Purpose/Objective	Key Features	Performance Metric(s)
Base Salary	Cash — fixed

To provide an executive officer with a fixed income stream, based upon the executive’s roles and responsibilities within our organization and relative skills and experience, consistent with market for comparable positions.

Initial salaries for executive officers are set by our Compensation Committee based on responsibilities and market data. Amounts are reviewed annually by our Compensation Committee, with adjustments made based on the executive’s individual performance and our company’s performance for the year. Additional factors considered may include other achievements or accomplishments, any mitigating priorities that may have resulted in a change in the goals, market conditions, participation in the development of other company employees, as well as any additional responsibilities that were assumed by the executive during the period.

Not performance-based
Annual Non-Equity Incentive Plan Awards	Cash — variable

To reward operating results consistent with the non-equity incentive compensation plan and to provide a strong motivational tool to achieve or exceed earnings and other related pre-established performance objectives.

Our Compensation Committee establishes a threshold, a target and a maximum possible payout for each executive.

Amounts are paid after year end once our Compensation Committee has determined our performance and each executive’s performance relative to pre-established performance goals, which reflects our Compensation Committee’s desire that the plan pay amounts relative to actual performance and to provide for substantially increased rewards when performance targets are exceeded.

Performance metrics are selected on an annual basis that our Compensation Committee believes will produce the best return for our shareholders given the then-current conditions. For 2016, our Compensation Committee selected Revenue and Adjusted EBITA, defined in “2016 Compensation Decisions — Non-Equity Incentive Plan” below.

Element	Form of Compensation	Purpose/Objective	Key Features	Performance Metric(s)
Long-Term Incentive Awards	Performance-based RSUs and time-based RSUs — variable

To create a strong financial incentive for achieving or exceeding performance goals, to tie the interests of management to the interests of shareholders, to encourage a significant equity stake in our company and to attract and retain our executive talent base in future years.

2016 LTIP: Under our 2016 LTIP, the size of an award is based on an analysis of competitive pay that translates an award into a percentage of base salary. Equity awards granted under the 2016 LTIP comprised 75% performance-based RSUs and 25% time-based RSUs.

RSUs granted to new hires are typically not performance-based and generally vest ratably over four years.

Performance-based RSUs: The performance-based RSUs (except for those granted to Mr. Dove in 2013, which have unique performance and vesting periods) are earned based on performance achievement over a one-year period followed by vesting requirements based on continued employment (or to an employee’s qualified retirement date, if earlier), over 24, 36, and 48 months from January 31st of the grant year, at the rate of 50%, 25%, and 25%, respectively.

Time-based RSUs: The time-based RSUs are earned during the fiscal year of issuance and generally vest in accordance with the same schedule as performance-based RSUs.

75% of RSUs granted under our 2016 LTIP were performance-based awards. For 2016, our Compensation Committee selected Revenue and Adjusted Net Income per Share as the two performance metrics.

Time-based RSUs are not performance-based in the sense that we assign specific performance metrics to the awards.

Discretionary Bonuses	Cash — variable	To reward an executive for significant contributions to a company initiative or when the executive has performed at a level above what was expected or for attracting executives.	Granted at the discretion of our Compensation Committee, discretionary bonuses are not a recurring element of our executive compensation program.

Varies, but typically relates to performance with respect to special projects that require significant time and effort on the part of the executive. Payments made in conjunction with significant relocation are not performance-based.

Element	Form of Compensation	Purpose/Objective	Key Features	Performance Metric(s)
Health, Life, Retirement Savings and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including retirement, health, life insurance and disability plans — generally fixed.

Plans are part of our broad-based employee benefits program, which is designed to allow us to remain competitive in the market in terms of attracting and retaining employees and, in the case of our 401(k) plan, to assist our employees in providing for their retirement.

Under our 401(k) plan, for 2016, we matched 100% of employee contributions up to 4% of the employee’s salary.
Employees immediately vest in their contributions while our matching contributions vest at a rate of 20% per year. We do not provide any supplemental retirement benefits to our Named Executive Officers. For Mr. Simpson-Dent, we provided retirement, health and life insurance benefits that are customarily provided to executives in the United Kingdom.

Not performance-based
Executive Severance and Change in Control Agreements

Payment of compensation and for benefit coverage costs in the form of separation payments — subject to compliance with restrictive covenants and related conditions. Levels are fixed for duration of employment agreements.

To provide the executive with assurances against certain types of terminations without cause or resulting from change-in-control where the terminations were not based upon cause. This type of protection is intended to provide the executive with a basis for keeping focus and functioning in the shareholders’ interests at all times.

Governed by the terms of employment agreements with certain Named Executive Officers, these agreements and our severance terminology are described in “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment-Related Agreements of Named Executive Officers” below. These agreements provide for severance compensation to be paid if the officer’s employment is terminated under certain conditions, such as following a corporate change, involuntary termination, termination by us “without cause,” death or disability, each as defined in the applicable executive’s agreement.

Not performance-based
Limited Perquisites	Cash — fixed	To provide the executive with additional benefits considered necessary or customary for the executive’s position and for the purpose of attracting and retaining executives.

Very limited in nature and not guaranteed to be provided to any Named Executive Officer in any given year. During 2016, we provided Mr. Simpson-Dent with a monthly car allowance. No other Named Executive Officers received any significant perquisites during 2016, other than the relocation allowance provided to Mr. West.

Not performance-based

Factors Considered in Setting Executive Pay

Tally Sheets. Our Compensation Committee reviews “tally sheets” for each executive, which are prepared by management and reviewed by Meridian. The tally sheets contain information related to prior years’ compensation, outstanding equity awards (both vested and unvested) and various termination scenarios. The tally sheets enable our Compensation Committee to review and evaluate various components of the executive pay programs, understand the magnitude of potential payouts as a result of certain employment terminations and consider changes to our plans and programs in light of emerging trends.

Other Factors. In determining the level of total compensation to be set for each compensation component, our Compensation Committee considers a number of factors, including market competitiveness analyses of our compensation levels compared with those paid by comparable companies, our most recent annual performance, each individual Named Executive Officer’s performance, the desire to generally maintain internal equity and consistency among our executive officers, tally sheets (as discussed above) and any other considerations that our Compensation Committee deems to be relevant. While our Compensation Committee reviews the total compensation package we provide to each of our Named Executive Officers, our Board and our Compensation Committee view each element of our compensation program as serving a specific purpose and, therefore, as distinct elements. In other words, a significant amount of compensation paid to an executive in the form of one element will not necessarily cause us to reduce another element of the executive’s compensation. Accordingly, we have not adopted any formal or informal policy for allocating compensation between long-term and short-term, between cash and non-cash or among the different forms of non-cash compensation.

Peer Company Compensation Analysis. Our Compensation Committee has historically identified and analyzed the compensation practices of a group of companies we consider to be our peers. The base Peer Group used for its market analyses for 2016 compensation decisions included the following companies, which we refer to as the “Peer Group”:

ACI Worldwide, Inc.	Jack Henry & Associates Inc.
Acxiom Corp	Moneygram International, Inc
Blackhawk Network Holdings Inc.	Neustar, Inc.
CSG Systems International Inc.	Outerwall, Inc.
Earthlink Inc.	SS&C Technologies Holdings, Inc.
Euronet Worldwide, Inc.	Total System Services, Inc.
Everi Holdings Inc.	Vantiv Inc.
Fair Isaac Corp.	VeriFone Systems, Inc.
Global Payments Inc.	WEX, Inc.
Heartland Payment Systems

This group was compiled based on a combination of the following factors: (i) companies that have the same GICS (Global Industry Classification Standard) classification; (ii) companies that generate a similar amount of revenues; (iii) companies with similar market value; and (iv) companies that provide services that are similar to the services we provide. The Peer Group utilized for 2016 pay decisions was expanded from the Peer Group used for 2015 pay decisions to reflect corporate changes amongst the companies in our Peer Group and to adjust for our continued growth in relation to companies in our industry.

Our Compensation Committee believes that using a Peer Group provides meaningful reference points for competitive practices, types of equity awards used and equity usage levels for the executives as well as the total amount of shares set aside for equity programs. Our Compensation Committee’s goal is to provide a total compensation package that is competitive with prevailing practices in our industry and within the Peer Group.

In addition to studying the compensation practices and trends at companies that are considered peers, our Compensation Committee has also determined that it is beneficial to our understanding of general industry compensation market data from surveys to consider the best practices in compensation policies from other companies that are not necessarily peers or limited to our industry. Our Compensation Committee does not react to or structure our compensation programs on market data alone, and it has not historically utilized any true

“benchmarking” techniques when making compensation decisions. Furthermore, our Compensation Committee did not use the Peer Group to establish a particular range of compensation for any element of pay in 2016; rather, the Peer Group and other survey market data were used as general guidelines in our Compensation Committee’s deliberations.

2016 Compensation Decisions

Base Salaries. In its review of the base salary of each of our Named Executive Officers for 2016, our Compensation Committee generally considered the market data available for the aforementioned Peer Group. Our Compensation Committee evaluated the results of the market data available and the performance of the executive and made adjustments to the base salaries of certain Named Executive Officers, as deemed necessary, based on the various factors previously identified above under “Other Factors.”

The following table reflects annualized base salary amounts for our 2016 Named Executive Officers for 2016 and 2015:

Named Executive Officer	2016 Annualized Base Salary (1)		2015 Annualized Base Salary		Percentage Increase
Steven A. Rathgaber	$700,000		$675,000		3.7%
Edward H. West	$600,000		—		—
J. Chris Brewster	$500,000		$415,000		20.5%
David W. Dove	$602,550		$585,000		3.0%
P. Michael McCarthy	$396,000		$360,000		10.0%
Jonathan Simpson-Dent	$521,742	(2)	$533,173	(2)	(2.1)%
E. Brad Conrad	$300,000		$285,000		5.3%

(1)

The amounts presented in the “2016 Annualized Base Salary” column above were primarily effective as of March 24, 2016 and, therefore, vary from the amounts presented in the “Salary” column of the “Summary Compensation Table for 2016” included in “Executive Compensation” below.

(2)

The base salary for Mr. Simpson-Dent has been converted from pounds sterling to U.S. dollars using the yearly average exchange rate of approximately $1.36 for 2016, and $1.52 for 2015. The percentage increase of his annualized base salary in pounds sterling was 10.0%.

Non-Equity Incentive Plan. Each year, management proposes and our Compensation Committee reviews and approves a non-equity incentive compensation plan (the “Cash Incentive Plan”). Under the Cash Incentive Plan, each executive officer has a threshold, a target, and a maximum possible payout, which are set by our Compensation Committee in its discretion. For our Named Executive Officers, the 2016 and 2015 threshold, target and maximum annual incentive payout amounts were as follows:

Named Executive	2016 Incentive Payout as a % of Base Salary			2015 Incentive Payout as a % of Base Salary
Officer	Threshold	Target	Maximum	Threshold	Target	Maximum
Steven A. Rathgaber	50.0%	100.0%	200.0%	50.0%	100.0%	200.0%
Edward H. West	50.0%	100.0%	200.0%	—	—	—
J. Chris Brewster (1)	6.4%	12.8%	25.6%	45.0%	90.0%	180.0%
David W. Dove	47.5%	95.0%	190.0%	47.5%	95.0%	190.0%
P. Michael McCarthy	45.0%	90.0%	180.0%	37.5%	75.0%	150.0%
Jonathan Simpson-Dent	50.0%	100.0%	200.0%	40.0%	80.0%	160.0%
E. Brad Conrad	30.0%	60.0%	90.0%	25.0%	50.0%	75.0%

(1)     Mr. Brewster resigned as Chief Financial Officer effective February 22, 2016. In accordance with his amended and restated employment agreement, he was eligible for a prorated cash bonus based on his time as Chief Financial Officer.

Our Compensation Committee adjusted the target payout percentages for Mr. Dove, Mr. McCarthy and Mr. Simpson-Dent from 2015 to 2016 based on a review of market compensation information compiled by Meridian and other factors. The target payout percentage for Mr. Rathgaber was not adjusted, since our Compensation Committee concluded the current level of target payout percentage was appropriate for the similar executive position at a company of our size, based on market compensation information compiled by Meridian.

Under the 2016 Cash Incentive Plan, two components factor into whether a participant’s award will be paid, as well as what level of payout may be achieved: (i) performance qualifiers; and (ii) performance metrics, both of which are further described below.

Performance Qualifiers. Performance qualifiers are minimum levels of company performance that must be attained in order for payouts under the Cash Incentive Plan to occur. Amounts of potential payouts under the Cash Incentive Plan are not adjusted based on the level of performance achieved, but rather act as absolute prerequisites that must be met before we will make payments under the Cash Incentive Plan. For 2016, the qualifiers were (i) our compliance with all material public company regulations and reporting requirements for the fiscal year and (ii) the participant’s achievement of the minimum performance standards established by his superior or our Board and completion of required corporate and compliance training as assigned.

Performance Metrics. Performance metrics are key metrics designated as critical to our success. For 2016, the metrics for the Cash Incentive Plan were (i) Revenue and (ii) Adjusted EBITA. Revenue is defined as “Total Revenues” on a U.S. GAAP basis, as reported in our 2016 consolidated financial statements or as reported in the division’s financial statements, calculated in the same manner as in our consolidated financial statements included in our Annual Report on Form 10-K. Adjusted EBITA is a non-GAAP measure and is defined and reported in the reconciliation of Non-GAAP Financial Measures in our Annual Report on Form 10-K. Revenue and Adjusted EBITA were selected as performance metrics as we believe these two metrics are appropriate indicators of success and sustainable business performance that translate into increased shareholder value and are easily understandable and measurable.

The following table provides (i) the 2016 pre-established threshold, target and maximum performance levels for each of our performance metrics and (ii) our performance results for each metric, as adjusted for the effects of foreign currency exchange rate movements from target, and other minor adjustments as called for in the Cash Incentive Plan.

Performance Metric	Threshold	Target	Maximum	Performance Results Achieved

	(In thousands)

Total Revenues	$1,216,250	$1,266,927	$1,317,604	$1,287,310
Total Adjusted EBITA	$217,508	$228,956	$247,272	$233,632

North America Division Revenues	$851,345	$879,770 - 886,818	$922,291	$873,189
North America Division Adjusted EBITA	$190,529	$198,490 - 200,557	$218,607	$194,250

Europe Division Revenues	£245,881	£254,090 - 256,126	£266,371	£269,282
Europe Division Adjusted EBITA	£39,373	£41,018 - 41,445	£45,175	£48,219

When establishing the appropriate threshold, target and maximum performance levels for the performance measures, we typically set the target level such that actual performance requires growth from the prior year. Additionally, targets are generally reflective of our Board-approved budget. Our goal for each performance measure is to establish a target level of performance that we are not certain to attain, so that achieving or exceeding the target level requires significant effort by our executive officers. Once the target levels are set, our Compensation

Committee sets the threshold and maximum amounts. Taking a variety of business factors into account, our Compensation Committee sets the threshold at what it considers to be the lowest level of acceptable performance and the maximum at what our Compensation Committee views would be outstanding performance versus target and budget. Performance below threshold for a metric will result in no incentive payout for that metric. After achievement of the qualifying factors, a threshold level of performance for a given metric will result in 50% of the target opportunity being earned for that metric; performance at the target level for a metric will result in 100% of the target opportunity being earned for that metric; and performance at or above the maximum level for a metric will result in 150%—200% of the target opportunity being earned. For the division metrics, if total results achieve target for a given metric, and the corresponding division metric falls within the target range, the division will earn 100% of the target opportunity. However, if the total metric falls short of target for a given metric, and the division metric is within the target range, the division will result in the division earning between 50% and 100%, depending on the actual results.

Our Compensation Committee retains absolute discretion in determining the extent to which any actual payouts are made under the Cash Incentive Plan. Furthermore, our Compensation Committee retains the right to make adjustments to actual performance results to take into account the occurrence of any material event, such as a material acquisition, which would impact the calculation of these performance metrics. Our Compensation Committee exercised the operating discretion that is provided within the 2016 Cash Incentive Plan during the 2016 year to adjust the actual performance results. These adjustments included: (i) the neutralization of foreign currency exchange rate changes as compared to the annual budget and (ii) other minor adjustments, in accordance with the terms of the 2016 Cash Incentive Plan. In addition, our Compensation Committee used its discretion to adjust downward the total performance percentage achieved for Mr. Rathgaber to 82.9% and for Mr. McCarthy to 83.8% to reflect our Board’s evaluation of our delay in successfully implementing software and Europay, MasterCard and Visa (“EMV”) upgrades to our U.S. ATMs in 2016.

In addition to setting and potentially adjusting the performance levels for each performance metric, our Compensation Committee also determines the relative weightings of each performance metrics for each Named Executive Officer. These are presented in the following table, along with the actual total performance percentage achieved:

	Revenues			Adjusted EBITA
Named Executive Officer	Total	North America Division	Europe Division	Total	North America Division	Europe Division	Individual Performance	Total Target	Performance % Achieved (1)
Steven A. Rathgaber	50.0%	—	—	50.0%	—	—	—	100.0%	132.9%
Edward H. West	50.0%	—	—	50.0%	—	—	—	100.0%	132.9%
J. Chris Brewster	50.0%	—	—	50.0%	—	—	—	100.0%	132.9%
David W. Dove	25.0%	25.0%	—	25.0%	25.0%	—	—	100.0%	106.9%
P. Michael McCarthy	50.0%	—	—	50.0%	—	—	—	100.0%	132.9%
Jonathan Simpson-Dent	25.0%	—	25.0%	25.0%	—	25.0%	—	100.0%	166.4%
E. Brad Conrad	35.0%	—	—	35.0%	—	—	30.0%	100.0%	119.0%

(1)	As discussed above, our Compensation Committee used its discretion to adjust downward the individual performance percentage achieved for Messrs. Rathgaber and McCarthy.

For the specific amount paid to each Named Executive Officer under the 2016 Cash Incentive Plan, see the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table for 2016” included in “Executive Compensation” below.

Discretionary Bonus to Mr. Conrad. In March 2017, in recognition of his extraordinary efforts on various projects in 2016, Mr. Conrad received a discretionary cash bonus of $200,000.

Recoupment. The 2016 Cash Incentive Plan is subject to our Clawback policy, under which, if the operating or financial results used to calculate the payout are later restated (other than as a result of new accounting pronouncements), a portion of the payouts related to performance-based awards made to participants may be required to be returned to us, if the calculated payout using restated results was lower than originally calculated. Additionally, under this provision, an executive who engages in fraud or other misconduct leading to the restatement is required to return the full payout for the period in question.

2016 Long-Term Incentive Plan and other Performance Awards. We have two shareholder-approved long-term equity incentive plans: (i) the Third Amended and Restated 2007 Stock Incentive Plan (the “2007 Plan”); and (ii) the 2001 Stock Incentive Plan (the “2001 Plan”). The purpose of each of these plans is to provide directors and employees of our company and our affiliates with additional equity-based incentive and reward opportunities that are designed to enhance the profitable growth of our company and affiliates. For additional details of these plans, see “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Equity Incentive Awards” below. Pursuant to and subject to the terms and conditions of our 2007 Plan, which expressly allows for annual equity awards to be made to eligible employees, in March 2016, our Compensation Committee approved the 2016 Long-Term Incentive Plan (the “2016 LTIP”), which provided for the granting of 75% performance-based RSUs and 25% time-based RSUs under the 2007 Plan. The performance-based RSUs are earned based on performance achievement over a one-year period followed by vesting requirements based on continued employment (or to an employee’s qualified retirement date, if earlier), over 24, 36, and 48 months from January 31st of the grant year, at the rate of 50%, 25%, and 25%, respectively. The time-based RSUs are earned upon completion of the grant year and vest in accordance with the same schedule as performance-based RSUs. Beginning in 2017, our Compensation Committee intends to discontinue the use of annual LTIPs and instead rely on award documents to address the terms previously included in the annual LTIPs.

Under the 2016 LTIP, the size of our 2016 awards was based on a competitive long-term equity compensation element calculated as a percentage of base salary. For example, our CFO was granted RSUs with a target value approximately equal to 2.25x his base salary (with the number of shares granted based on a 15-day average stock price following the 2015 earnings release). Under the 2016 LTIP, the total number of RSUs earned was subject to an annual stock pool limitation established by our Compensation Committee. Performance-based RSUs were then earned based on the achievement of a Revenue performance metric and an Adjusted Net Income per Share performance metric, with each metric being equally weighted. Revenue is defined as “Total Revenue” on a U.S. GAAP basis, as reported in our 2016 consolidated financial statements and calculated in the same manner as in our consolidated financial statements included in our Annual Report on Form 10-K. Adjusted Net Income per Share is a non-GAAP measure and is defined as “Adjusted Net Income per Diluted Share” as reported in our consolidated financial statements and calculated in the same manner as in our Annual Report on Form 10-K. These two measures were selected as we believe they are the best measures of sustainable business performance and drive increased shareholder value.

The following table provides (i) the 2016 pre-established threshold, target and maximum performance levels for each of our performance metrics and (ii) as adjusted for the effects of foreign currency exchange rate movements and tax rate movements from budget and other minor adjustments as called for in the plan. The two targeted amounts for Revenue and Adjusted Net Income per Share were set based on our intermediate-term growth objectives and our Board-approved budget.

Performance Metric	Threshold	Target	Maximum	Performance Results Achieved
	(In thousands)
Total Revenue	$1,216,250	$1,266,927	$1,317,604	$1,287,310
Adjusted Net Income per Share	$2.97	$3.13	$3.38	$3.21

If we did not meet a given threshold amount for at least one metric, all of the performance-based RSUs would be forfeited with respect to that metric. If we achieved our Revenue and Adjusted Net Income per Share performance levels at the threshold, target, or maximum levels of performance, then 50%, 100% or 200% of the targeted number of performance-based RSUs would be deemed earned, respectively. Our Compensation Committee retains the right to make adjustments to actual performance results, similar to the Cash Incentive Plan, and exercised the operating discretion in 2016 by adjusting the actual performance results with the same adjustments made to the Cash Incentive Plan as described above.

Our Compensation Committee believes that this long-term incentive design is competitive and will allow us to attract and retain our executive talent base in future years. In addition to serving as a retention tool, these grants were also made to incentivize the executives to work towards achieving certain levels of Revenue and Adjusted Net Income per Share in 2016.

In March 2016, our Compensation Committee awarded the following target number of RSUs under the 2016 LTIP to our Named Executive Officers:

Named Executive Officers:	Time-based RSUs	Performance-based RSUs
Steven A. Rathgaber	24,178	72,534
Edward H. West	12,089	36,267
J. Chris Brewster	1,292(1)	3,875(1)
David W. Dove (2)	—	—
P. Michael McCarthy	5,585	16,755
Jonathan Simpson-Dent	9,949	29,845
E. Brad Conrad	2,418	7,253

(1)

Mr. Brewster resigned as Chief Financial Officer effective March 22, 2016. In accordance with his amended and restated employment agreement he was eligible for a LTIP award based on his time as Chief Financial Officer.

(2)	Mr. Dove did not receive any awards under the 2016 LTIP. See the discussion below on the performance-based RSUs he received in 2013.

We achieved above target results for Revenue and Adjusted Net Income per Share, resulting in 136% of the target number of performance-based RSUs earned for each participant. However, both performance-based and time-based RSUs remain subject to the additional time-based vesting requirements discussed above. Pursuant to the terms of the 2016 LTIP, vesting is contingent upon continued employment (or set to an employee’s qualified retirement date, if earlier), over 24, 36 and 48 months from January 31st of the grant year, at the rate of 50%, 25% and 25%, respectively. For information regarding the fair value of these awards, see the “Stock Awards” column and the related footnotes of the “Summary Compensation Table for 2016” included in “Executive Compensation” below.

Upon his hiring in 2013, Mr. Dove received 50,000 performance-based RSUs to be earned evenly over three annual performance periods that commenced in 2014. For the 16,668 target RSUs of the 2016 performance period, our Compensation Committee set the performance metrics to be the same as for the 2016 LTIP, as such earning 136% of the target number of performance-based RSUs. These RSUs vested in March 2017.

Recoupment. For 2016, performance-based awards granted under our 2007 Plan and the 2016 LTIP are subject to our Clawback policy, under which, if the operating or financial results used to calculate the payout are later restated (other than as a result of new accounting pronouncements), a portion of the payouts related to performance-based awards made to participants may be required to be returned to us, if the calculated payout using restated results was lower than originally calculated. Additionally, under this provision, an executive who engages in fraud or other misconduct leading to the restatement is required to return the full payout for the period in question.

New Hire 2016 Grant to Mr. West. In 2016, Mr. West received a new hire grant of 61,786 time-based RSUs in connection with the start of his employment at Cardtronics. Of these RSUs, 25% vested in December 2016, and 25% will vest each in December 2017, 2018, and 2019.

Discretionary Grant to Mr. Conrad. In March 2017, in recognition of his extraordinary efforts on various projects in 2016, Mr. Conrad received a discretionary grant of 4,488 time-based RSUs. Of these RSUs, 50% will vest January 2018, and 25% will vest each in January 2019, and 2020.

Other Compensation and Tax Matters

Share Ownership Guidelines. We have a share ownership policy (the “Policy”) for senior executives and non-employee directors (collectively the “Participants”), requiring the Participants to maintain a stated level of share ownership in Cardtronics. This Policy was implemented in May 2011 to align the interests of Participants with those of our shareholders. The Policy was based on market trend information regarding executive and director share ownership policies, including design approaches, types of share counted towards ownership, time provided to Participants to meet goals and common multiples of base salary.

The Policy applies to our shares acquired by Participants on or after June 1, 2011 or the Participant’s hire date, excluding shares acquired in the open market (the “Covered Shares”). Under the terms of the Policy, Participants must attain target levels of ownership (set forth below) in Covered Shares before they no longer are required to adhere to the holding requirement (also set forth below), unless ownership falls below these levels. The total stock value of the Participant’s Covered Shares must equal or exceed the specified target value.

Position	Target Ownership Level
Non-employee Directors	4x annual retainer
Chief Executive Officer	5x base salary
Tier I Participants	2x base salary
Tier II Participants	1x base salary

Prior to attaining the above target ownership levels, a Participant is prohibited from selling, gifting or otherwise transferring more than 50% of any of the shares subject to the Policy, unless those shares are tendered to us in payment of (i) a stock option exercise price or (ii) the minimum state and federal income tax withholding obligations of the Participant that automatically arise upon the lapsing of any restrictions on any restricted stock (or other equity award). If a Participant wishes to sell unrestricted Covered Shares in excess of the allowable amount and is under the target ownership level, the individual must request an exception and have it approved by our Compensation Committee, who has complete discretion to allow or disallow any such sales.

Participants are not subject to a time period to attain their target ownership level, since this will be achieved through the retention of a specified percentage of equity grants each year through our incentive plans. If a Participant receives a raise in his or her base salary, leading to an increase in the ownership requirement, the Participant’s future equity grants will continue to be subject to the holding requirement until the new target ownership level is attained. It is anticipated that actual levels of share ownership will fluctuate over time based on the change in pay rates and the value of the underlying shares. Accordingly, on a periodic basis, our Compensation Committee will review the target ownership levels to determine if any adjustments are appropriate. Furthermore, in response to unusual circumstances and in its sole discretion, our Compensation Committee may grant temporary relief or a waiver to individuals and/or categories of Participants so as to permit them to sell unrestricted Covered Shares even if such sale results in that Participant falling below his or her prescribed target ownership level. All of our Named Executive Officers are currently in compliance with the Policy.

Indemnification Agreements. Following the Redomicile Transaction, Cardtronics entered into a deed of indemnity with each of the Named Executive Officers and non-employee directors (as well as certain other of our officers). In addition, the prior indemnification agreements with Cardtronics Delaware remain in place. The forms of such agreements have been filed with the SEC. These agreements provide for Cardtronics to, among other things, indemnify the individual against certain liabilities that may arise by reason of his or her status or service as a director or officer, to advance expenses incurred as a result of certain proceedings and to cover him or her under our directors’ and officers’ liability insurance policy. These agreements are intended to provide indemnification rights to the fullest extent permitted under U.K. and Delaware law and under our governing documents and those of Cardtronics Delaware.

Equity Granting and Exercise Policy and Policy against Backdating. Under the terms of the governing option agreements, the exercise price of each stock option awarded to employees under our 2007 Plan is calculated as the closing share price of our stock on the date of grant to ensure that options are not granted at less than their fair market value. We do not backdate options and have a specific company policy in place along with a notification system administered by our legal department to be mindful of black-out periods during which the exercise of options or other sales of stock would be prohibited or would violate insider trading rules.

Board and Compensation Committee meetings are generally scheduled several months in advance. The meeting dates on which options, restricted stock, or any other rewards are granted are not established in regard to planned releases of earnings or any other major announcements. Also, our Compensation Committee does not currently believe that it would be appropriate to recommend the re-pricing or discounting of options to any of our employees in the event of a decline in our stock price.

Tax Deductibility of Compensation. Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), limits the amount of non-performance-based compensation paid to certain “covered employees” as defined in Section 162(m) of the Code to $1,000,000. Our “covered employees” for purposes of Section 162(m) of the Code include, as of the last day of the applicable taxable year, our Chief Executive Officer (or the individual acting as our Chief Executive Officer) and the three most highly compensated Named Executive Officers (other than our Chief Financial Officer). Section 162(m) of the Code will limit certain deductions for U.S. corporate income tax purposes for compensation payments made to these covered employees unless the specifics of the plans impacted have been previously submitted to our shareholders for approval as “performance-based compensation.” Although our Compensation Committee attempts to establish and maintain compensation programs that optimize the tax deductibility of compensation, our Compensation Committee retains discretion to authorize payment of compensation that may not be fully tax deductible when it believes this would be in our best interest and reflecting the U.K. tax residency of the company.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions, has recommended to our Board that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Respectfully submitted by the Compensation Committee of the Board of Cardtronics plc,

G. Patrick Phillips, Chairman

Jorge M. Diaz

Julie Gardner

Mark Rossi

EXECUTIVE COMPENSATION

Summary Compensation Table for 2016

The following table discloses the compensation paid to or earned by our Named Executive Officers serving during the applicable period:

Name & Principal Position	Year	Salary	Bonus	Stock Awards (1)	Non-Equity Incentive Plan Compensation	All Other Compensation (2)	Total
Steven A. Rathgaber	2016	$693,750	$—	$3,447,783	$580,134	$11,326	$4,732,993
Chief Executive Officer	2015	668,750	—	3,014,486	726,153	8,676	4,418,065
	2014	637,644	—	2,589,118	1,034,805	8,364	4,269,931
Edward H. West	2016	$575,000	$—	$3,723,904	$797,258	$511,145	$5,607,307
Chief Financial Officer and Chief Operations Officer
J. Chris Brewster	2016	$486,426	$—	$184,204	$85,198	$11,029	$766,857
Former Chief Financial	2015	407,812	—	987,648	401,804	8,298	1,805,562
Officer	2014	383,723	—	945,515	430,439	8,129	1,767,806
David W. Dove	2016	$598,163	$—	$—	$611,844	$11,072	$1,221,079
Former President — North	2015	567,500	—	—	636,311	8,412	1,212,223
American Business Group	2014	511,630	—	—	624,987	11,449	1,148,066
P. Michael McCarthy	2016	$387,000	$—	$796,421	$298,571	$11,123	$1,493,115
Former Chief Information Officer	2015	352,688	—	964,621	290,461	8,412	1,616,182
Jonathan Simpson-Dent (3)	2016	$509,884	$—	$1,418,656	$868,377	$72,704	$2,869,621
Chief Commercial Officer	2015	504,610	—	2,324,039	433,361	73,107	3,335,117
	2014	442,804	—	696,179	496,991	72,092	1,708,066
E. Brad Conrad	2016	$296,250	$200,000	$531,171	$214,212	$10,996	$1,252,629
Chief Accounting Officer

(1)

Amounts included in the “Stock Awards” columns represent the aggregate grant date fair value of the awards made to our Named Executive Officers, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718, disregarding any estimates for forfeitures. A portion of the awards made to our Named Executive Officers are performance-based RSUs that are based upon the outcome of certain performance conditions at the date of grant. The grant date fair values ultimately realized by the executives upon the actual earning of the awards may be or were different to the values reflected above. For the stock awards granted in 2016, Messrs. Rathgaber, West, Brewster, McCarthy, Simpson-Dent and Conrad earned 136% of the target number of performance-based RSUs. Additionally, Mr. West received a new hire grant of 61,786 time-based RSUs in connection with the start of his employment at Cardtronics and Mr. Conrad received a discretionary award of 5,000 time-based RSUs in recognition of his extraordinary efforts on various projects in 2015. All RSUs will vest based on continued employment with Cardtronics (or to an employee’s qualified retirement date, if earlier). The maximum values of the 2016 performance-based RSUs, if the highest level of performance conditions were achieved, would have been as follows:

Name	Maximum Value of 2016 Stock Awards That Could Have Been Achieved
Steven A. Rathgaber	$5,171,674
Edward H. West	$2,585,837
J. Chris Brewster	$276,288
David W. Dove	—
P. Michael McCarthy	$1,194,632
Jonathan Simpson-Dent	$2,127,949
E. Brad Conrad	$517,139

Assumptions used in the calculation of these amounts are included in Part II. Item 8. Financial Statements and Supplementary Data, Note 3. Share-Based Compensation, to our audited consolidated financial statements for the fiscal year ended December 31, 2016, included in our Annual Report on Form 10-K.

Mr. Dove did not receive any awards under the 2016 LTIP.

(2)	Amounts presented in the “All Other Compensation” column for 2016 include the following:

Name	Matching 401(k) Contributions	Life Insurance Premiums	Other	Total
Steven A. Rathgaber	$10,600	$726	$—	$11,326
Edward H. West	$10,600	$545	$500,000	$511,145
J. Chris Brewster	$10,600	$429	$—	$11,029
David W. Dove	$10,600	$472	$—	$11,072
P. Michael McCarthy	$10,600	$523	$—	$11,123
Jonathan Simpson-Dent	$—	$1,659	$71,045	$72,704
E. Brad Conrad	$10,600	$396	$—	$10,996

The “Other” column for Mr. West represents Mr. West’s relocation allowance paid to him in 2016. For Mr. Simpson-Dent, the “Other” column includes $50,988 of contribution to a personal pension plan, $13,552 of auto allowance and $6,505 of health insurance benefits.

(3)

The amounts presented for Mr. Simpson-Dent, excluding the “Stock Awards” have been converted from pounds sterling to U.S. dollars using the yearly average exchange rate of approximately $1.36 for 2016, $1.52 for 2015 and $1.65 for 2014.

Grants of Plan-Based Awards for 2016

The following table sets forth certain information with respect to the RSUs granted during the year ended December 31, 2016 as well as the details regarding other plan-based awards granted in 2016 to each of our Named Executive Officers:

	Type of Equity Incentive		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Units)			Grant Date Fair Value of Stock
Name	Plan Award	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Steven A. Rathgaber		—	$350,000	$700,000	$1,400,000	—	—	—	—
	Time-based LTIP	3/22/2016	—	—	—	—	24,178	—	$861,946
	Performance-based LTIP	3/22/2016	—	—	—	36,267	72,534	145,068	$2,585,837
Edward H. West		—	$300,000	$600,000	$1,200,000	—	—	—	—
	New Hire	1/11/2016	—	—	—	—	61,786	—	$2,000,013
	Time-based LTIP	3/22/2016	—	—	—	—	12,089	—	$430,973
	Performance-based LTIP	3/22/2016	—	—	—	18,133	36,267	72,534	$1,292,919
J. Chris Brewster		—	$12,824	$64,118	$128,236	—	—	—	—
	Time-based LTIP	3/22/2016	—	—	—	—	1,292	—	$46,060
	Performance-based LTIP	3/22/2016	—	—	—	1,937	3,875	7,750	$138,144
David W. Dove		—	$286,212	$572,423	$1,144,846	—	—	—	—
P. Michael McCarthy		—	$178,200	$356,400	$712,800	—	—	—	—
	Time-based LTIP	3/22/2016	—	—	—	—	5,585	—	$199,105
	Performance-based LTIP	3/22/2016	—	—	—	8,377	16,755	33,510	$597,316
Jonathan Simpson-Dent (1)		—	$260,871	$521,742	$1,043,483	—	—	—	—
	Time-based LTIP	3/22/2016	—	—	—	—	9,949	—	$354,682
	Performance-based LTIP	3/22/2016	—	—	—	14,922	29,845	59,690	$1,063,974
E. Brad Conrad		—	$90,000	$180,000	$270,000	—	—	—	—
	Time-based LTIP	3/22/2016	—	—	—	—	2,418	—	$86,202
	Performance-based LTIP	3/22/2016	—	—	—	3,626	7,253	14,506	$258,569
	Discretionary Award	4/26/2016	—	—	—	—	5,000	—	$186,400

(1)                       The amounts presented for Mr. Simpson-Dent as “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” have been converted from pounds sterling to U.S. dollars using the yearly average exchange rate of approximately $1.36 for 2016.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment-Related Agreements of Named Executive Officers

The following is a description of the material terms of the employment agreements we had with our Named Executive Officers as of December 31, 2016:

Employment Agreement with Steven A. Rathgaber — Chief Executive Officer. Mr. Rathgaber has served as our Chief Executive Officer and a director of our Board since February 1, 2010. In connection with Mr. Rathgaber’s appointment, we entered into an employment agreement with him that was also effective February 1, 2010. Under the terms of his agreement, Mr. Rathgaber received a base salary presented in the “Salary” column of the “Summary Compensation Table for 2016” above, that is subject to periodic review by our Board (or a committee thereof) and may be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Rathgaber may be eligible to receive an annual award under a non-equity incentive plan on or before March 15th of each year. In addition, Mr. Rathgaber is entitled to receive perquisite benefits made available to other senior officers, sick leave and paid vacation time each year. The agreement with Mr. Rathgaber provide for an initial term of three years, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms. The initial three-year term of our employment agreement with Mr. Rathgaber expired in February 2013; however, the agreement has been automatically renewed through February 2018.

Employment Agreement with Edward H. West — Chief Financial Officer and Chief Operations Officer. In December 2015, we entered into an employment agreement with Mr. West, for his employment commencing January 2016, and in the role of Chief Financial Officer effective February 22, 2016. Under the terms of his agreement, Mr. West received a base salary presented in the “Salary” column of the “Summary Compensation Table for 2016” above, that is subject to periodic review by our Board (or a committee thereof) and may be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. West may be eligible to receive an annual award under a non-equity incentive plan and an annual LTIP award. Mr. West’s agreement further entitled him to a sign-on $2,000,000 incentive award in the form of RSUs to vest over four years, and a $500,000 relocation allowance. In addition, Mr. West is entitled to receive perquisite benefits made available to other senior officers, sick leave and paid vacation time each year. In July 2016, Mr. West’s role was expanded to also include the role of Chief Operations Officer. His employment agreement was not amended in connection with his new position and role. The agreement with Mr. West provides for an initial term of three years, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms. The initial three-year term of the employment agreement with Mr. West will expire in January 2019.

Agreement with J. Chris Brewster — Former Chief Financial Officer. On February 22, 2016 in connection with Mr. Brewster’s previously announced resignation from his position as Chief Financial Officer and appointment as an executive advisor, Mr. Brewster entered into a new agreement with us that amended and restated his previous employment agreement in its entirety to reflect his new role as an executive advisor with a salary of $500,000 per year. Mr. Brewster was eligible to receive prorated cash and equity incentive bonuses in 2016 for the period during which he served as Chief Financial Officer, but did not participate in such programs after the effective date of his resignation. Mr. Brewster’s agreement had a term of one year and has expired, and he no longer works in any capacity at Cardtronics.

Employment Agreement with David W. Dove — Former President — North American Business Group. In September 2013, we entered into an employment agreement with Mr. Dove when he began serving as our Group President of Enterprise Growth. Under the terms of his agreement, Mr. Dove received a base salary presented in the “Salary” column of the “Summary Compensation Table for 2016” above, that is subject to periodic review by our

Board (or a committee thereof) and may be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Dove may be eligible to receive an annual award under a non-equity incentive plan on or before March 15th of each year. In addition, Mr. Dove is entitled to receive perquisite benefits made available to other senior officers, sick leave and paid vacation time each year. In August 2016, Mr. Dove entered into an amendment to his employment agreement with us, entitling him to a $200,000 cash bonus payment to be made following the termination of his employment, subject to the receipt by us of Mr. Dove’s release of claims as per the original agreement. The amended agreement with Mr. Dove expired on February 28, 2017.

Employment Agreement with P. Michael McCarthy — Former Chief Information Officer. For 2016, Mr. McCarthy was party to an employment agreement with us that provided for the base salary, non-equity incentive plan award, and perquisites reported in the “Summary Compensation Table for 2016” above. On January 3, 2017, in connection with Mr. McCarthy’s retirement from his position of Chief Information Officer effective February 1, 2017, Mr. McCarthy entered into a retirement agreement with us, entitling him to payments and benefits in accordance with his original employment agreement, which includes the payout of the amount he earned under the 2016 non-equity incentive plan, a prorated portion of the 2017 non-equity incentive plan, payment of an amount equal to two times his base salary and average annual bonus as of his retirement. Any unvested equity awards at the time of his retirement are considered forfeited at that time.

Employment Agreement with Jonathan Simpson-Dent — Chief Commercial Officer. In August 2013, in conjunction with the acquisition of Cardpoint Limited, we entered into an employment agreement with Mr. Simpson-Dent when he began serving as our Managing Director, Cardtronics Europe. Mr. Simpson-Dent’s previous employment with Payzone UK Limited (the entity from which we acquired Cardpoint Limited) is counted as part of his continuous employment with Cardtronics; therefore, the employment commencement date was February 2012. Under the terms of his agreement, Mr. Simpson-Dent received a base salary presented in the “Salary” column of the “Summary Compensation Table for 2016” above, that is subject to periodic review by our Board (or a committee thereof) and may be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Simpson-Dent may be eligible to receive annual awards under a non-equity incentive plan and LTIP. In addition, Mr. Simpson-Dent is entitled to receive perquisite benefits customary to his position in the United Kingdom, including car allowance, private medical insurance, life insurance, contribution to a personal pension plan, sick leave and paid vacation time each year. In July 2016, Mr. Simpson-Dent’s role was expanded and he was named to the new position of Chief Operations Officer. His employment agreement was not amended in connection with his new position and role. The agreement with Mr. Simpson-Dent will continue until terminated by either party giving to the other not less than six months’ notice in writing.

Employment Agreement with E. Brad Conrad — Chief Accounting Officer. In October 2010, we entered into an employment agreement with Mr. Conrad when he began serving as our Chief Accounting Officer. Under the terms of his agreement, Mr. Conrad received a base salary presented in the “Salary” column of the “Summary Compensation Table for 2016” above, that is subject to periodic review by our Board (or a committee thereof) and may be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Conrad may be eligible to receive an annual award under a non-equity incentive plan and an annual LTIP award, although not provided for in his employment agreement. In addition, Mr. Conrad is entitled to receive perquisite benefits made available to other senior officers, sick leave and paid vacation time each year. The agreement with Mr. Conrad provides for an initial term of three years, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms. The initial three-year term of the employment agreement with Mr. Conrad expired in October 2013.

Please see “Executive Compensation — Potential Payments upon a Termination or Change in Control” below for a discussion of severance benefits available under our employment agreements with our Named Executive Officers.

Annual Non-Equity Incentive Plan Awards

The amounts awarded to each of the Named Executive Officers under our annual non-equity incentive plan for the fiscal year ended December 31, 2016 were paid to the executives in March 2017. For additional information on the terms of our non-equity incentive compensation plan, see “Compensation Discussion and Analysis — 2016 Compensation Decisions — Non-Equity Incentive Plan” above.

Equity Incentive Awards

As noted above, we have two long-term equity incentive plans — the 2007 Plan and the 2001 Plan. The LTIP, which is an equity-based program subject to the terms and conditions of our 2007 Plan, is annually approved by our Compensation Committee. The following is a description of each plan and program.

2001 Plan. In June 2001 and prior to us being a publicly traded company, our Board adopted the 2001 Plan. Various plan amendments have been approved since that time, the most recent being in November 2007. The 2001 Plan allowed for the issuance of equity-based awards in the form of nonqualified stock options and stock appreciation rights. However, as a result of the adoption of the 2007 Plan, at the direction of our Board, no further awards will be granted under our 2001 Plan. As of December 31, 2016, options to purchase an aggregate of 6,438,172 shares (net of options cancelled) had been granted pursuant to the 2001 Plan, all of which were nonqualified stock options. Of that amount, 6,306,821 options had been exercised, with the remaining amount forfeited. There are no remaining awards outstanding under this plan as of December 31, 2016.

2007 Plan. In August 2007, our Board and our shareholders approved our 2007 Plan. The adoption, approval, and effectiveness of this plan were contingent upon the successful completion of our initial public offering, which occurred in December 2007. Effective July 1, 2016, Cardtronics assumed and adopted the third amendment and restatement of the 2007 Plan. The 2007 Plan provides for the granting of incentive stock options intended to qualify under Section 422 of the Code, nonqualified stock options, restricted stock awards, restricted stock unit awards, annual incentive awards, performance awards, phantom stock awards, and bonus stock awards. The number of shares that may be issued under the 2007 Plan may not exceed 9,679,393 shares, subject to further adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in our capital structure. The individual share limitations that any one participant can receive in any given fiscal year is 1,500,000 shares and, for awards denominated in cash amounts, the amount may not exceed $3,500,000 in a given year. As of December 31, 2016, options to purchase an aggregate of 416,500 shares (net of options cancelled) had been granted pursuant to the 2007 Plan, all of which were nonqualified stock options. Of that amount, 288,425 options had been exercised. Additionally, as of December 31, 2016, 5,682,343 shares of restricted stock awards and units, net of cancellations, had been granted pursuant to the 2007 Plan.

Long-Term Incentive Plan. In the first quarter of each year since 2011, our Compensation Committee of our Board has approved our annual LTIPs, which are subject to the terms and conditions of our 2007 Plan and provide specific details for the equity awards granted during the year. Our Compensation Committee has the sole authority to grant awards under the respective year’s LTIP to our Section 16 Officers, as defined by the SEC, and our Chief Executive Officer has the authority to grant awards to all non-Section 16 Officers and other employees. Our Compensation Committee determined that any awards granted would be in the form of RSUs (as defined in the 2007 Plan). All awards in 2011 and 2012, and 75% of the awards in 2013 through 2016, were performance-based RSUs and are subject to a time-based vesting schedule. The remaining 25% of the awards in 2013 through 2016 only have a service-based vesting schedule, with no performance requirements. The number of performance-based RSUs potentially earned under the LTIP is based on the level of performance achieved during a given year. If we fail to achieve at least the threshold performance level on one of the metrics, none of the performance-based RSUs would be earned, and all of the grants would be forfeited. (See “Compensation Discussion and Analysis — 2016 Compensation Decisions — 2016 Long-Term Incentive Plan and other Performance Awards” above for the 2016 threshold, target and maximum amounts of each selected performance metric.) As of December 31, 2016, 2,159,105 RSUs (net of cancellations) had been granted and earned pursuant to the LTIPs, which is included in the number of restricted stock, net of cancellations, that is presented under the “2007 Plan” section above. Beginning in 2017, our Compensation Committee intends to discontinue the use of annual LTIPs and instead rely on award documents to address the terms previously included in the annual LTIPs.

The type and number of awards held by each of our Named Executive Officers as of December 31, 2016 that were granted pursuant to each of our Equity Incentive Plans are described below in the “Outstanding Equity Awards at Fiscal 2016 Year-End” section.

Selected Compensation in Proportion to Total Compensation

The following table sets forth salary and discretionary bonus compensation (“non incentive-based compensation”) and annual non-equity incentive plan and LTIP compensation (“incentive-based compensation”) as a percentage of total compensation, as presented in the “Total” column of the “Summary Compensation Table for 2016,” that we paid for the year ended December 31, 2016 to each Named Executive Officer:

Name	Non Incentive-based Compensation	Incentive-based Compensation
Steven A. Rathgaber	14.7%	85.1%
Edward H. West	45.9%	45.0%
J. Chris Brewster	63.4%	35.1%
David W. Dove	49.0%	50.1%
P. Michael McCarthy	25.9%	73.3%
Jonathan Simpson-Dent	17.8%	79.7%
E. Brad Conrad	54.5%	44.6%

Outstanding Equity Awards at Fiscal 2016 Year-End

The following table sets forth information for each of our Named Executive Officers regarding the number of shares subject to exercisable stock options and the number of RSUs that have not vested as of December 31, 2016:

	Stock Awards
Name	Grant Date	Number of Units/Awards That Have not Vested		Market Value of Units/Awards that Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Units that Have Not Vested (1)
Steven A. Rathgaber	3/22/2016	24,178	(2)	$1,319,393	72,534(2)	$3,958,180
	3/24/2015	87,736	(2)	4,787,754	—	—
	3/27/2014	47,491	(2)	2,591,584	—	—
	3/29/2013	17,200	(2)	938,604	—	—
Edward H. West	3/22/2016	12,089	(2)	$659,697	36,267(2)	$1,979,090
	1/11/2016	46,340	(3)	2,528,774	—	—
J. Chris Brewster	3/22/2016	1,292	(2)	$70,504	3,875(2)	$211,459
	3/24/2015	28,745	(2)	1,568,615	—	—
	3/27/2014	14,268	(2)	778,605	—	—
	3/12/2014	1,000	(4)	54,570	—	—
	3/29/2013	7,518	(2)	410,257	—	—
David W. Dove	9/1/2013	18,750	(5)	$1,023,188	16,668(6)	$909,573
P. Michael McCarthy	3/22/2016	5,585	(2)	$304,773	16,755(2)	$914,320
	3/24/2015	19,393	(2)	1,058,276	—	—
	3/24/2015	3,750	(7)	204,638	—	—
	3/27/2014	7,273	(2)	396,888	—	—
	3/29/2013	3,510	(2)	191,541	—	—
	1/17/2013	5,000	(8)	272,850	—	—
Jonathan Simpson-Dent	3/22/2016	9,949	(2)	$542,917	29,845(2)	$1,628,642
	3/24/2015	32,715	(2)	1,785,258	—	—
	3/24/2015	30,173	(9)	1,646,541	—	—
	3/27/2014	12,770	(2)	696,859	—	—
	9/4/2013	7,500	(10)	409,275	—	—
E. Brad Conrad	4/26/2016	5,000	(11)	$272,850	—	—
	3/22/2016	2,418	(2)	131,950	7,253(2)	$395,796
	3/24/2015	7,019	(2)	383,027	—	—
	3/27/2014	3,799	(2)	207,311	—	—
	3/12/2014	500	(4)	27,285	—	—
	3/29/2013	1,641	(2)	89,549	—	—

(1)	The market value of RSUs that have not vested is based on the closing market price of our stock on December 31, 2016 of $54.57 per share.

(2)

These RSUs vest after 24, 36, and 48 months from January 31st of the grant year, at the rate of 50%, 25% and 25%, respectively (or to an employee’s qualified retirement date, if earlier). These restricted shares were granted under our respective year’s LTIPs, which are governed by our 2007 Plan. The number of unearned RSUs that have not vested shown above are at target level of performance achievement.

(3)	These RSUs vest at the rate of 25% of the award on December 15th of 2016, 2017, 2018 and 2019. These RSUs were granted pursuant to our 2007 Plan.

(4)

These RSUs vest after 12, 24 and 36 months from January 31st of the grant year, at the rate of 50%, 25% and 25%, respectively (or to an employee’s qualified retirement date, if earlier). These RSUs were granted as a discretionary award under the 2013 LTIP, which is governed by our 2007 Plan.

(5)	These RSUs vest at the rate of 25% of the award on September 1st of 2014, 2015 and 2016 and February 28, 2017. These RSUs were granted pursuant to our 2007 Plan.

(6)

These RSUs are divided into three separate tranches of 16,666, 16,666 and 16,668 target RSUs each, with each tranche having its own annual performance period (specifically, for calendar years 2014, 2015 and 2016) and performance targets or goals. The number of RSUs earned for the applicable year will be determined by our Compensation Committee on or before March 31 of the year immediately following each performance period, and will vest at that time. These RSUs were granted pursuant to our 2007 Plan.

(7)

These RSUs vest after 12, 24 and 36 months from January 31st of the grant year, at the rate of 50%, 25% and 25%, respectively (or to an employee’s qualified retirement date, if earlier). These RSUs were granted as a discretionary award under the 2014 LTIP, which is governed by our 2007 Plan.

(8)	These restricted stock awards vest at the rate of 25% of the award on January 17th of 2014, 2015, 2016 and 2017. These restricted stock awards were granted pursuant to our 2007 Plan.

(9)	These RSUs vest 100% on March 24, 2018. These RSUs were granted pursuant to our 2007 Plan.

(10)	These RSUs vest at the rate of 25% of the award on August 7th of 2014, 2015, 2016 and 2017. These RSUs were granted pursuant to our 2007 Plan.

(11)

These RSUs vest after 12, 24 and 36 months from January 31st of the grant year, at the rate of 50%, 25% and 25%, respectively (or to an employee’s qualified retirement date, if earlier). These RSUs were granted as a discretionary award under the 2015 LTIP, which is governed by our 2007 Plan.

Option Exercises and Stock Vested During Fiscal Year 2016

The following table sets forth information relating to each exercise of stock options and each vesting of restricted stock awards and RSUs during the year ended December 31, 2016 for each of our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Steven A. Rathgaber	—	—	76,268	$2,323,053
Edward H. West	—	—	15,446	$829,296
J. Chris Brewster	12,610	$245,791	27,832	$845,818
David W. Dove	—	—	38,915	$1,528,500
P. Michael McCarthy	—	—	19,527	$603,566
Jonathan Simpson-Dent	—	—	20,269	$740,063
E. Brad Conrad	—	—	7,242	$220,389

(1)             Value realized was calculated based on the difference between the market price of our shares upon exercise and the exercise price of the option.

(2)             Value realized was calculated by multiplying the market value of our shares (which was the average of the high and low trading price or the closing price of our shares on the applicable vesting date) by the number of shares that became vested on the applicable vesting dates.

Pension Benefits

Currently, we do not offer, and, therefore, none of our Named Executive Officers participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us. The contribution to a pension plan made on behalf of Mr. Simpson-Dent was made to his personal pension plan that is not sponsored by us. In the future, however, our Compensation Committee may elect to adopt qualified or nonqualified defined benefit plans if it determines that doing so is in our best interests (e.g., in order to attract and retain employees.)

Nonqualified Deferred Compensation

For 2015, our Compensation Committee elected to provide our officers, directors and other employees with nonqualified deferred compensation benefits. Under our nonqualified deferred compensation program, eligible employees (including non-employee directors) had the ability to defer eligible cash and equity compensation to a trust administered by a third party. No new deferrals were allowed under the program during 2016, and any future deferrals will be subject to the discretion of our Compensation Committee.

Potential Payments upon a Termination or Change in Control

We provide our Named Executive Officers with certain severance and change in control benefits in order to provide them with assurances against certain types of terminations without cause or resulting from change in control transactions where the terminations were not based upon cause. This type of protection is intended to provide the executive with a basis for keeping focus and functioning in the shareholders’ interests at all times. In addition to the potential acceleration of our equity-based awards upon certain events, our employment agreements with Messrs. Rathgaber, West, Dove, McCarthy, Simpson-Dent and Conrad that were in effect on December 31, 2016 contain severance and change in control provisions. The new agreement (described above) which Mr. Brewster entered into in February 2016 upon his resignation from his position as Chief Financial Officer did not provide for severance or change in control benefits. The amendment to the employment agreement (described above) which Mr. Dove entered into August 2016 provided for a $200,000 cash bonus payment to be made following the termination of his employment, subject to the receipt by us of Mr. Dove’s release of claims as per the original agreement. The retirement agreement (described above) which Mr. McCarthy entered into in January 2017 upon his resignation from his position as Chief Information Officer does not provide for any severance or change in control benefits, other than as described above. The following disclosure with respect to potential payments upon a termination or change in control covers our arrangements with our Named Executive Officers as of December 31, 2016, and therefore Mr. McCarthy’s information will relate to his previous employment agreement that was still in effect on that date.

The employment agreements in place as of December 31, 2016 contain the following definitions for each of the possible “triggering events” that could result in a termination payment to the below-referenced Named Executive Officers:

•                  Cause. Messrs. Rathgaber, West, Dove, McCarthy and Conrad may be terminated for cause if the executive: (i) engages in gross negligence, gross incompetence, or willful misconduct in the performance of his employment duties; (ii) refuses, without proper legal reason, to perform his employment duties and responsibilities; (iii) materially breaches any material provision of his employment agreement, any written agreement or a corporate policy or code of conduct established; (iv) willfully engages in conduct that is materially injurious to us; (v) discloses without specific authorization confidential information that is materially injurious to us; (vi) commits an act of theft, fraud, embezzlement, misappropriation, or willful breach of a fiduciary duty to us; (vii) is convicted of (or pleads no contest to) a crime involving fraud, dishonesty or moral turpitude, or any felony (or a crime of similar import in a foreign jurisdiction).

In addition to the above-referenced causes for termination, under Mr. Dove’s employment agreement, Mr. Dove may be terminated if he fails three successive quarterly performance reviews.

Mr. Simpson-Dent may be terminated for cause if he: (i) commits any material breach of his duties, or repeats any breach or continuously breaches or fails to observe any express or implied obligations arising from his position with us, including refusing to comply with any reasonable/lawful instructions given to him by our Board; (ii) commits any serious misconduct; (iii) has been guilty of engaging in any conduct, which in the opinion of our Board, adversely impacts the reputation of Cardtronics; (iv) becomes prevented by applicable law or regulation from continuing to perform his obligations with us; (v) commits any act of fraud or dishonesty (whether or not in connection with his position with Cardtronics) or committed any act, which in the reasonable opinion of our Board, adversely affects his ability to properly to carry out his duties; (vi) becomes unable to pay his debts; (vii) is convicted of a criminal offense; (viii) is convicted of any offense relating to bribery or insider dealing; (ix) becomes of unsound mind or a patient or has been admitted to a hospital due to a mental disorder; and (x) resigns or otherwise ceases to be an executive by reason of his own actions or fault without prior consent of our Board.

•                  Change in Control. Messrs. Rathgaber, Dove and McCarthy’s agreements state that a change in control may occur upon any of the following events:

•                  a merger, consolidation or asset sale where all or substantially all of our assets are sold to another entity if (i) the holders of our equity securities no longer own the same proportion of equity securities of the resulting entity that are entitled to 60% or more of the votes eligible to be cast in the election of directors of the resulting entity or (ii) the members of our Board immediately prior to such transaction no longer constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event;

•                  our dissolution or liquidation;

•                  the date any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of our outstanding securities; or

•                  as a result of or in connection with a contested election of directors, the members of our Board immediately before such election cease to constitute a majority of our Board.

A change in control under Mr. West’s employment agreement may occur upon any of the following events:

•                  a merger, reorganization, reincorporation, amalgamation, scheme of arrangement or consolidation involving us or the sale of all or substantially all of our assets to another entity if (i) the holders of our equity securities no longer own the same proportion of equity securities of the resulting entity that are entitled to 70% or more of the votes then eligible to be cast in the election of directors generally of the resulting entity, the transferee entity or any new direct or indirect parent entity or (ii) the members of our Board immediately prior to such transaction no longer constitute at least a majority of the board of directors of the resulting entity, the transferee entity or any new direct or indirect parent entity immediately after such transaction or event;

•                  our dissolution or liquidation, other than a liquidation or dissolution into any entity in which the holders of our equity securities immediately prior to such liquidation or dissolution own immediately after such liquidation or dissolution equity securities of the entity into which we were liquidated or dissolved entitled to 70% or more of the votes then eligible to be cast in the election of directors generally of such entity;

•                  when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) more than 30% of the combined voting power of our outstanding equity securities, other than any entity in which the holders of our equity securities immediately prior to such acquisition own immediately after such acquisition equity securities of the acquiring entity entitled to 70% or more of the votes then eligible to be cast in the election of directors generally of the acquiring entity; or

•                  as a result of or in connection with a contested election of directors, the members of our Board immediately before such election shall cease to constitute a majority of our Board.

A change in control under Mr. Simpson-Dent’s employment agreement is any event of liquidation of Cardtronics due to merger, consolidation or sale or as part of any arrangements for a merger, consolidation or demerger not involving liquidation.

Our Named Executive Officers may be subject to a federal excise tax on compensation they receive in connection with a change in control of our company. The value determined in accordance with Section 280G of the Code of payments and benefits provided that are contingent upon a change in control may be subject to a 20% excise tax to the extent of the excess of such value over the executive’s average annual taxable compensation from our company for the five years preceding the year of the change in control (or such shorter period as the executive was employed by us), if the total value of such payments and benefits equals or exceeds an amount equal to three times such average annual taxable compensation. In accordance with their employment agreements, if such excise tax is applicable, Mr. Rathgaber is entitled to receive a “gross-up payment” from Cardtronics in an amount necessary to place the executive in the same after-tax position had no portion of such contingent payments been subject to excise tax. Messrs. Dove, McCarthy and West’s employment agreements do not provide for a potential gross-up payment.

•                  Good Reason. Messrs. Rathgaber, Dove and McCarthy have the right to terminate employment upon the occurrence of any of the following good reason events (which in the case of Mr. Dove’s employment agreement, are limited to those events that occur within the 12-month period immediately following a change in control): (i) a material diminution in the executive’s base salary (defined as 5% or more for Messrs. Dove and McCarthy); (ii) a material diminution of the executive’s authority, duties or responsibilities of his job function; and (iii) without the executive’s prior consent, a required involuntary relocation of more than 75 miles (50 miles for Messrs. West and Dove) from our corporate headquarters in Houston, Texas. Additionally, in the case of Messrs. Rathgaber, West, Dove and McCarthy, they may also terminate employment for good reason in the event of a material breach by us of our agreement with them and in the case of Mr. Dove, he may also terminate employment for good reason in the event of a material diminution of the executive’s reporting relationship with his immediate supervisor(s).

Mr. West may also terminate employment for good reason upon the occurrence of any of the following good reason events: (i) a diminution in the executive’s base salary, annual non-equity incentive opportunity or annual LTIP opportunity; (ii) a material diminution of the executive’s authority, duties or responsibilities of his job function, including his ceasing to be the Chief Financial Officer of a publicly traded company and the principal domestic operating company of such publicly traded company; (iii) the involuntary relocation of more than 50 miles from our corporate headquarters in Houston, Texas; (iv) a material breach by us of our agreement with Mr. West; or (v) any failure by us to comply with the provisions of Mr. West’s agreement regarding the assumption of his agreement by a successor.

Under Mr. Simpson-Dent’s employment agreement, either we or the executive may terminate employment for any reason upon providing at least six months’ prior written notice.

Mr. Conrad may terminate his employment under his employment agreement for any reason whatsoever or for no reason at all, in his sole discretion, by providing at least 15 days’ prior written notice.

•                  Totally Disabled. Under Messrs. Rathgaber, West, Dove, McCarthy and Conrad’s employment agreements, we have the right to terminate the executive’s employment at any time if the employee is unable to perform his duties or fulfill his obligations by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, as certified by a competent physician (without this specifically being deemed as “totally disabled”).

Pursuant to Mr. Simpson-Dent’s employment agreement, we may terminate the executive’s employment if the executive cannot perform his duties by reason of ill-health or accident or other incapacity, and has been so prevented for at least a continuous period of 243 days or for an aggregate period of 243 days in the preceding 12-month period (whether or not, in either case, working days).

•                  Without Cause Termination. Under Messrs. Rathgaber, West, Dove, McCarthy and Conrad’s employment agreements, a termination without cause shall mean a termination of the executive’s employment other than for death, voluntary resignation, total disability, or cause (and in Mr. Dove’s case, termination for failure to pass three successive quarterly performance reviews).

Each of our Named Executive Officers has received equity awards grants pursuant to our 2007 Plan, the award agreements of which contain provisions permitting accelerated lapsing of forfeiture restrictions upon certain termination and change in control scenarios. Awards granted were granted under either the sub-plan LTIPs or the overriding 2007 Plan. Under Messrs. Rathgaber and West’s employment agreements, the executives are entitled to the following equity award treatment in the event of a termination of employment or a change in control:

•                  Mr. Rathgaber will receive partial (25%) accelerated lapsing upon a termination of employment as a result of death or disability;

•                  Mr. Rathgaber will also receive partial (50%) accelerated lapsing upon the occurrence of a change in control; this acceleration will be increased to 100% if a termination other than for cause or a good reason termination follows such a change in control; and

•                  Finally, if Mr. Rathgaber terminates his employment with us for Good Reason or if he is terminated by us without Cause, then he will receive partial (25%) accelerated lapsing.

•                  Mr. West will receive full (100%) accelerated lapsing on his sign-on award and accelerated lapsing on the next vesting tranche of any earned LTIP awards upon a termination of employment as a result of death or disability;

•                  Additionally, if Mr. West terminates his employment with us for Good Reason, or if his employment is terminated by us without cause, notwithstanding anything to the contrary in the applicable award agreements, he will receive full (100%) accelerated lapsing on his sign-on award and accelerated lapsing on the next vesting tranche of any earned LTIP awards, and if his termination occurs within 24 months following a Change of Control, he will receive full (100%) accelerated lapsing on any LTIP awards, with any applicable performance goals to be deemed achieved at the greater of target or actual levels.

Equity awards granted between 2011 and 2016 consisted of RSUs, except for Mr. McCarthy’s award granted January 17, 2013, which was a restricted stock award. Under the terms of the agreements governing our applicable LTIPs and RSU Agreements, if a Named Executive Officer: (i) is terminated due to death or disability;

(ii) resigns and such resignation constitutes a “Qualified Retirement” (defined as the employee (a) having been employed for a minimum of five years by us, and (b) being 60 years of age at the time of resignation); or (iii) is involuntarily terminated within 24 months following a Corporate Change (which is substantially the same definition as the Change in Control definition in the employment agreements described above), then the forfeiture restrictions on all earned RSUs that have not previously lapsed will immediately lapse. In the event that a Named Executive Officer is eligible for Qualified Retirement after the end of the performance period, but prior to the date that is 12 months prior to the end of the time-based vesting period, then a Corporate Change that also qualifies as a change in control pursuant to Section 409A of the Code will result in all earned RSUs becoming fully vested and paid out in shares. If the Named Executive Officer is not eligible for a Qualified Retirement during the period noted in the preceding sentence, then the holder may be eligible to receive a replacement award for the RSU. A “replacement award” shall be an award that has a value at least equal to the value of the replaced RSU, it relates to a publicly traded equity security of the successor of the Corporate Change, and it has terms no less favorable to the participant than the terms of the original RSU award. If an RSU holder is provided with a replacement award following a Corporate Change to replace the then-outstanding earned RSUs, then the replaced RSUs will be cancelled. However, if the Named Executive Officer does not receive a replacement award for his or her earned RSUs in connection with a Corporate Change, then the earned RSUs that the Named Executive Officer holds at the time of the Corporate Change will become fully vested and paid out in shares.

Under the terms of Mr. McCarthy’s restricted stock award granted January 17, 2013, if his employment is terminated due to death prior to the 4th anniversary date of the grant, then the forfeiture restrictions on 25% of the original award will lapse immediately.

Unless otherwise noted above, the definitions of the applicable terms in the RSU agreements are substantially similar to the same terms as described above within Messrs. Rathgaber, West and Dove’s employment agreements.

The table below reflects the amount of compensation payable to our Named Executive Officers in the event of a termination of employment or a change in control of Cardtronics as of December 31, 2016. For purposes of calculating the potential payments, we have made certain assumptions that we have determined to be reasonable and relevant to our shareholders. Upon the occurrence of any of the termination events listed, or in the event of a for-cause termination or a voluntary termination (neither of which are shown in the table below), the terminated executive would receive any base salary amount that had been earned but had not been paid at the time of termination. In the event of a without cause termination, a termination for good reason, or a termination in connection with a change in control, the executive would also be entitled to receive payment of any prior year amount earned under our non-equity incentive plan (if not already paid) and a pro rata portion of the amount earned under our non-equity incentive plan for the year in which the termination occurred. However, such amounts would not be considered “termination payments” but rather would represent compensation earned by the executive for services rendered, and we, therefore, have not reflected the amount of earned but unpaid salary and non-equity incentive compensation awards in the table below. The executives are also entitled to receive reimbursement payments for reasonable business expenses, and we have assumed that for purposes of the calculations below, all expense reimbursements were current as of December 31, 2016.

The amount of compensation payable to each applicable Named Executive Officer for each situation is listed below based on the equity award agreements and/or the employment agreements in place for each executive as of December 31, 2016. The amounts shown assume that such termination event was effective as of December 31, 2016 and that the closing price of our shares on December 30, 2016 was $54.57. The amounts below are our best estimates as to the amounts that each executive would receive upon that particular termination event; however, exact amounts that any executive would receive could only be determined upon an actual termination of employment.

Potential Payments upon a Termination or Change in Control Table

Executive	Benefits	Termination by Us Without Cause, or Good Reason Termination By Executive		Change in Control (No Termination)		Termination in Connection with a Change in Control		Death or Disability
Steven A. Rathgaber	Base Salary	$1,400,000	(1)	$—		$1,400,000	(1)	$—
	Non-equity incentive compensation	1,306,287	(1)	—		1,306,287	(1)	—
	Post-employment health care	30,990	(1)	—		30,990	(1)	—
	Equity Awards	—		13,595,515	(2)	13,595,515	(3)	13,595,515	(4)
	Total	$2,737,277		$13,595,515		$16,332,792		$13,595,515
Edward H. West	Base Salary	$1,200,000	(1)	$—		$1,200,000	(1)	$—
	Non-equity incentive compensation	1,594,515	(1)	—		1,594,515	(1)	—
	Post-employment health care	—	(1)	—		—	(1)	—
	Equity Awards	2,528,774	(5)	2,638,787	(2)	5,167,561	(3)	5,167,561	(4)
	Total	$5,323,289		$2,638,787		$7,962,076		$5,167,561
J. Chris Brewster	Equity Awards	$—		$3,094,010	(2)	$3,094,010	(3)	$3,094,010	(4)
	Total	$—		$3,094,010		$3,094,010		$3,094,010
David W. Dove (10)	Base Salary	$100,425	(6)	$—		$100,425	(6)	$100,425	(8)
	Non-equity incentive compensation	95,404	(6)	—		95,404	(6)	95,404	(8)
	Post-employment health care	25,831	(6)	—		25,831	(6)	25,831	(8)
	Equity Awards	1,932,760	(7)	—		1,023,188	(3)	1,932,760	(8)
	Total	$2,154,420		$—		$1,244,848		$2,154,420
P. Michael McCarthy (11)	Base Salary	$792,000	(1)	$—		$792,000	(1)	$—
	Non-equity incentive compensation	589,032	(1)	—		589,032	(1)	—
	Post-employment health care	—	(1)	—		—	(1)	—
	Equity Awards	—		3,343,286	(2)	3,343,286	(3)	3,616,136	(4)
	Total	$1,381,032		$3,343,286		$4,724,318		$3,616,136
Jonathan Simpson-Dent	Base Salary	$260,871	(9)	$—		$260,871	(9)	$—
	Non-equity incentive compensation	868,377	(9)	—		868,377	(9)	—
	Post-employment health care and auto allowance	21,715	(9)	—		21,715	(9)	—
	Equity Awards	—		4,653,675	(2)	6,709,491	(3)	6,709,491	(4)
	Total	$1,150,963		$4,653,675		$7,860,454		$6,709,491
E. Brad Conrad	Base Salary	$300,000	(12)	$—		$300,000	(12)	$—
	Post-employment health care	25,831	(12)	—		25,831	(12)	—
	Equity Awards	—		1,507,769	(2)	1,507,769	(3)	1,507,769	(4)
	Total	$325,831		$1,507,769		$1,833,600		$1,507,769

(1)

For Messrs. Rathgaber, West and McCarthy, in the event of a without cause termination, a good reason termination by the executive or a termination in connection with a change in control, the executive would be entitled to receive severance pay equal to two times his then-current base salary plus two times the average amount paid to him in the two preceding calendar years under our non-equity incentive plan. For Messrs. Rathgaber and McCarthy, the average of the executive’s 2016 and 2015 payout amounts under our non-equity incentive plan were used to calculate the values in the table above. For Mr. West, his 2016 payout amount under our non-equity incentive plan was used to calculate the values in the table above. For each executive, all amounts would be payable in bi-monthly installments; provided, however, that if the executive is a “specified employee” under Section 409A of the Code at the time of his termination, the amounts will be delayed for a period of six months to the extent required to avoid additional federal income taxes for the executive.

Additionally, in the event Messrs. Rathgaber, West and McCarthy elected to continue benefits coverage through our group health plan under COBRA, we would reimburse the executive for the COBRA premiums for up to 18 months.

(2)

Pursuant to the terms of Messrs. Rathgaber, West, Brewster, McCarthy, Simpson-Dent and Conrad’s RSU agreements and the terms of our LTIPs, in the event a change in control occurs, earned awards exchanged for replacement awards will be deemed cancelled, or earned awards not exchanged for replacement awards are immediately fully vested and settled. We’ve assumed that the RSUs would be fully vested and settled, rather than receiving a replacement award. The amounts presented above represent the product of (i) the number RSUs that would have vested as of December 31, 2016 upon the change in control and (ii) $54.57, the closing price of our shares as of December 30, 2016.

Additionally, pursuant to the terms of the executives’ 2016 RSU agreements and the terms of our 2016 LTIP, in the event a change in control occurs during a performance period, the awards granted during the performance period shall be treated as earned at the target level. We’ve assumed that the RSUs would be fully vested and settled at the target level, rather than receiving a replacement award. The amounts presented above represent the product of (i) the number of RSUs that would have vested as of December 31, 2016 upon the change in control and (ii) $54.57, the closing price of our shares as of December 30, 2016.

(3)

Pursuant to the terms of each of our Named Executive Officer’s RSU agreements and the terms of our LTIPs, in the event a change in control occurs, earned awards exchanged for replacement awards will be deemed cancelled, or earned awards not exchanged for replacement awards are immediately fully vested and settled. We have assumed that the RSUs would be fully vested and settled, rather than receiving a replacement award. The amounts presented above represent the product of (i) the number of RSUs that would have vested as of December 31, 2016 upon the change in control and (ii) $54.57, the closing price of our shares as of December 30, 2016.

Additionally, pursuant to the terms of Messrs. Rathgaber, West, Brewster, McCarthy, Simpson-Dent and Conrad’s RSU agreements and the terms of our 2016 LTIP, in the event a change in control occurs during a performance period, the awards granted during the performance period shall be treated as earned at the target level. We have assumed that the RSUs would be fully vested and settled at the target level, rather than receiving a replacement award. The amounts presented above represent the product of (i) the number of RSUs that would have vested as of December 31, 2015 upon the change in control and (ii) $54.57, the closing price of our shares as of December 30, 2016.

Additionally, pursuant to the terms of Mr. West’s employment agreement, in the event Mr. West’s employment is terminated for any reason in connection with a change in control, he will receive 100% accelerated vesting of the new hire RSUs granted to him. The amounts presented above represent the product of (i) the number of

RSUs that would have vested as of December 31, 2016 and (ii) $54.57, the closing price of our shares as of December 30, 2016.

(4)

Pursuant to the terms of the LTIPs, in the event a participant’s employment with us terminates as a result of death or disability after a performance period but prior to full vesting, any unvested earned awards shall become fully vested and settled in shares of company stock as soon as practicable following such employment termination. The amounts presented represent the product of (i) the number of RSUs that would have vested as of December 31, 2016 upon the aforementioned events and (ii) $54.57, the closing price of our shares as of December 30, 2016.

Additionally, pursuant to the terms of the 2016 LTIP, in the event a participant’s employment with us terminates as a result of death or disability during the performance period, awards granted during that performance period shall be treated as earned at the target level, with any such earned awards becoming fully vested and paid out in shares of company stock as soon as practicable following such employment termination. The amounts presented represent the product of (i) the number of RSUs that would have vested as of December 31, 2016 upon the aforementioned events and (ii) $54.57, the closing price of our shares as of December 30, 2016.

Additionally, pursuant to the terms of Mr. West’s RSU agreement, in the event his employment with us terminates as a result of death or disability, any unvested earned awards shall become fully vested and settled in shares of company stock as soon as practicable following such employment termination. The amounts presented represent the product of (i) the number of RSUs that would have vested as of December 31, 2016 upon the aforementioned events and (ii) $54.57, the closing price of our shares as of December 30, 2016.

Finally, pursuant to the terms of Mr. McCarthy’s restricted stock award agreement, in the event his employment with us terminates as a result of death prior to the 4th anniversary date of the grant, then the forfeiture restrictions on 25% of the original award will lapse as soon as practicable following such employment termination. No such term is included for termination as a result of disability. The amounts presented represent the product of (i) the number of RSUs that would have vested as of December 31, 2016 upon the aforementioned events and (ii) $54.57, the closing price of our shares as of December 30, 2016.

(5)

Pursuant to the terms of Mr. West’s employment agreement, in the event Mr. West terminates his employment with us for Good Reason or if he is terminated by us without Cause, he will receive 100% accelerated vesting of the new hire RSUs granted to him. The amounts presented above represent the product of (i) the number of RSUs that would have vested as of December 31, 2016 and (ii) $54.57, the closing price of our shares as of December 30, 2016.

(6)

Pursuant to the terms of Mr. Dove’s employment agreement, in the event of a without cause termination or a good reason termination by the executive, he would be entitled to receive severance pay equal to the sum of his base salary and his annual target bonus under our non-equity incentive plan, divided by 12 and multiplied by the number of full calendar months remaining in the period on the date of his termination and ending on February 28, 2017, but no greater than 36 months. All amounts would be payable in bi-monthly installments; provided, however, that if the executive is a “specified employee” under Section 409A of the Code at the time of his termination, the amounts will be delayed for a period of six months to the extent required to avoid additional federal income taxes for the executive.

Additionally, in the event the executive elected to continue benefits coverage through our group health plan under COBRA, we would reimburse the executive for the COBRA premiums for up to 12 months.

Finally, pursuant to Mr. Dove’s employment agreement, “Good Reason” includes the occurrence of any of the events described in “Potential Payments upon a Termination or Change in Control –– Good Reason”, within a 12-month period immediately following a change in control. Accordingly, any termination by the executive for Good Reason would entitle the executive to receive the amounts described in the table above under the column Termination by Us Without Cause, or Good Reason Termination By Executive.

(7)	Pursuant to the terms of Mr. Dove’s employment agreement, in the event Mr. Dove terminates his employment with us for Good Reason or if he is terminated by us without Cause, he will receive 100% accelerated vesting of the time-based RSUs granted to him and all unvested performance-based RSUs granted to him will be deemed earned or vested at target levels. The amounts presented above represent the product of (i) the number of RSUs that would have vested as of December 31, 2016 and (ii) $54.57, the closing price of our shares as of December 30, 2016.

(8)

Pursuant to the terms of Mr. Dove’s employment agreement, in the event Mr. Dove’s employment with us is terminated due to death or disability, he (or his estate) would be entitled to receive an amount equal to the sum of his base salary as of the date of termination (or, if there are less than 12 months remaining in the term on the date of termination, the amount that would equal the executive’s base salary divided by 12, and multiplied by the number of full calendar months remaining in the term) and his annual target bonus, pro-rated for the number of days that the executive provided employment services under the agreement during the performance period to which the annual target bonus relates. All amounts would be payable in bi-monthly installments; provided, however, that if the executive is a “specified employee” under Section 409A of the Code at the time of his termination, the amounts will be delayed for a period of six months to the extent required to avoid additional federal income taxes for the executive. Mr. Dove will also receive 100% accelerated vesting of the time-based RSUs granted to him and all unvested performance-based RSUs granted to him will be deemed earned or vested at target levels. The amounts presented above represent the product of (i) the number of RSUs that would have vested as of December 31, 2016 and (ii) $54.57, the closing price of our shares as of December 30, 2016.

Additionally, in the event the executive elected to continue benefits coverage through our group health plan under COBRA, we would reimburse the executive for the COBRA premiums for up to 12 months.

(9)

Pursuant to the terms of Mr. Simpson-Dent’s employment agreement, in the event Mr. Simpson-Dent terminates his employment with us or if he is terminated by us for any reason, other than good cause or mental illness, he would be entitled to receive severance pay equal to his base salary during the notice period, which is for six months. In addition, under the terms of the employment agreement, during the six-month notice period, Mr. Simpson-Dent may receive compensation in addition to his base salary depending on how he and we determine to handle his conduct during such period. The options available are as follows: (i) Mr. Simpson-Dent would be required to continue working during the notice period, in which event he would be entitled to receive his salary and all his contractual benefits, including, but not limited to bonus, car allowance and medical allowance; (ii) he can be paid in lieu of notice, in which event Mr. Simpson-Dent’s employment would terminate immediately and the payment would be equivalent to his fixed salary only for six months and he would not receive payment for any benefits; or (iii) he can serve his notice on ‘garden leave’ in which event, Mr. Simpson-Dent would continue to receive his salary and all his contractual benefits, but he may not be required to attend work.

(10)

Mr. Dove’s employment with us terminated effective February 28, 2017. As discussed above, on August 16, 2016, Mr. Dove entered into an amendment to his employment agreement with us, entitling him to a $200,000 cash bonus payment to be made following the termination of his employment, subject to the receipt by us of Mr. Dove’s release of claims as per the original agreement. The amended agreement with Mr. Dove expired on February 28, 2017. Following termination of his employment, Mr. Dove received the $200,000 cash bonus in accordance with the amendment to his employment agreement.

(11)

Mr. McCarthy’s employment with us terminated effective February 1, 2017. As discussed above, on January 3, 2017, Mr. McCarthy entered into a retirement agreement with us, entitling him to payments and benefits in accordance with his original employment agreement, which includes a prorated portion of the 2017 non-equity incentive plan, payment of an amount equal to two times his base salary and average annual bonus as of his retirement. Following termination of his employment. Mr. McCarthy will receive, in accordance with his retirement agreement, an amount equal to $1,381,032 for the foregoing amounts, payable in semi-monthly payments through March 2019.

(12)

Pursuant to the terms of Mr. Conrad’s employment agreement, in the event of a without cause termination or a termination in connection with a change in control, he would be entitled to receive severance pay equal to one time his then-current base salary, payable in bi-monthly installments; provided, however, that if the executive is a “specified employee” under Section 409A of the Code at the time of his termination, the amounts will be delayed for a period of six months to the extent required to avoid additional federal income taxes for the executive.

Additionally, in the event Mr. Conrad elected to continue benefits coverage through our group health plan under COBRA, we would reimburse him for the COBRA premiums for up to 12 months.

Our employment agreements with Messrs. Rathgaber, West, Dove, McCarthy and Conrad require the executives to sign a full release within 50 days (30 days for Mr. West) of the executive’s termination of employment waiving all claims against us, our subsidiaries, and our officers, directors, employees, agents, representatives, or shareholders as a condition to receiving any severance benefits due under the employment agreements. Further, the employment agreements with Messrs. Rathgaber, West, Dove and McCarthy also contain non-compete and non-solicitation restrictions for a 12-month period (24-month period for Messrs. West and Dove), during which the executives may not (i) directly or indirectly participate in or have significant ownership in a competing company; (ii) solicit or advise any of our employees to leave our employment; or (iii) solicit any of our customers either for his own interest or that of a third party. Finally, the employment agreement with Mr. Rathgaber allow the executives to receive a federal excise tax gross-up payment calculated pursuant to Section 280G of the Code. In the event Mr. Rathgaber’s employment was terminated on December 31, 2016 following a change in control of our company his severance amount would have exceeded his Section 280G safe harbor amount.

Additionally, pursuant to the terms of our 2001 and 2007 Plans (the “Plans”), our Compensation Committee, at its sole discretion, may take action related to and/or make changes to stock options and the related option agreements upon the occurrence of an event that qualifies as a Corporate Change under the Plans. Such actions and/or changes could include (but are not limited to): (i) acceleration of the vesting of the outstanding, non-vested options; (ii) modifications to the number and price of shares subject to the option agreements; and/or (iii) the requirement for mandatory cash out of the options (i.e., surrender by an executive of all or some of his outstanding options, whether vested or not, in return for consideration deemed adequate and appropriate based on the specific change in control event). Our Compensation Committee also has discretion to make changes to any awards and the related agreements under the 2007 Plan in the event of a change in our outstanding shares by reason of a recapitalization, a merger, a reorganization or other similar transaction, in order to prevent the dilution or enlargement of rights under the Plans. Such actions and/or changes, if any, may vary among plan participants. As a result of their discretionary nature, these potential changes have not been estimated and are not reflected in the above table.

Risk Assessment Related to Our Compensation Structure

We have reviewed our compensation policies and practices for all employees, including executive officers, and determined that our compensation policies, practices and programs are not reasonably likely to have a material adverse effect on us. Moreover, we believe that several design features of our compensation programs and policies reduce the likelihood of excessive risk-taking:

•                                          The program design provides a balanced mix of cash and equity, annual and long-term incentives and performance metrics.

•                                          Our 2016 non-equity incentive compensation plan has a cap.

•                                          The performance-based RSUs under our 2016 LTIP have a cap of 200% of target.

•                                          Our 2016 non-equity incentive compensation plan, the performance-based portion of our 2007 Plan and the 2016 LTIP are subject to our Clawback policy.

•                                          Our executive officers and directors are subject to share ownership requirements.

•                                          Our executive officers and directors are subject to our insider trading policy, which includes anti-hedging and anti-pledging provisions.

•             Compliance and ethical behaviors are integral factors considered in all performance assessments.

•             We set the proper ethical and moral expectations through our policies and procedures and provide various mechanisms for reporting issues.

•             We maintain an internal and external audit program, which enables us to verify that our compensation policies and practices are aligned with expectations.

•             We also perform extensive financial analysis work before entering into new contracts or ventures thus making it more difficult for individuals to act against our long-term interest by attempting to manipulate earnings results in the short term.

We have determined that, for all employees, our compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

DIRECTOR COMPENSATION

The following table provides compensation information for each non-employee director who served as a member of our Board during the year ended December 31, 2016.

Director Compensation Table for 2016

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
J. Tim Arnoult	$112,919	$130,016	$242,935
Jorge M. Diaz	$96,669	$130,016	$226,685
Julie Gardner	$96,669	$130,016	$226,685
Dennis F. Lynch	$179,584	$130,016	$309,600
G. Patrick Phillips	$89,166	$130,016	$219,182
Mark Rossi	$107,500	$130,016	$237,516
Juli C. Spottiswood	$89,166	$130,016	$219,182

(1)

This column shows the grant date fair value of each RSU granted in 2016, as computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Part II. Item 8. Financial Statements and Supplementary Data, Note 3. Share-Based Compensation, to our audited consolidated financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K. As of December 31, 2016, each non-employee director held 3,647 outstanding RSUs.

Only non-employee directors receive compensation for service on our Board. The 2016 compensation paid to our non-employee directors consisted of:

•                                          an annual award of RSUs, valued at approximately $130,000 at the time of grant;

•                                          an annual cash retainer of $60,000;

•                                          a meeting fee of $5,000 for each Board meeting attended in person in the United Kingdom, with no additional fees paid for committee or other Board meetings attended;

•                                          an additional annual cash retainer of $75,000 for the Chairman of our Board;

•                                          an annual cash retainer of $10,000 for each committee of which the director is a member; and

•                                          an additional annual cash retainer of $10,000 for the chair of the Audit, Finance and Compensation committee, and an additional annual cash retainer of $5,000 for the chair of our Nominating & Governance Committee.

Cash amounts are paid monthly. In addition, all of our directors are reimbursed for their reasonable expenses incurred in attending Board and committee meetings. The 2016 stock award to all non-employee directors was granted on March 22, 2016 and the forfeiture restrictions lapsed in full on March 10, 2017.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016, Jorge M. Diaz, Julie Gardner, Dennis F. Lynch, G. Patrick Phillips and Mark Rossi served on our Compensation Committee. On March 2, 2016, Mr. Lynch stepped down as a member of our Compensation Committee so as to concentrate on his duties as Chairman of our Board. During 2016, no member of our Compensation Committee served as an executive officer or employee (current or former) while serving on our Compensation Committee or had any relationships with us or any of our subsidiaries requiring disclosure. Additionally, none of our executive officers has served as a director or member of our Compensation Committee of any other entity whose executive officers served as a director or member of our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Transactions with our Directors and Officers

There were no transactions or series of similar transactions since January 1, 2016 or any currently proposed transactions to which we are or were a party that involved an amount exceeding $120,000 and in which any of our directors, nominees for director, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Approval of Related Person Transactions

In the ordinary course of business, we may enter into a transaction with related persons. The policies and procedures relating to the approval of related person transactions are set forth in our Related Persons Transactions Policy, which was amended and restated in July 2016. Our Audit Committee is charged with the responsibility of reviewing all the material facts related to any such proposed transaction and either approving or disapproving the entry into such transaction. Our Related Persons Transactions Policy is available on our website at www.cardtronics.com.

AUDIT MATTERS

Report of our Audit Committee

Each member of our Audit Committee is an independent director as such term is defined under the current listing requirements. Our Audit Committee is governed by our Audit Committee Charter, which complies with the requirements of the Sarbanes-Oxley Act of 2002 and corporate governance rules of NASDAQ. Our Audit Committee Charter may be further amended to comply with the rules and regulations of the SEC and NASDAQ listing standards as they continue to evolve. A copy of our Audit Committee Charter is available on our website at www.cardtronics.com.

In fulfilling its responsibilities, our Audit Committee has reviewed and discussed the audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 with Cardtronics’ management and independent registered public accounting firm. Management is responsible for the consolidated financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. GAAP.

Our Audit Committee discussed with the independent registered public accounting firm their independence from Cardtronics and its management including the matters in the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the independent auditors’ communications with our Audit Committee concerning independence, and considered the compatibility of non-audit services with the registered public accounting firms’ independence. In addition, our Audit Committee discussed the matters required to be discussed by PCAOB Auditing Standard No. 16, as adopted by the PCAOB and approved by the SEC.

In reliance on the reviews and discussions referred to above, our Audit Committee recommended to our Board, and our Board approved, the inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors of Cardtronics plc,

Juli C. Spottiswood, Chairman

Mark Rossi

J. Tim Arnoult

G. Patrick Phillips

Independent Registered Public Accounting Firm Fee Information

Fees for professional services provided by our independent registered public accounting firm, KPMG LLP, in each of the last two fiscal years in each of the following categories were:

	2016	2015
	(In thousands)
Audit Fees	$2,261	$1,847
Audit-Related Fees	$130	$205
Tax Fees	$130	$71
All Other Fees	—	—
Total	$2,521	$2,123

Audit fees include fees associated with the annual audit and quarterly review of our financial statements and the separate statutory audits of several of our entities in the United Kingdom, Germany and Mexico. The 2016 audit fees also include audit services associated with the Redomicile Transaction. The 2015 audit fees also include audit services associated with certain acquisitions. Audit related fees in 2015 include due-diligence assistance related to an acquisition. The tax fees in 2016 and 2015 relate to fees paid to KPMG LLP for general tax consulting services.

Our Audit Committee considers whether the provision of these services is compatible with maintaining the registered public accounting firm’s independence and has determined such services for fiscal year 2016 were compatible.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

Among its other duties, our Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. Our Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm, of which it has delegated its pre-approval authority of certain audit and non-audit services to our Audit Committee Chairman. On an as-needed basis, management will communicate specific projects and categories of service for which the advance approval of our Audit Committee Chairman or our Audit Committee is requested.

Our Audit Committee Chairman or our Audit Committee reviews these requests and advises management if the engagement of the independent registered public accounting firm is approved. On a periodic basis, management reports to our Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. Our Audit Committee Chairman or our Audit Committee approved all of the services provided by KPMG LLP in 2016 and 2015.

PROPOSALS FOR THE 2018 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Pursuant to the various rules promulgated by the SEC, shareholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2018 Annual General Meeting of Shareholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in such proxy materials, shareholder proposals must be received by our Company Secretary no later than December 1, 2017.

In addition to the requirements of the SEC described above, and as more specifically provided for in the U.K. Companies Act 2006 and our Articles of Association, in order for a nomination of persons for election to our Board or a proposal of business to be properly brought before our annual general meeting of shareholders, it must be either specified in the notice of the meeting given by our Company Secretary or otherwise brought before the meeting by or at the direction of our Board or by one or more shareholders representing, individually or in the aggregate, at least 5% of the paid-up share capital of Cardtronics plc carrying the right to vote at general meetings, or at least 100 shareholders (and/or beneficial owners of shares) who have a right to vote and hold (on average) at least £100 per shareholder of paid-up share capital and who comply with the following notice procedures.

Eligible shareholders making a nomination for election to our Board or a proposal of business, must deliver proper notice to our Company Secretary no earlier than 120 days and no later than 90 days prior to the anniversary date of the 2017 Annual General Meeting of Shareholders. In other words, for a shareholder nomination for election to our Board or a proposal of business to be considered at the 2018 Annual General Meeting of Shareholders, it should be properly submitted to our Company Secretary no earlier than January 10, 2018 and no later than the close of business on February 9, 2018.

Shareholders are advised to review our Articles of Association, which contain further details and additional requirements about advance notice of shareholder proposals and director nominations, including the information required to be included in such notice. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements. Please see “Corporate Governance — Our Board — Director Selection and Nomination Process” above for additional information concerning the notice requirements for director nominations by shareholders under our Articles of Association.

OTHER MATTERS

Management does not intend to bring before the Annual Meeting any matters other than those set forth herein and has no present knowledge that any other matters will or may be brought before the Annual Meeting by others. However, if any other matters properly come before the Annual Meeting, then the Proxy Holders will vote the proxies as recommended by our Board or, if no recommendation is given, in their own discretion.

ANNUAL REPORT TO SHAREHOLDERS

Our Annual Report on Form 10-K, which includes our consolidated financial statements for the fiscal year ended December 31, 2016, accompanies the proxy material and is available at www.cardtronics.com. Our Annual Report on Form 10-K is not part of the proxy solicitation material.

We will provide you, without charge upon your request, printed copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. We will furnish a copy of any exhibit to our Annual Report on Form 10-K upon payment of a reasonable fee, which shall be limited to our reasonable expenses in furnishing the exhibit. You may request such copies by contacting our Company Secretary, M. Dilshad Kasmani, by mail to Cardtronics plc, 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or by telephone at (832) 308-4484.

ANNEX A

CARDTRONICS PLC U.K. STATUTORY DIRECTORS’ REMUNERATION REPORT (PART II)

INTRODUCTION

Cardtronics is subject to disclosure regimes in the U.S. and the U.K. While some of the disclosure requirements in these jurisdictions overlap or are otherwise similar, some differ and require distinct disclosures. As a result, you will find our Directors’ Remuneration Report (the “Report”) and the Directors’ Remuneration Policy (the “Policy”) required by the U.K. Companies Act 2006 in two parts: (i) the information included in the “Compensation Discussion and Analysis” or “CD&A” and the compensation tables and accompanying narrative (or “Part I”) which begins on page [37] of the proxy statement and includes disclosure required by the SEC as well as the U.K. Companies Act 2006, and (ii) the information contained in this Part II (labeled as Annex A), which includes additional disclosure required under the U.K. Companies Act 2006. Part I should be read in conjunction with this Part II. Pursuant to the U.K. Companies Act 2006, the Report also forms part of the statutory Annual Accounts and Reports of the company for the year ended December 31, 2016. The Report was approved by the Board on March 16, 2017. All capitalized terms not defined in this Annex A have the meanings ascribed to them in the proxy statement.

Numerical information in the Report is not audited, except as explicitly stated below (in conformity with the requirements of paragraph 41 of Schedule 8 of the U.K. Large & Medium-Sized Companies and Groups (Accounts and Reports) Regulations 2008, as amended by the Large & Medium-Sized Companies and Groups (Accounts and Reports) (Amendment) Regulations 2013).

CHAIRMAN’S STATEMENT

The major decisions of the Compensation Committee of the Board on directors’ compensation (or “remuneration” as such term is used in the U.K. regulations and interchangeably with “compensation” throughout this Part II) and the changes to directors’ remuneration during the year (and the context for these decisions and changes) are summarized in the proxy statement.

DIRECTORS’ REMUNERATION POLICY

(a)         Introduction

This Policy contains the information required to be set out by the company as the directors’ remuneration policy for purposes of Part 4 of Schedule 8 to the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008, as amended by the Large and Medium-sized Companies and Groups (Accounts and Reports) Amendment Regulations 2013.

The Policy will be submitted for binding shareholder approval at the company’s 2017 Annual Meeting. If the Policy is not approved at the Annual Meeting, to comply with the U.K. Companies Act 2006, the company will be required to hold additional shareholder meetings during 2017 until a policy is approved.

The effective date of this Policy will be the date on which the Policy is approved by shareholders.

The Policy will apply to all executive officers appointed to the Board of Directors (“executive directors”) and all non-executive directors. At this time, Steven Rathgaber, our Chief Executive Officer, is the only executive director.

Context of the Policy

As a solely U.S. listed company with the majority of its officers and directors outside the U.K., the redomicile of the company to the U.K. did not change the Compensation Committee’s approach to compensation arrangements for its directors which generally continue to be set with regard to a U.S. investor and regulatory context.

The primary objectives of our compensation program are to attract, retain and motivate qualified individuals who are capable of leading our company to meet its business objectives and to increase overall shareholder value. To achieve these objectives, our Compensation Committee’s philosophy has been to implement a total compensation program that aligns the interests of the company’s leadership with those of our investors and to provide a compensation program that creates incentives for and rewards performance of the individuals based on our overall success and the achievement of financial performance objectives, without encouraging excessive risk-taking. For more information on the context of our compensation philosophy and design, please see the CD&A.

The Compensation Committee will keep the Policy under review to ensure that it continues to promote the long-term success of the company by giving the company its best opportunity of delivering on its business strategy. It is the Compensation Committee’s intention that the Policy be put to shareholders for approval every three years, as required by the U.K. Companies Act 2006, unless there is a need for the Policy to be revised and approved at an earlier date.

The company aims to provide sufficient flexibility in the Policy for unanticipated changes in compensation practices and business conditions to ensure the Compensation Committee has appropriate discretion to retain and incentivize its directors and oversee its business. The Compensation Committee reserves the right to make any payments or other compensation that may be outside the terms of this Policy, where the terms of such payment or other compensation were agreed before the Policy came into effect, or before the individual became a director of the company (provided the payment or award of other compensation was not in consideration for the individual becoming a director).

Maximum caps are provided to comply with the required legislation and should not be taken to indicate a present intention to make payments or awards of other compensation at that level. All monetary amounts are shown in U.S. dollars, unless indicated otherwise.

(b)         Remuneration policy table: executive directors

Component	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Measures
Salary

To provide an executive director with a competitive fixed income stream and efficiently retain and reward the director, based upon the executive’s roles and responsibilities within the company and relative skills and experience, consistent with the market for comparable positions.

Initial salaries for executive directors are set by the Compensation Committee based on job responsibilities and applicable market data. Amounts are reviewed annually by the Compensation Committee, with adjustments made based on the executive director’s individual performance and the company’s performance for the year. Additional factors considered may include (for example) other achievements or accomplishments, any mitigating priorities that may have resulted in a change in the goals, market conditions, participation in the development of other company employees, and any additional responsibilities that were assumed by the executive during the period.

The maximum annual base salary for any individual is $1.2 million.

The Compensation Committee will consider the factors set out under “Operation” when determining the appropriate level of base salary.

The Compensation Committee retains discretion to make higher salary increases in exceptional circumstances, for example, following a change in the scope and/or the responsibility of the role or the development of the individual in the role, or in light of significant changes in the business such as mergers and acquisitions, divestures and/or geographic or product or service expansion.

Not performance based.
Annual Non-Equity Incentive Plan Awards (the “Cash Incentive Plan”)

To reward operating and individual results consistent with the annual targets of the Cash Incentive Plan and to provide a strong motivational tool to achieve or exceed earnings and other related pre-established performance objectives.

The Compensation Committee may utilize an annual Cash Incentive Plan. The Compensation Committee has absolute discretion to award a cash bonus to its executive directors.

Usually, the Compensation Committee will first establish a target incentive for each executive director based on role, responsibilities and competitive market practices; and then establish a threshold, target and maximum possible payouts for each executive director whom the Compensation Committee determines shall be eligible to participate.

Amounts are paid after year end once the Compensation Committee has determined the company’s performance and each participating

The Compensation Committee sets a threshold, target and maximum possible payout for each executive director. The highest current maximum payout is 200% of the Target Incentive. The Compensation Committee may set a higher maximum payout provided that it may not exceed 400% of base salary.

Performance measures are selected on an annual basis that the Compensation Committee believes will produce the best return for the company’s shareholders given the then-current conditions, in the Compensation Committee’s absolute discretion.

Two sets of performance measures are determined for each award: performance qualifiers and performance metrics. Performance qualifiers are minimum levels of performance that must be attained before a payout can occur, such as (for example) compliance with material regulatory requirements and/or completion of compliance training. Performance metrics are key metrics designed to be critical to the company’s success and typically include a

Component	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Measures

executive director’s performance relative to pre-established performance goals, which reflects the Compensation Committee’s desire that the Cash Incentive Plan pay amounts relative to actual performance (if any) and to provide for substantially increased rewards when performance targets are exceeded.

The Compensation Committee retains absolute discretion in determining the extent to which any actual payouts are made under the Cash Incentive Plan.

The Compensation Committee retains the right to make adjustments to actual performance results to take into account the occurrence of any material event, for example, following a change in the scope and/or the responsibility of the role or the development of the individual in the role, or in light of significant changes in the business such as mergers and acquisitions, divestures and/or geographic or product or service expansion which would impact the calculation of these performance metrics, or changes to currency exchange rates utilized to establish targets. The Compensation Committee also retains the right to make adjustments to bonuses that it considers appropriate in light of significant corporate events such as a change in control of the company.

The Cash Incentive Plan is subject to the company’s Clawback policy, as may be amended from time to time, as described on page [48] of the proxy statement.

While not currently intended, the Compensation Committee reserves the right to add additional features such as the compulsory deferral of part of a payout into shares.

profitability factor, revenue factor, and/or a return factor, either as an actual result or a relative metric where results are compared to a defined peer group. For example, Adjusted EBITA (a non-GAAP profitability measure) weighted 50% and Total Revenues (actual revenue) weighted 50%.

The Compensation Committee has absolute discretion to determine the performance measures (which, for the avoidance of doubt, may be comprised of other measures not mentioned in the examples given above, if the Compensation Committee determines appropriate) and their relative weightings annually. Further details of how performance measures and targets are set are set out in the notes below this table.

The performance period applicable to awards is generally the relevant calendar year but may vary.

Generally, qualifying factors must be achieved before any incentive will be earned. Performance below threshold for a metric will result in no incentive payout for that metric. Currently, a threshold level of performance for a given metric will result in 50% of the target opportunity being earned for that metric; performance at the target level for a metric will result in 100% of the target opportunity being earned for that metric; and performance at or above the maximum level for a metric will result in 200% of the target opportunity being earned. The Compensation Committee may however set different levels of payout for awards. Payouts are calculated through interpolation between threshold and maximum

Component	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Measures

performance levels unless the Compensation Committee determines otherwise. The amounts that may be paid in respect of threshold, target and maximum performance are set annually at the Compensation Committee’s discretion and will be disclosed in the first proxy statement following the relevant bonus award payout.

Discretionary Bonuses

To reward an executive director for significant contributions to a company initiative or when the executive has performed at a level above what was expected, or other similar circumstances. A discretionary bonus may also be used to attract a new hire of appropriate experience to promote the success of the company (see more on this in the recruitment policy section below).

Granted at the discretion of the Compensation Committee in exceptional circumstances or to attract a new hire.

While not currently intended, the Compensation Committee reserves the right to add additional features such as the compulsory deferral of part of a payout into shares.

The maximum amount of compensation that may be paid under all awards denominated in cash (cumulatively) granted to any one individual during any calendar year, including long-term incentive awards (see below), may not exceed $3,500,000.

None (see notes below).
Long-Term Incentive Awards

To create a strong financial incentive for achieving or exceeding long-term performance goals, to tie the interests of an executive director to the interests of shareholders, to encourage a significant equity stake in the company and to attract, retain and motivate executive talent base in future years.

Executive directors may receive, at the discretion of the Compensation Committee, any type of award permitted under the company’s Third Amended and Restated 2007 Stock Incentive Plan (the “Stock Plan”) (as may be amended, restated or replaced), including performance-based restricted stock units (“RSUs”), options, SARs and/or time-based RSUs and any other share plan that the company Board or Compensation Committee approves (subject to any required approval by the shareholders or the company).

The Compensation Committee also has the discretion to grant stock options, restricted stock, phantom stock awards and/or awards of unrestricted stock under the Stock Plan. Awards are subject to the rules of the Stock Plan, the applicable award agreement and any other terms and

The maximum that may be paid to an individual under the Stock Plan shall be the maximum as stated in the “individual limits” section of the Stock Plan, as may be amended from time to time. As at the date of publication of this Policy, the Stock Plan states that the maximum number of shares that may be subject to awards denominated in shares granted to any one individual during any calendar year may not exceed 1,500,000 ordinary shares, and the maximum amount of compensation that may be paid under all awards denominated in cash granted to any one individual during any calendar year may not exceed $3,500,000.

The maximum number of shares that may be comprised of awards may be adjusted to reflect any change in share capital of the company.

Performance-based RSUs:

Performance measures are set at grant by the Compensation Committee in its absolute discretion, which the Compensation Committee believes are the most appropriate measures of sustainable business performance and to drive increased shareholder value in the then-current conditions. Performance measures may include, for example, a Revenue performance metric weighted 50% and/or a profitability metric, such as Adjusted Earnings per Share (a non-GAAP measure) weighted 50%. The Compensation Committee has absolute discretion to determine the performance measures (which, for the avoidance of doubt, may be comprised of other measures not mentioned in the examples given above, if the Compensation Committee

Component	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Measures

conditions applicable to the awards as the Compensation Committee may determine.

The size of an award at grant is generally based on an analysis of competitive pay that translates an award into a percentage of base salary, but may vary. Equity awards granted in 2016 comprised 75% performance-based RSUs and 25% time-based RSUs.

RSUs granted to new hires are typically not performance-based and generally vest ratably over four years, though the Compensation Committee may vary such terms for individual grants.

Performance-based RSUs granted in 2016 and going forward are subject to the company’s Clawback policy, as may be amended from time to time and as described on page [48] of the proxy statement. An award may be settled in shares or cash, at the discretion of the Compensation Committee, subject to the terms of the individual award. Dividend equivalents may be payable on an RSU award in cash or in shares, pursuant to the terms of the award set by the Compensation Committee at grant.

The Compensation Committee has the discretion to determine the treatment of outstanding awards in the context of certain corporate events, such as a change in control of the company or merger and acquisition activity in accordance with the rules of the Stock Plan, the applicable award agreement and any other terms and conditions applicable to the awards.

Performance-based RSUs:

Performance-based RSUs are generally earned based on performance achievement over a one-year period followed by vesting requirements based on continued employment (or to an employee’s qualified retirement date, if earlier) over a period of four years (from January 31st of the grant year)

determines appropriate) and their relative weightings. Further details of how performance measures and targets are set are set out in the notes below this table.

The performance period is generally one calendar year, but may vary, followed by vesting requirements as described in the “Operation” column.

If threshold performance is not attained for at least one metric, all of the performance-based RSUs are forfeited with respect to that metric. If threshold, target, or maximum levels of performance are attained, then 50%, 100% or 200% of the targeted number of performance-based RSUs would be deemed earned, respectively (interpolated between performance levels).

The amounts that may be paid in respect of threshold, target and maximum performance will be disclosed in the first proxy statement published following grant.

Time-based RSUs, SARs, stock options and other awards:

Time-based RSUs and SARs are not performance-based. Stock options are not performance-based in the sense that specific performance metrics are not assigned to the awards (unless the Compensation Committee determines otherwise at grant), but stock options will not provide the holder with value unless the company’s stock price increases above the exercise price of that award.

Stock options and other awards may however be granted subject to performance measures if the Compensation Committee determines; in which case, the framework for performance measures set out above in relation to performance-based RSUs may apply.

Component	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Measures

during which vesting occurs in tranches (which may vary in proportion) as determined by the Compensation Committee, unless the Compensation Committee determines it appropriate to set a different vesting schedule and/or performance period at grant.

The Compensation Committee retains the right to make adjustments to actual performance results, similar to the Cash Incentive Plan.

Time-based RSUs:

Time-based RSUs are earned at the time of issuance and vest in accordance with the same schedule as performance based RSUs, unless the Compensation Committee determines otherwise at grant.

Stock options and other awards:

Stock options, SARs, restricted stock, phantom stock awards and/or awards of unrestricted shares may also be granted under the Stock Plan. The company did not grant such awards to its executive directors during 2016, and has not done so in the past few years.

Pension	To assist our executive directors in providing for their retirement and to maintain a market competitive benefits package to attract and retain executive directors.

Under the company’s 401(k) plan, eligible U.S. employees including executive directors may make contributions which may be matched up to a certain level by the company. For 2016, the company matched 100% of employee contributions up to 4% of the employee’s salary. Employees immediately vest in their contributions while the matching contributions vest at a rate of 20% per year of service.

The company does not currently offer any defined benefit plans. In the future, however, the Compensation Committee may elect to adopt qualified or nonqualified defined benefit plans if it determines that doing so is in the company’s best interests (e.g., in order to attract, motivate and retain employees).

The Internal Revenue Service (“IRS”) limits employer contributions to 401(k) plans to a statutory maximum, which is set each year (for example, the maximum total employer and employee contributions to the plan is $54,000 for 2017). The company may make contributions up to the statutory maximum.

If alternative pension arrangements are provided in the future, the Compensation Committee has set a maximum of $100,000 per individual. The

Not performance based.

Component	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Measures
In the future, alternative pension arrangements may be provided to non-U.S. executive directors, as required or appropriate in the local context and the individual circumstances.

Compensation Committee anticipates the actual cost to be less than this and will monitor the overall costs to ensure it is satisfied that the provision of pension benefits remains an appropriate use of the company’s funds.

Benefits	To provide a market competitive level of benefits, for the purposes of attracting, retaining and motivating executive directors.

Executive directors may participate in benefit plans that are generally offered by the company to its employees from time to time, including health and welfare (for example, medical, dental and vision plans), life insurance and disability plans.

The company may reimburse executive directors for their expenses incurred in connection with the performance of their duties (including, for example, travel, accommodation and other subsistence expenses), any relocation in connection with their role/duties, corporate hospitality events, meals and Board/committee dinners and functions (or pay such expenses directly). The company may reimburse executive directors for any excise taxes incurred, together with any related costs, on a grossed up basis (or pay any such amounts directly).

The company may pay sick leave benefits and paid vacation and/or other benefits consistent with those offered to employees in a particular country, in accordance with the director’s service contract and/or applicable law or company policy.

Assistance with the preparation of tax returns may also be offered if the Compensation Committee decides it is appropriate to do so.

The company periodically reviews both the range of benefits available and whether they may be appropriate for executive directors or more generally. The company may adjust the type, scope and/or levels of the benefits offered, and/or provide additional benefits as it considers appropriate.

The policy is framed by the nature of the benefits the Compensation Committee is willing to provide to the executive directors. Benefits are paid at cost and given the nature and variety of the items there is no formal maximum level of company contribution.

Not performance based.

Component	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Measures
Limited Perquisites	To provide executive directors with additional benefits considered necessary or customary for the executive’s position, for the purpose of attracting and retaining executive directors.

Perquisites that may be offered (at the company’s discretion) are intended to be limited in nature and are not guaranteed to be provided to any executive director in any given year. Examples may include a reimbursement for relocation expenses, car allowance, country club memberships, additional insurance and other similar benefits, at the discretion of the Compensation Committee.

The policy is framed by the nature of the perquisites the Compensation Committee is willing to provide to the executive directors. Perquisites are paid at cost, and given the nature and variety of the items, there is no formal maximum level of company contribution.

Not performance based.

Notes to the Policy Table

Performance measures and targets

1.              Cash Incentive Plan

The Compensation Committee has absolute discretion to set each executive director’s threshold, target and maximum possible payout levels and to determine the extent to which payouts are made under the Cash Incentive Plan.

The performance measures for participants consist of financial measures and business goals linked to the company’s strategy, which generally include financial and operational performance measures. These are split into (a) performance qualifiers and (b) performance metrics.

Performance qualifiers are prerequisites to an award being paid and are designed to incentivize participants to meet tailored minimum performance standards and complete relevant training (for example, corporate and compliance training); and require compliance with all applicable material regulations and reporting requirements.

The Compensation Committee considers that the performance metrics are appropriate indicators of company success and sustainable business performance that translate into increased shareholder value and are easily understandable and measurable.

The Compensation Committee’s goal for each performance measure is to establish a target level of performance that is not certain to be attained, so that achieving or exceeding the target level requires significant effort by our executive directors. The factors taken into consideration include the company’s long range business plan, market and economic conditions, amongst others. Once the target levels are set, the Compensation Committee sets the threshold and maximum amounts. The Compensation Committee sets the threshold at what it considers to be the lowest level of acceptable performance and the maximum at what the Compensation Committee views would be outstanding performance versus target and budget.

2.              Discretionary bonuses

No specific performance metrics are set for discretionary bonuses. Typically a discretionary bonus may be awarded in connection with special projects that require significant time and effort on the part of the executive as a result of exemplary performance, or to new hires. Payments that may be made in exceptional circumstances, such as reimbursement for lost income upon being hired, compensation for other lost income (such as loss of benefits or retirement plan benefits) and payments made to new hires are not performance based because they are to reimburse executive directors for particular circumstances rather than to reward performance.

3.              Long-Term Incentive Awards

The Compensation Committee has determined that long-term incentive awards under the Stock Plan will consist of both performance-based awards which are subject to vesting after or upon attainment of performance targets and time-based awards which only require continued company service to be earned. This balance is intended to incent behavior which drives business results (use of performance based awards) while balancing participants engaging in unnecessary risk and promoting talent retention (use of time-only based awards). The Compensation Committee has absolute discretion to set each executive director’s threshold, target and maximum possible payout levels and to determine the extent to which payouts are made under the Stock Plan.

The performance measures for participants consist of financial measures and business goals linked to the company’s strategy, which include financial and operational performance measures. The Compensation Committee considers that the performance metrics are appropriate indicators of company success and sustainable business performance that translate into increased shareholder value and are easily understandable and measurable.

•                Performance based RSUs:

The performance measures are chosen to focus on company performance and the vesting schedule is designed to encourage executive director retention for the long-term success of the company. As with the Cash Incentive Plan, the Compensation Committee sets performance targets so that they are adequately stretching and with the long-term success of the company in mind. The combination of the performance measures and targets set also balances driving achievement with the objective of not encouraging excessive risk-taking.

•                Time based RSUs, SARs and other non-performance based awards:

As mentioned in the Policy table above, the Compensation Committee may determine that certain awards are not subject to performance conditions because such awards are used as a retention tool. The awards may, in certain circumstances, be combined with performance-based awards, as the Compensation Committee deems fit. Further, as mentioned in the policy table, any stock options awarded will not provide value unless the company’s stock price increases above the exercise price, thereby creating an implicit performance measure which aligns the award-holders performance with company performance and shareholder value.

Indemnification

Executive directors are entitled to broad indemnification by the company pursuant to a deed of indemnity entered into with each director and are covered by the company’s Directors & Officers’ Liability Insurance Policy.

(c)         Remuneration policy table: non-executive directors

	Purpose and		Maximum	Performance
Component	Link to Strategy	Operation	Opportunity	Measures
Fees	To provide appropriate compensation for a non-executive director of the company, sufficient to attract, retain and motivate high-caliber individuals with the relevant skills, knowledge and experience.

The company pays fees to non-executive directors. The fees are determined by the Compensation Committee and currently may include the following:

•                  an annual retainer for acting as a non-executive director;

•                  a meeting fee for each Board meeting attended in person in the U.K.;

•                  an additional annual retainer for the Chairman of the Board;

•                  an additional annual retainer for relevant committee memberships; and

•                  an additional annual retainer for committee chairman positions (which may vary depending on the committee)

.

			The maximum annual fees that may be paid to any individual is $500,000.	Not performance based.
The Compensation Committee reserves the right to structure the non-executive directors’ fees differently in its absolute discretion.
Fees are generally paid monthly in cash. However, the Compensation Committee reserves the right to pay the fees on a different basis.

Fees are periodically reviewed by the Compensation Committee, having regard to external comparators such as the company’s peer group, the Chair or committee roles and responsibilities and other market factors.

Equity Awards	To appropriately attract, retain, motivate and compensate non-executive directors of the highest caliber, and to align non-executive directors’ interests with shareholders.

Non-executive directors are eligible to receive an annual grant of time-based RSUs, at the discretion of the Compensation Committee, or as may otherwise be permitted under the Stock Plan. The Compensation Committee may additionally grant time-based RSUs upon the commencement of a non-executive director’s appointment. All such awards may be subject to vesting periods as set by the Compensation Committee in its absolute discretion. The vesting period for awards granted in 2016 was set at one year but the Compensation Committee may change this in the future.

			The maximum grant that a non-executive director may receive annually is equivalent to face value of $500,000 at the time of grant.	Not performance based.
The value of RSU awards granted to non-executive directors is periodically reviewed alongside the level of cash fees.

The Compensation Committee exercises its judgment as to what it considers to be reasonable in all the circumstances, with regard to the quantum and mix of compensation. The Compensation Committee reserves the right to grant other types of award as permitted under the Stock Plan. RSUs granted to non-executive directors may be settled in shares or cash, at the discretion of the Compensation Committee. Dividend equivalents may be payable on an RSU award in cash or in shares, pursuant to the terms of the award set by the Compensation Committee at grant.

	Purpose and		Maximum	Performance
Component	Link to Strategy	Operation	Opportunity	Measures
Expenses

To compensate non-executive directors for expenses incurred in connection with the performance of their non-executive director duties and to ensure the company has the appropriate non-executive director input as and when required.

The company may reimburse non-executive directors for their expenses incurred in connection with the performance of their duties including attending Board and committee meetings (such as, for example, travel, accommodation and other subsistence expenses), Board/committee dinners and functions, Board training sessions and corporate hospitality events (or the company may pay such expenses directly).

The policy is framed by the nature of the expenses the Compensation Committee is willing to provide to the non-executive directors. Expenses are paid at cost, and given the nature and variety of the items, there is no formal maximum level of company reimbursement.

Not performance based.

Notes to the Policy Table

Since non-executive directors are not employees, they do not receive compensation or benefits reserved only for employees such as company paid/subsidized insurance or paid vacation. The non-executive directors do not participate in the company’s annual bonus or performance-based long-term incentive awards. They do not currently receive pension or other benefits and are not enrolled in the company’s 401(k) plan, as this is for employees only. The value of time-based RSUs will be determined by the share price of the company, but time-based RSUs granted to non-executive directors are not subject to performance conditions. Awards with performance conditions are not part of the non-executive remuneration package as we do not wish the non-executive directors to be driven by short-term company performance so as to maintain their independence as advisors to the company.

Non-executive directors may receive professional advice in respect of their duties with the company and/or training to ensure they are aware of legal developments that will be paid for by the company.

The non-executive directors are entitled to broad indemnification by the company pursuant to a deed of indemnity entered into with each director and are covered by the company’s Directors & Officers’ Liability Insurance Policy.

(d)         Remuneration throughout the Group

As employees of the company, executive directors’ pay is largely treated the same as all other employees recognizing different pay practices in different countries. Executive directors receive a market competitive pay package consisting of base salary, applicable incentive programs, and employee benefits. Executive director and employee pay is studied and determined through the use of appropriate market data usually with input from a compensation consultant. Non-executive director pay is also compared to appropriate market data but does not include “employee” type compensation.

(e)          Recruitment policy

The Compensation Committee intends that the components of remuneration set out in the above policy tables, and the approach to those components as set out in the policy tables, will (subject to the remainder of this recruitment policy) be equally applicable to the annual package provided to new recruits, i.e. for executive directors, base salary, Cash Incentive Plan awards, long-term incentive awards, discretionary bonuses, pension or applicable retirement plan and benefits and for non-executive directors, fees and RSUs.

For an internal appointment, any pay element awarded in respect of the prior role may either continue on its original terms or be adjusted to reflect the new appointment, as appropriate. In the year of promotion for an internal appointment, additional equity-related incentive awards may be made to the individual.

Where it is necessary to make a recruitment related pay award to an external candidate, the company will not pay more than the Compensation Committee considers necessary and will deliver any such awards under the terms of the existing pay structure, except to the extent that the Compensation Committee determines that it is appropriate to provide a buy-out arrangement (see further below) and/or to establish additional or particular arrangements specifically to facilitate the recruitment of the individual. Details of any recruitment-related awards will be appropriately disclosed and any arrangements would be made within the context of minimizing the cost to the company.

All such awards for external appointments will take account of the nature, time-horizons and performance requirements for any remuneration relinquished by the individual when leaving a previous position, and will be appropriately discounted to ensure that the company does not, in the view of the Compensation Committee, over-pay.

Any recruitment-related awards which do not replace awards with a previous employer will be subject to the limits as detailed in the general policy, other than any additional or particular arrangements specifically made to facilitate the recruitment of the individual which shall not exceed $3.5 million.

The company may make a contribution towards legal fees in connection with agreeing employment terms. The company may also agree to pay certain expenses and taxes should an executive director be asked to relocate to a different country, such that the executive director pays no more than would have been required in the home location.

Buy-out arrangements

For the avoidance of doubt, where recruitment-related awards are intended to replace existing awards granted by a previous employer, the maximum amounts for incentive pay as stated in the policy table above will not apply to such awards. The Compensation Committee has not placed a maximum limit on any such awards which it may be necessary to make as it is not considered to be in shareholders’ interests to set any expectations for prospective candidates regarding such awards.

(f)           Policy on payments for loss of office

Any compensation payable in the event that the employment of an executive director is terminated will be determined in accordance the terms of any service contract between the company and the executive, as well as the relevant rules governing outstanding long term incentive awards, the rules of the Cash Incentive Plan and this Policy.

The Compensation Committee will take all relevant factors into account when considering leaving arrangements for an executive director and exercising any discretion it has in this regard with the aim to ensure they are fair and reasonable, including (but not limited to) individual and business performance during the office, the reason for leaving, any other relevant circumstances (for example, ill health, disability, death and retirement) and the local context. The Compensation Committee will exercise its absolute discretion to determine whether such terms should be included in any new service contract.

In addition to any payment that the Compensation Committee may decide to make, the Compensation Committee reserves discretion as it considers appropriate to:

•                 Continue benefits beyond date of termination;

•                 Pay for relocation to previous location, where applicable;

•                 Make payments in lieu of notice;

•                 Accelerate the vesting of equity awards;

•                 Pay for outplacement services and/or legal fees.

Generally, the company would require a non-compete, non-solicitation agreement from the departing executive to protect the interests of the company.

Non-executive directors do not have notice periods and are not entitled to any termination payments. However, time-based RSUs may be paid out in shares depending on the circumstances and in accordance with the relevant RSU agreement. Usually, in the event a non-executive director is terminated, vesting in the RSUs as of the termination date shall cease and any unvested RSUs shall be forfeited in their entirety. However, where the non-executive director terminates due to death or disability, or involuntarily due to a corporate change any unvested RSUs will usually become fully vested and paid out in ordinary shares as soon as practicable following termination. Further, non-executive directors do not have service agreements or appointment letters, as is common practice in the U.S.

Service contract - executive directors

The service contracts (also referred to as employment agreements) of executive directors may contain tailored terms which allow for termination payments to be paid if the executive director’s employment is terminated under certain circumstances, such as following a corporate change, involuntary termination, termination “without cause”, “good reason”, death or disability, each as defined in the applicable executive director’s service contract. Details of such terms contained in the current executive director’s service contract are described more fully on page [62] of the proxy statement; however, such provisions may be amended from time to time. Notice periods for executive directors will be set in accordance with market practice and with reference to factors such as business continuity balanced with the expectations of new hires.

This is in addition to any potential additional benefits that may be made on a change in control, as outlined for the current year from page [62] onwards of the proxy statement, which gives an indication of how these payments may be determined in the future.

The key terms and conditions contained in the current executive director’s service contract that could impact on the director’s remuneration are set out from page [55] onwards of the proxy statement. Executive directors service contracts are available for inspection at the company’s registered office and on the U.S. Securities and Exchange Commission website: www.sec.gov

(g)         Legacy arrangements

The Compensation Committee reserves the right to make any remuneration payments and payments for loss of office notwithstanding that they are not in line with the Policy set out above (for both executive and non-executive directors), where the terms of that payment were agreed before the Policy came into effect (including, without limitation, pursuant to awards granted before the Policy came into effect), or before the individual became a director of the company (provided the payment was not in consideration for the individual becoming a director). For the avoidance of doubt, the above policy tables shall not have the effect of limiting any payment to a new recruit made under the recruitment policy set out above unless expressly stated in the recruitment policy.

(h)         Illustration of application of the Policy

The bar charts below show the levels of remuneration (in thousands of U.S. dollars) that the executive director could earn over the coming year under the Policy.

In these bar charts, the value of the benefits is the estimated employer paid medical, dental and vision benefits, as well as life insurance and assistance with the preparation of tax returns. The value of pensions is the employer contribution to the company’s 401(k) plan. The value of the Time Based RSUs and Performance Based RSUs is based on an award of 4.2X base salary for 2017, with 25% being Time Based RSUs and 75% being Performance Based RSUs.

(i)            Consideration of shareholder views

The company has taken shareholders’ views into account in the development of this Policy, as the remuneration practices described in this Policy have been voted on by shareholders under the U.S. disclosure requirements and appropriate industry groups have reported favorably.

The Compensation Committee will take into account the results of the shareholder vote on remuneration matters when making future remuneration decisions. The Compensation Committee remains mindful of shareholder views when evaluating and setting ongoing remuneration strategy.

(j)            Consideration of employment conditions elsewhere within the Group

In accordance with prevailing commercial practice, the Compensation Committee evaluates the compensation and conditions of employees of the company group in determining the Policy with respect to executive directors. Each year the Compensation Committee approves the overall Cash Incentive Plan percentage payout and material changes to employee benefit plans. Consistent with practice in the industry in which the company operates, it is not the company’s policy to consult with staff on the pay of its directors.

(k)         Minor changes

The Compensation Committee may make, without the need for shareholder approval, minor amendments to the Policy for regulatory, exchange control, stock exchange, tax or administrative purposes or to take account of changes in legislation.

For the Board:

/s/ G. Patrick Phillips

G. Patrick Phillips

Chairman, Compensation Committee

REMUNERATION REPORT

Implementation Section

All amounts are expressed in U.S. dollars.

Compensation Committee

In 2016, the Compensation Committee was composed of four independent non-executive directors: Jorge M. Diaz, Julie Gardner, Mark Rossi and G. Patrick Phillips (Committee chairman). Dennis F. Lynch stepped down as a member of the Compensation Committee on March 2, 2016.

Further details of the responsibilities of the Compensation Committee are set out at pages 30 — 31 of the proxy statement.

Details of the Compensation Committee’s process for making decisions is set out on pages [39 — 40] of the proxy statement, including information about our use of a compensation consultant. As stated in the proxy statement, an external compensation consultant, Meridian Compensation Partners LLC (“Meridian”), was appointed by the Compensation Committee. Meridian was selected based on their reputation in the market and after being interviewed by the Compensation Committee. The Compensation Committee considered and determined that Meridian is independent on the basis of the following factors (amongst others detailed on pages [39 — 40] of the proxy statement) outlined by Meridian in a letter: Meridian provides no other services to the company; fees paid by the company as a percentage of the Meridian’s total revenue; and policies or procedures maintained by Meridian that are designed to prevent a conflict of interest.

Fees paid to the Compensation Committee’s external compensation consultants in fiscal year 2016 were approximately $170,000, such fees being charged on the firm’s standard terms of business for advice provided.

Shareholder Voting on Remuneration Matters

The last Annual Meeting of Shareholders of Cardtronics (the Delaware company prior to our redomicile to the U.K.) was held on June 2, 2016. The U.S. “Advisory Vote on Executive Compensation” proposal received overwhelming support from shareholders:

	For	Against	Abstain
Total Shares Voted	39,958,072	836,130	183,093
% of Voted	97.5%	2.0%	—

Single Figure Tables — Audited

The tables below summarize the total remuneration earned by each director of the company for the fiscal year ended December 31, 2016.

Executive Director (1)

		Salary	Benefits (2)	Cash Bonus (3)	Performance based RSUs (4)	Time based RSUs(4)	Pension (5)	Total
Steven A. Rathgaber	2016	$693,750	$13,413	$580,134	$5,383,112	$1,319,393	$10,600	$8,000,402

(1)	Single figure table for interim directors pre-redomicile of the company to the U.K.

Interim directors

		Salary	Benefits (2)	Cash Bonus (3)	Performance based RSUs (4)	Time based RSUs (4)	Pension (5)	Total
E. Brad Conrad	2016	$58,333	$2,826	$79,221	$102,949	$72,077	$—	$315,406
M. Dilshad Kasmani	2016	$66,208	$3,792	$27,829	$59,532	$14,612	$2,648	$174,621

U.K. law requires disclosure in this report as to all persons who served as directors of Cardtronics plc during 2016. Prior to our redomicile and prior to Cardtronics plc becoming the publicly-listed parent company on July 1, 2016, solely to facilitate the transactions by which Cardtronics plc became the parent company and publicly-listed, E. Brad Conrad (our Chief Accounting Officer) and M. Dilshad Kasmani (our company Secretary) served as transitory directors of Cardtronics plc. Neither of them received any compensation for such temporary role as a director of Cardtronics plc prior to it becoming our publicly traded parent. Nevertheless, U.K. law requires certain disclosures related to their compensation as employees of our U.S. entity to which they provide qualifying services. Generally and unless required otherwise, where such information is provided, it is only for compensation during the period each served as a director. E. Brad Conrad was a director of Cardtronics plc from April 22, 2016 to June 30, 2016, prior to the company’s redomicile. M. Dilshad Kasmani was a director of Cardtronics plc from March 11, 2016 to June 30, 2016, prior to the company’s redomicile.

(2)

Benefits comprise core benefits and any taxable benefits (that are or would be taxable in the U.K., if the director was resident in the U.K. for tax purposes). The amounts disclosed above include Life Insurance Premiums and amounts paid by the company for health and welfare benefits (such as medical, vision and dental benefits). The gross value (before tax) of the benefits has been included. All U.S. employees are entitled to participate in the same benefit programs.

(3)

A detailed discussion of the current year cash bonuses awarded to Steven A. Rathgaber and E. Brad Conrad is available starting on page [45] of the proxy statement, including details on the performance measures used and their weighting, as well as actual performance relative to the targets set, and the resulting actual payout. None of the bonuses were deferred. The cash bonus awarded to M. Dilshad Kasmani was determined according to the matrix of bonus determination applicable to executives of his level.

(4)

Equity awards are the value of the RSU awards made in the corresponding fiscal year based on the closing market price of our stock on December 30, 2016 of $54.57 per share. These awards were granted under the company’s LTIP (as defined in the proxy statement). A portion of the awards are time-based RSUs, and portion of the awards are performance-based RSUs, which are shown above at final earned amount. A detailed discussion on the current year LTIP is available on page [39] and, starting on page [48] of the proxy statement, details on the performance measures used and their weighting, as well as actual performance relative to the targets set, and the resulting level of award. E. Brad Conrad received an RSU award in March 2017 for exceptional performance in 2016. As such, this award is also included in the Time Based RSU amount for him.

(5)	Pension consists of the matching contribution made by the company to the executive directors 401(k) plan for the years presented.

Non-Executive Directors

	Year	Fees	Time based RSUs (1)	Total
J. Tim Arnoult	2016	$112,919	$199,017	$311,936
Jorge M. Diaz	2016	$96,669	$199,017	$295,686
Julie Gardner	2016	$96,669	$199,017	$295,686
Dennis F. Lynch	2016	$179,584	$199,017	$378,601
G. Patrick Phillips	2016	$89,166	$199,017	$288,183
Mark Rossi	2016	$107,500	$199,017	$306,517
Juli C. Spottiswood	2016	$89,166	$199,017	$288,183

(1)

Equity awards are the value of the time-based RSU awards made in the corresponding fiscal year using the closing market price of our stock on December 30, 2016 of $54.57 per share (being the best estimate of the fair value at the vesting date). The RSUs are not performance-based.

Equity awards made during the fiscal year (scheme interests awarded during the fiscal year) — Audited

The following table sets forth information for each director who served the company during 2016 regarding the RSUs granted during the year ended December 31, 2016. The terms of the RSUs awarded to the directors are summarized in the Policy table above and in the proxy statement.

	Type of Award	Face Value of Award		Performance Conditions	Threshold vesting level %	Performance period end
Executive Director (1)
Steven A. Rathgaber	Performance-based RSUs (LTIP)(2)	$5,171,674	(3)	See details on page [48] proxy statement	50%	12/31/2016
	Time-based RSUs (LTIP)(2)	$861,946	(4)	None	—	—
Non-Executive Directors
J. Tim Arnoult	Time-based RSUs (4)	$130,016	(5)	None	—	—
Jorge M. Diaz	Time-based RSUs (4)	$130,016	(5)	None	—	—
Julie Gardner	Time-based RSUs (4)	$130,016	(5)	None	—	—
Dennis F. Lynch	Time-based RSUs (4)	$130,016	(5)	None	—	—
G. Patrick Phillips	Time-based RSUs (4)	$130,016	(5)	None	—	—
Mark Rossi	Time-based RSUs (4)	$130,016	(5)	None	—	—
Juli C. Spottiswood	Time-based RSUs (4)	$130,016	(5)	None	—	—

(1)	Equity awards made during the fiscal year (scheme interests awarded during the fiscal year) for interim directors pre-redomicile of the company to the U.K.

	Type of Award	Face Value of Award		Performance Conditions	Threshold vesting level %	Performance period end
Interim directors
E. Brad Conrad	Performance-based RSUs (LTIP) (a)	$517,139	(b)	See details on page [48] proxy statement	50%	12/31/2016
	Time-based RSUs (LTIP) (a)	$86,202	(c)	None	—	—
	Discretionary RSU award (d)	$186,400	(e)	None	—	—
M. Dilshad Kasmani	Performance-based RSUs (LTIP) (a)	$190,410	(f)	See details on page [48] proxy statement	50%	12/31/2016
	Time-based RSUs (LTIP) (a)	$31,771	(g)	None	—	—
	Discretionary RSU award (d)	$90,775	(h)	None	—	—

See note 1 above on the Single Figure Table for an explanation of this table.

(a)

Total 2016 LTIP target award based on 1x base salary and 0.5x base salary for Mr. Conrad and Mr. Kasmani, respectively and the 15-day average stock price following the 2015 earnings release. Of the total amount, 75% of the total target award is performance-based and 25% is time-based. See page [48] of the proxy statement for a full description of the 2016 LTIP, including performance metrics and vesting dates.

(b)	Calculated as the maximum RSUs available to earn of 14,506 multiplied by the grant date fair value of $35.65. The date of grant was March 22, 2016.

(c)	Calculated as 2,418 RSUs multiplied by the grant date fair value of $35.65. The date of grant was March 22, 2016.

(d)	Discretionary RSU awards granted in recognition of exemplary service provided to the company in 2015. Awards vest 50% January 2017, 25% January 2018, and 25% January 2019.

(e)	Calculated as 5,000 RSUs multiplied by the grant date fair value of $37.28. The date of grant was April 26, 2016.

(f)	Calculated as the maximum RSUs available to earn of 5,244 multiplied by the grant date fair value of $36.31. The date of grant was April 15, 2016.

(g)	Calculated as 875 RSUs multiplied by the grant date fair value of $36.31. The date of grant was April 15, 2016.

(h) Calculated as 2,500 RSUs multiplied by the grant date fair value of $36.31. The date of grant was April 15, 2016.

(2)

Total 2016 LTIP target award based on 4.3x base salary and the 15-day average stock price following the 2015 earnings release. Of the total amount, 75% of the total target award is performance-based and 25% is time-based. See page [48] of the proxy statement for a full description of the 2016 LTIP, including performance metrics and vesting dates.

(3)	Calculated as the maximum RSUs available to earn of 145,068 multiplied by the grant date fair value of $35.65. The date of grant was March 22, 2016.

(4)	Calculated as 24,178 RSUs multiplied by the grant date fair value of $35.65. The date of grant was March 22, 2016.

(5)	Non-executive director RSU awards granted at an approximate value of $130,000 and vest approximately one year after grant subject to continuous service.

(6)	Calculated as 3,647 RSUs multiplied by the grant date fair value of $35.65. The date of grant was March 22, 2016.

Directors’ shareholding and share interests

The company’s share ownership policy is described on page [49] of the proxy statement. As of the date of this proxy statement, all directors are in compliance with the share ownership policy. The following table sets forth information for each director regarding the number of shares and RSUs held as of December 31, 2016.

	Shares held outright	Outstanding unvested RSUs		Outstanding unearned Performance- based RSUs		Aggregate holding of Shares and Share Interests
Steven A. Rathgaber	279,350	176,605	(2)	72,534	(3)	528,489
J. Tim Arnoult	6,648	3,647	(4)	—		10,295
Jorge M. Diaz	39,215	3,647	(4)	—		42,862
Julie Gardner	6,570	3,647	(4)	—		10,217
Dennis F. Lynch	25,359	3,647	(4)	—		29,006
G. Patrick Phillips	17,735	3,647	(4)	—		21,382
Mark Rossi	24,747	3,647	(4)	—		28,394
Juli C. Spottiswood	15,445	3,647	(4)	—		19,092

(1)	Shareholding and share interests for interim directors pre-redomicile of the company to the U.K.

	Shares held outright	Outstanding unvested RSUs		Outstanding unearned Performance- based RSUs		Aggregate holding of Shares and Share Interests
E. Brad Conrad	9,401	20,377	(2)	7,253	(3)	37,031
M. Dilshad Kasmani	—	6,067	(2)	2,622	(3)	8,689

See note 1 above to the Single Figure Table for an explanation of this table.

(2)

RSUs granted under 2013 — 2016 LTIP, and vest 24, 36 and 48 months from January 31st of the grant year, at the rate of 50%, 25% and 25% respectively (or to the director’s qualified retirement date, if earlier).

(3)

Performance-based RSUs granted under the 2016 LTIP, shown at target level of performance achievement, vesting on January 31 of 2018, 2019, and 2020, at the rate of 50%, 25% and 25% respectively (or to his qualified retirement date, if earlier). See page [48] of the proxy statement for a full description of the 2016 LTIP, including performance metrics.

(4)	RSUs granted March 22, 2016 and vested March 10, 2017.

Payments for loss of office - Audited

There were no payments made to directors for loss of office during 2016.

Performance Graph and Table

The graph below represents the relative investment performance of the company’s shares to the NASDAQ Composite Index. The Board has selected the NASDAQ Composite Index for the comparison of total shareholder return for purposes of U.K. requirements as it represents a good market comparator.

The table below sets out the following compensation for our Chief Executive Officer, Steven A. Rathgaber:

•                  Total remuneration as seen in the single figure table;

•                  The bonus paid as a percentage of maximum opportunity;

•                  The value of the long-term incentives that have met their performance condition against the maximum possible level which could have been earned in that period.

2016
Total CEO remuneration	$8,000,403
Annual bonus as % of maximum	41.4%
Performance units meeting condition in year as % of maximum	68.0%

Percentage Change in Pay of Chief Executive Officer Fiscal 2015 to Fiscal 2016

The U.K. legislation requires the company to disclose the percentage change in the prescribed pay elements of the CEO between 2015 and 2016 together with equivalent average percentages for a category of employees.  The employee group noted below excludes employees who were part of the business divested in 2015.

	CEO		Employees
Salary	3.7%		4.1%
Benefits	0.0%		0.3%
Cash Bonus	(20.1)	%(1)	23.3%
Equity Awards	127.0%		134.9%

(1)

With respect to the percentage change in cash bonus for the CEO, the Compensation Committee used its discretion to adjust downward the total performance percentage achieved for Mr. Rathgaber to reflect our Board’s evaluation of our delay in successfully implementing software and Europay, MasterCard and Visa (“EMV”) upgrades to our U.S. ATMs in 2016.

Relative Importance of Spend on Pay

U.K. legislation requires the company to show the annual change in spending on certain specified items. The following table includes the statutory items for the current and prior year:

• Total remuneration for all employees across the company;

• Dividends paid;

• Share repurchases.

	2015	2016	Change
Total Employee Remuneration (1)	$157,789,109	$187,741,951	19.0%
Share Repurchases (2)	$4,730,982	$3,958,789	(16.3)%
Dividends Paid	$—	$—	0.0%

(1)

Total Employee Remuneration costs include all compensation related costs for employees, including salaries, bonuses, benefit and taxes incurred by the company, etc. Equity Awards granted in the year to employees (net of forfeitures in the year) are included at closing market price of our stock on December 30, 2016 of $54.57 per share and December 31, 2015 of $33.65 per share, and performance-based RSUs are included at the actually earned values.

(2)

Share Repurchases consist of shares repurchased from employees to cover their withholding taxes due to governing authorities due to RSU and RSA vestings.  As of the date of the redomicile to the U.K. (July 1, 2016) the company has ended this practice and instead issues a reduced amount of shares to employees. There were no share repurchases made on the open market in 2015 and 2016.

Statement of Implementation of Policy in 2017

In 2017, the Compensation Committee intends to continue to provide remuneration in accordance with the policy tables set forth above. Base salaries may be increased in line with increases across the Group and new targets will be set for the Cash Incentive Plan and the performance-based RSU awards, as explained below. The appropriate level of awards to be granted in 2017 is assessed by the Compensation Committee but in all cases will remain within the maximums stated in the Policy.

Effective March 2017, the following will apply:

Chief Executive Officer
Base Salary	The Compensation Committee approved keeping our CEO’s base salary consistent with 2016 at $700,000.
Cash Incentive Plan

The 2017 Cash Incentive Plan remains largely unchanged from the 2016 Cash Incentive Plan, with the following performance qualifiers, metrics and weightings:

Performance qualifiers:

•                 Compliance with material regulatory requirements

•                 Satisfactory attendance at training

Performance metrics:

•                 Total Revenue (50%)

•                 Adjusted EBITA (50%)

See page [46] of the proxy statement for further details on the 2016 Cash Bonus Plan.

Consistent with 2016, our CEO’s target is set at 100% of his base salary.

Performance-based and Time-based RSUs

The 2017 LTIP remains largely unchanged from the 2016 LTIP, with the following performance measures and weightings for the Performance-based RSUs:

•                 Total Revenue (50%)

•                 Adjusted Earnings per share (50%)

See page [48] of the Proxy for further details on the 2016 LTIP Plan.

Consistent with 2016, the value of the RSUs and RSUs granted to our CEO is based on an award of 4.2X base salary for 2017, with 25% being Time Based RSUs and 75% being Performance Based RSUs.

Non-Executive Directors
Fees and Time-based RSUs

Director Fees and Time-based RSUs granted will increase slightly as compared to 2016 and as described on pages [73 — 74] of the proxy statement:

•                  the annual award of RSUs will increase to approximately $135,000 at the time of grant;

•                  the annual cash retainer will increase to $70,000;

•                  the additional annual cash retainer for the Chairman of our Board will increase to $85,000;

•                  the meeting fee for each Board meeting attended in person in the United Kingdom will increase to $10,000 with no additional fees paid for committee or other Board meetings attended;

•                  Re-imbursement of reasonable fees related to preparation of U.K. tax returns; and

•                  Cash retainers for committee members and committee chairman will remain the same as in 2016.

Specific performance targets are considered commercially sensitive as they will give our competitors information about our budget and strategy. The targets will be accurately disclosed in next year’s proxy statement.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 9, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 9, 2017. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTE IN PERSON If you would like to attend the Annual General Meeting and vote in person, please review the requirements in the accompanying proxy statement. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. CARDTRONICS PLC 3250 BRIARPARK DRIVE, SUITE 400 HOUSTON, TEXAS 77042 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E23333-P90511 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. CARDTRONICS PLC The Board of Directors recommends you vote FOR the following proposals: 1. To re-elect two Class I directors, Jorge M. Diaz and G. Patrick Phillips, each by separate ordinary resolution, to our Board of Directors to serve until the 2020 Annual General Meeting of Shareholders; For Against Abstain Nominees: The Board of Directors recommends you vote 1 Year on the following proposal: ! ! ! ! ! ! ! ! ! 1a. Jorge M. Diaz 1 Year 2 Years 3 Years Abstain 6. To determine, on an advisory basis, the frequency of future advisory votes on the compensation of the Named Executive Officers; ! ! For ! Against ! Abstain 1b. G. Patrick Phillips 2. To ratify our Audit Committee’s selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31,2017; The Board of Directors recommends you vote FOR the following proposals: ! ! ! ! ! ! ! ! ! ! ! ! 7. To approve the directors’ remuneration policy; 3. To re-appoint KPMG LLP (U.K.) as our U.K. statutory auditors under the U.K. Companies Act 2006, to hold office until the conclusion of the next annual general meeting of shareholders at which accounts are presented to our shareholders; ! ! ! 8. To approve, on an advisory basis, the directors’ remuneration report; 9. To receive our U.K. Annual Reports and Accounts; 10. To authorize our Board of Directors, in accordance with Section 551 of the U.K. Companies Act 2006 and in addition to all existing allotment authorities, to exercise all powers of Cardtronics to allot shares for the purpose of capitalizing the merger reserve and enable potential future dividends or share repurchases; and ! ! ! ! ! ! ! 4. To authorize our Audit Committee to determine our U.K. statutory auditors’ remuneration; 5. To approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the proxy statement; 11. To approve the form of a share repurchase contract to be entered into with certain counterparties in relation to the convertible note hedge transactions. For address changes and/or comments, please check this box and write them on the back where indicated. ! ! ! ! ! Please indicate if you plan to attend this meeting. NOTE: In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or any adjournments or postponements thereof. YesNo Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to Be Held on May 10, 2017: The Notice of Annual General Meeting of Shareholders, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. E23334-P90511 CARDTRONICS PLC ANNUAL GENERAL MEETING OF SHAREHOLDERS Wednesday, May 10, 2017, 5:00 p.m. London Time This proxy is solicited by the Board of Directors The undersigned hereby revokes all prior proxies and appoints Edward H. West and M. Dilshad Kasmani, and each of them, as proxyholders with full power of substitution, to represent, vote and act with respect to all Class A ordinary shares of Cardtronics plc, which the undersigned would be entitled to vote at the Annual General Meeting of Shareholders to be held on Wednesday, May 10, 2017 at 5:00 p.m. London Time at KPMG Number Twenty, 20 Grosvenor St, Mayfair, London W1K 4QJ, United Kingdom, or any postponements or adjournments thereof, on any matter properly coming before the meeting, with all the powers the undersigned would possess if personally present. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance will the recommendations of the Board of Directors. Please see the accompanying proxy statement for additional details. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side V.1.1 Address Changes/Comments: